UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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[ __ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

[ X ] Definitive proxy statement.

[ __ ] Definitive additional materials.

[ __ ] Soliciting material under Rule 14a-12.

TETRA TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TETRA Technologies, Inc.

24955 Interstate 45 North

The Woodlands, Texas 77380

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 3, 2013

To our stockholders:

Where and When. We will hold our 2013 Annual Meeting of Stockholders at our corporate headquarters, 24955 Interstate 45 North, The Woodlands, Texas on Friday, May 3, 2013, at 11:00 a.m. local time.

Record Date. Only stockholders of record at the close of business on March 5, 2013 will be entitled to notice of and to vote at the Annual Meeting.

Purpose of the Meeting. We have called the Annual Meeting for the following purposes:

1. To elect nine directors to serve one-year terms ending at the 2014 Annual Meeting of Stockholders, or until their successors have been duly elected or appointed;

2. To ratify and approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3. To conduct an advisory vote on executive compensation;

4. To consider and vote upon a proposal to amend and restate the 2011 Long Term Incentive Compensation Plan; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournments.

You will find more information on our nominees for directors and the other purposes listed above in the attached proxy statement. You will find more instructions on how to vote starting on page 1 of the proxy statement.

Your vote is important! Please promptly vote your shares by telephone, the internet, or, if the proxy statement was mailed to you, by marking, signing, dating, and returning the enclosed proxy card as soon as possible, regardless of whether you plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted.

Bass C. Wallace, Jr.

Corporate Secretary

March 22, 2013

The Woodlands, Texas

PROXY STATEMENT

TABLE OF CONTENTS

General Information
Internet and Electronic Availability of Proxy Materials	1
General Voting Instructions	1
Voting Rules	2

Proposals
Proposal No. 1: Election of Directors	5
Proposal No. 2: Appointment of Independent Registered Public Accounting Firm	9
Proposal No. 3: Advisory Vote to Approve Executive Compensation	9
Proposal No. 4: Amendment and Restatement of the 2011 Long Term Incentive Compensation Plan	11

Information About Us
Corporate Governance	21
Director Independence	21
Board Leadership, Structure and Risk Oversight	22
Board Meetings and Committees	22
Certain Transactions	25
Equity Compensation Plan Information	26
Insider Stock Sales and Stock Ownership Guidelines	27
Audit Committee Report	28
Fees Paid to Principal Accounting Firm	29
Audit Committee Preapproval Policies and Procedures	29
Executive Officers	30
Compensation Discussion and Analysis	32
Management and Compensation Committee Report	49
Compensation of Executive Officers	50
Grants of Plan Based Awards	51
Outstanding Equity Awards at Fiscal Year End	52
Option Exercises and Stock Vested	53
Nonqualified Deferred Compensation	54
Potential Payments upon Termination or Change in Control	54
Compensation Risk	57
Director Compensation	57
Beneficial Stock Ownership of Certain Stockholders and Management	59
Section 16(a) Beneficial Ownership Reporting Compliance	60
Proposals of Stockholders	60
Householding of Annual Meeting Materials	61
Additional Financial Information	61
Other Matters	61
Amended and Restated 2011 Long Term Incentive Compensation Plan	Appendix A

This proxy statement, and the accompanying Notice of the 2013 Annual Meeting of Stockholders and proxy card are first being made available to our stockholders on or about March 22, 2013.

i

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TETRA Technologies, Inc., to be voted at our Annual Meeting of Stockholders to be held on Friday, May 3, 2013 at 11:00 a.m. local time, and at any adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.

The complete mailing address of our principal executive offices is 24955 Interstate 45 North, The Woodlands, Texas 77380, and our telephone number is (281) 367-1983.

Attendance at the Annual Meeting is limited to stockholders as of the record date (or their authorized representatives) with evidence of their share ownership and our guests.

Internet and Electronic Availability of Proxy Materials

As permitted by the rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and related proxy materials available on the internet under the “notice and access” delivery model. The “notice and access” model removes the requirement for public companies to automatically send stockholders a printed set of proxy materials and allows companies instead to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide access to the documents over the internet. Our Notice of Internet Availability of Proxy Materials (“Notice”) was first mailed to stockholders of record and beneficial owners on or about March 22, 2013. The Notice is not a form for voting, and presents only an overview of the more complex proxy materials. Stockholders are encouraged to access and review the proxy materials before voting.

This proxy statement, the form of proxy, and voting instructions are being made available to stockholders on or about March 22, 2013 at www.envisionreports.com/TTI for registered holders and at www.proxyvote.com for beneficial holders. You may also request a printed copy of this proxy statement and the form of proxy by telephone, over the internet or by email by following the instructions printed on your Notice.

Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2012 is being made available at the same time and by the same methods. The Annual Report to Stockholders is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Receiving future proxy materials by email will save the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect unless the stockholder terminates it.

General Voting Instructions

Below are instructions on how to vote as well as information on your rights as a stockholder as they relate to voting. Some of the instructions will differ depending on how your stock is held. It is important to follow the instructions that apply to your situation.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record and the Notice was sent directly to you by us.

If you are a stockholder of record, you may vote in person at the Annual Meeting. Your Notice will be your evidence of ownership and serve as your authorization to vote in person; we will provide a ballot for you when you arrive at the meeting. If you requested printed copies of the proxy materials, check the appropriate box on the proxy card and bring evidence of your share ownership to the meeting. The proxy card and the evidence of your ownership will serve as your authorization to vote in person.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by internet by following the instructions in the Notice or, if you requested printed copies of the proxy materials, you can vote by internet, by telephone, or by delivering your proxy through the mail.

Beneficial Owners. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a beneficial owner, in order to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and bring evidence of your stock ownership from the organization with you to the meeting.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may direct the vote of your shares by following the instructions on the Notice delivered to you by the organization holding your account. Many brokerage firms, banks, broker-dealers, or other similar organizations participate in the Broadridge Financial Solutions, Inc., Online and Telephone Program. This program provides eligible stockholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for beneficial owners if the organization holding their account participates in the program or other similar programs.

401(k) Plan Participants. If you participate in our 401(k) Retirement Plan (the “401(k) Plan”) and have contributions allocated to the TETRA stock fund, you are entitled to direct the 401(k) Plan trustee to vote the shares of our common stock credited to your account as of the close of business on the record date. You may deliver your voting instructions to the 401(k) Plan trustee by internet or telephone by following the instructions on your proxy card, or by indicating your voting instructions on your proxy card and returning it by mail. All proxy cards that are properly completed, signed, and returned by mail or submitted via the internet or by telephone prior to May 1, 2013 will be voted. If you return your proxy card with no voting instructions marked, or if you do not return a proxy card or submit voting instructions via the internet or by telephone, your shares will be voted by the trustee as directed by our 401(k) Plan Administrator.

How to Revoke Your Proxy. All valid proxies received prior to the Annual Meeting will be voted in accordance with the instructions so indicated. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. A proxy may be revoked by a stockholder of record at any time before it is exercised by submitting a written revocation or a later-dated proxy to our Corporate Secretary at the mailing address provided above, by voting again via the internet or telephone, or by attending the Annual Meeting in person and so notifying the Inspector of Elections. If you are a beneficial owner and wish to change your vote, you must contact the organization that holds your shares prior to the Annual Meeting to assist you with this process. If you are a 401(k) Plan participant, you may revoke your voting instructions by submitting a new proxy containing your voting instructions via the internet, by telephone or by delivering a later dated proxy card by mail prior to May 1, 2013.

VOTING RULES

Stockholders Entitled to Vote – the Record Date. We fixed the close of business on March 5, 2013 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment(s) thereof. As of the record date, we had issued and outstanding 78,200,008 shares of common stock and no shares of preferred stock.

Quorum Required. A quorum must be present at the Annual Meeting for us to conduct business at the Annual Meeting. To establish a quorum, we need the presence, either in person or by proxy, of holders of a majority of the shares of our common stock issued, outstanding and entitled to vote. We will count abstentions and broker nonvotes to determine whether a quorum is present. Broker nonvotes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and the nominee has not received voting instructions from the beneficial owner.

Number of Votes. You are entitled to one vote per share of our common stock that you own as of the record date on each matter that is called to vote at the Annual Meeting.

Voting to Elect Directors. When voting to elect directors, you have three options:

•      vote for all of the nominees;

•      vote for one or more of the nominees, but not all; or

•      withhold authority to vote for all of the nominees.

If a quorum is present at the Annual Meeting, the nine persons receiving the greatest number of votes will be elected to serve as directors. Therefore, any shares that are not voted and votes that are withheld will not influence the outcome of the election of directors. Brokers who have not received voting instructions from the beneficial owner do not have the discretionary authority to vote on the election of directors. Therefore, broker nonvotes will not be considered in the vote totals and will have no effect on the vote. You may not cumulate your votes for any one of the nominees.

Voting on Other Matters. When voting on all other matters, you have three options:

•      vote FOR a given proposal;

•      vote AGAINST a given proposal; or

•      ABSTAIN from voting on a given proposal.

Each matter other than the election of directors requires the affirmative vote of a majority of the shares having voting power on such matter present or represented at the Annual Meeting. For the purpose of determining whether a proposal other than the election of directors has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

With respect to the advisory vote to approve the compensation of executive officers, because your vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by our Board of Directors or the Management and Compensation Committee of our Board of Directors. However, the Board of Directors and the Management and Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and our Board of Directors will evaluate whether any actions are necessary to address those concerns.

With respect to the approval of auditors, brokers who have not received voting instructions from the beneficial owner have the discretionary authority to vote on this matter. Therefore, broker nonvotes will be included in the vote totals and have the same effect as a vote against this proposal. Brokers do not have discretionary authority to vote on the advisory vote to approve executive compensation. Consequently, broker nonvotes will not be considered in the vote totals for this proposal and will have no effect on the vote. Brokers do not have discretionary authority to vote on the proposal to amend and restate the 2011 Long Term Incentive Compensation Plan. Consequently, broker nonvotes will not be considered in the vote totals for this proposal and will have no effect on the vote.

In addition to the vote required by our bylaws described above, under New York Stock Exchange (“NYSE”) rules, approval of the amendment and restatement of the 2011 Long Term Incentive Compensation Plan requires approval by a majority of votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal. The NYSE takes the position that a broker nonvote is not a “vote cast.” Accordingly, broker nonvotes have to be subtracted when determining whether the 50% in interest test has been met.

The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Our Board of Directors is not currently aware of any such other matters.

Voting of Proxies with Unmarked Votes. All proxies that are properly completed, signed, and returned or submitted via the internet or by telephone prior to the Annual Meeting will be voted. If you return or submit your proxy with no votes marked, your shares will be voted as follows:

•      FOR the election of each of the nominees for director;

•      FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm;

•      FOR approval of the compensation of executive officers; and

•      FOR approval of the amendment and restatement of the 2011 Long Term Incentive Compensation Plan.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In such a case, the nonvoted shares will be considered in the manner described above.

Who Counts the Votes. Votes will be counted by Computershare Trust Company, N.A.

Information About the Solicitation of Proxies. Our Board of Directors is soliciting the proxy accompanying this statement in connection with the Annual Meeting. In addition to the solicitation of proxies by use of this proxy statement, our directors, officers and employees may solicit the return of proxies by mail, personal interview, telephone, or email. Our officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees, and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

We will pay all costs of preparing, printing, assembling, and delivering the Notice of the Annual Meeting, the Notice, this proxy statement, the enclosed form of proxy card and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

PROPOSALS

PROPOSAL NO. 1: Election of Directors

In accordance with our Amended and Restated Bylaws, our Board of Directors has set the size of our Board of Directors at nine members. The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has nominated and urges you to vote “FOR” the election of the nine persons listed below who have been nominated to serve one-year terms as directors. Each proxy solicited hereby will be so voted unless you specify otherwise in the proxy. A plurality vote is required for the election of directors in Proposal 1. Accordingly, if a quorum is present at the Annual Meeting, the nine nominees receiving the greatest numbers of votes will be elected to serve as directors. Proxies cannot be voted for more than nine nominees for election to the Board of Directors.

The terms of office of each of the nine current directors will expire at the time of the Annual Meeting. Each of the nine nominees listed below has been recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors to serve a one-year term as a director. Each of the nominees has consented to be named in this proxy statement and to serve as a director, if elected.

It is intended that the proxies solicited hereby will be voted “FOR” the election of such nominees, unless the authority to do so has been withheld. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will enable the proxy holder to vote for a substitute nominee of the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee will be required.

Nominees for Director

The nominees for election as directors are as follows:

Name	Age	Position with Us	Director Since
Thomas R. Bates, Jr.	63	Director	2011
Stuart M. Brightman	56	Director, President and Chief Executive Officer	2009
Paul D. Coombs	57	Director	1994
Ralph S. Cunningham	72	Director	1999
Tom H. Delimitros	72	Director	1994
Geoffrey M. Hertel	68	Director	1984
Kenneth P. Mitchell	73	Director	1997
William D. Sullivan	56	Director	2007
Kenneth E. White, Jr.	66	Director	2002

Biographical summaries of the nominees for director, including the experiences, qualifications, attributes and skills of each director that have been considered by the Nominating and Corporate Governance Committee and the Board of Directors in determining that these nominees should serve as directors, are set forth below. See “Beneficial Stock Ownership of Certain Stockholders and Management” below for information regarding the number of shares of our common stock owned by each nominee.

Thomas R. Bates, Jr., Ph.D., has served as a member of our Board of Directors since November 2011. Dr. Bates has served as a member of our Management and Compensation Committee since May 2012. Dr. Bates is presently a director and chairman of the board of directors of Hercules Offshore, Inc., a public company subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) that provides shallow-water drilling and marine services to the oil and natural gas exploration and production industry in the U.S. Gulf of Mexico and internationally. Dr. Bates has been an adjunct professor in the Management Department of the Neeley School of Business at Texas Christian University since January 2011. Dr. Bates served as a senior advisor at Lime Rock Management LP, an energy-focused private equity firm, from January 2010 until December 2012. From October 2001 until December 2009, Dr. Bates was a managing director at Lime Rock Management LP. From February 2000 through September 2001, Dr. Bates was a business consultant. From June 1998 through January 2000, Dr. Bates was president of the Discovery Group of Baker Hughes Incorporated, an oilfield services company. From June 1997 to May 1998, he was president and chief executive officer of Weatherford Enterra, Inc., an oilfield services company. From March 1992 to May 1997, Dr. Bates was president of Anadrill at Schlumberger Limited, an oilfield services company. Dr. Bates served as vice president of Sedco Forex at Schlumberger from February 1986 to March 1992. Dr. Bates previously served as a director of NATCO Group, Inc. from 2003 through 2009, as a director of T-3 Energy Services, Inc. from 2007 until it was acquired in January 2011, and as a director of Reservoir Exploration Technology ASA from December 2008 until February 2011. Dr. Bates received his B.S., M.S. and Ph.D. degrees in Mechanical Engineering from the University of Michigan.

Dr. Bates has nearly forty years of experience in the international oil and gas services industry, both as a director and in management positions with operational responsibilities. Dr. Bates’ experience serving as a director of other public companies provides cross-board experience and perspective, and his management of a private equity firm provides valuable entrepreneurial insight.

Stuart M. Brightman has served as our President and Chief Executive Officer since May 2009, at which time Mr. Brightman was also elected as a director. He served as Executive Vice President and Chief Operating Officer from April 2005 through May 2009. Mr. Brightman also serves as a director of our Compressco Partners GP Inc. subsidiary, the general partner of Compressco Partners, L.P., also one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. From April 2004 to April 2005, Mr. Brightman was self-employed. Mr. Brightman served as president of the Dresser Flow Control division of Dresser, Inc. from April 2002 until April 2004. Dresser Flow Control, which manufactures and sells valves, actuators, and other equipment and provides related technology and services for the oil and gas industry, had revenues in excess of $400 million in 2004. From November 1998 to April 2002, Mr. Brightman was president of the Americas Operation of the Dresser Valve Division of Dresser, Inc. He served in other capacities during the earlier portion of his career with Dresser, from 1993 to 1998. From 1982 to 1993, Mr. Brightman served in several financial and operational positions with Cameron Iron Works and its successor, Cooper Oil Tools. Mr. Brightman received his B.S. degree from the University of Pennsylvania and his Master of Business Administration degree from the Wharton School of Business.

Mr. Brightman has more than thirty years of experience in a manufacturing business related to the oil and gas industry. He has experience in corporate finance and in the management of capital intensive operations. Mr. Brightman’s prior service as our Chief Operating Officer and his current position with us as President and Chief Executive Officer also provides our Board of Directors with an in-depth source of knowledge regarding our operations, our executive management team and the effectiveness of our compensation programs.

Paul D. Coombs has served as a member of our Board of Directors since June 1994. Mr. Coombs has served as a member of our Nominating and Corporate Governance Committee since July 2012. Mr. Coombs served on our Reserves Committee during 2012, until its dissolution in February 2012. From April 2005 until his retirement in June 2007, Mr. Coombs served as our Executive Vice President of Strategic Initiatives, and from May 2001 to April 2005, as our Executive Vice President and Chief Operating Officer. From January 1994 to May 2001, Mr. Coombs served as our Executive Vice President – Oil & Gas, from 1987 to 1994 he served as Senior Vice President – Oil & Gas, and from 1985 to 1987, as General Manager – Oil & Gas. Mr. Coombs has served in numerous other positions with us since 1982. Mr. Coombs is presently a director and serves on the audit and corporate governance committees of the board of directors of Balchem Corporation, a public company that is subject to the reporting requirements of the Exchange Act, that manufactures microencapsulated products and is a specialty repackager of industrial gases.

Mr. Coombs has more than thirty years of experience with us, which, together with his entrepreneurial approach to management, provides the Board of Directors with insight into our capabilities and personnel. Mr. Coombs has substantial experience with the oil and gas services we provide and with oil and gas exploration and production operations in general.

Ralph S. Cunningham, Ph.D., has served as a member of our Board of Directors since 1999, and as Chairman of our Board of Directors since December 2006. Dr. Cunningham currently serves on our Audit Committee and our Nominating and Corporate Governance Committee. Dr. Cunningham has been employed by Enterprise Products Company or its predecessor since 2005. Dr. Cunningham is presently a director of Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P., a publicly traded partnership subject to the reporting requirements of the Exchange Act, a director of Agrium, Incorporated, a Canadian publicly traded company involved in the agricultural chemicals business, and a director of Cenovus

Energy Inc., a Canadian publicly traded independent integrated oil company that was formerly named EnCana Corporation. From August 2007 until November 2010, he served as a director and as president and chief executive officer of EPE Holdings, LLC, the general partner of Enterprise GP Holdings L.P., a publicly traded partnership subject to the reporting requirements of the Exchange Act. Dr. Cunningham also served as a director of LE GP, LLC, the general partner of Energy Transfer Equity, L.P., from December 2009 until November 2010, as a director of Enterprise Products GP, LLC, from February 2006 to May 2010, and as a director of DEP Holdings, LLC from August 2007 to May 2010. Dr. Cunningham served as a director of Enterprise Products GP from 1998 until March 2005 and served as chairman and a director of TEPPCO GP from March 2005 until November 2005. He retired in 1997 from CITGO Petroleum Corporation, where he had served as president and chief executive officer since 1995. Dr. Cunningham served as vice chairman of Huntsman Corporation from April 1994 to April 1995; and from August 1990 to April 1994, he served as president of Texaco Chemical Company. Prior to joining Texaco Chemical Company, Dr. Cunningham held various executive positions with Clark Oil & Refining and Tenneco Inc. He began his career in Exxon’s refinery operations. Dr. Cunningham received his B.S. degree in Chemical Engineering from Auburn University and his M.S. and Ph.D. degrees in Chemical Engineering from Ohio State University.

Dr. Cunningham has extensive experience in the international oil and gas industry as well as the chemicals industry, both as a director and in management positions with various operational responsibilities. He has significant board experience, having served as a director of public companies for approximately eighteen years, which provides cross-board experience and perspective.

Tom H. Delimitros has served as a member of our Board of Directors since 1994. Mr. Delimitros is Chairman of our Audit Committee and also serves on our Management and Compensation Committee. Mr. Delimitros served on our Reserves Committee during 2012, until its dissolution in February 2012. He is a founding general partner of AMT Venture Funds, a private limited partnership formed in 1991 that provides equity and debt capital to emerging growth companies involved in advanced material technologies and the energy sector. Mr. Delimitros is also a director and is chairman of the audit committee of the board of directors of Plains Exploration & Production Company, a publicly held energy company that is subject to the reporting requirements of the Exchange Act. Mr. Delimitros received his B.S. and M.S. degrees in Materials Science and Engineering from the University of Washington in Seattle, where he currently serves as a University of Washington Foundation Board member, and he received his Master of Business Administration degree from Harvard University.

As a venture capitalist, Mr. Delimitros has worked with numerous smaller companies in the energy and chemicals industries and he brings a valuable entrepreneurial approach to management and compensation issues. Mr. Delimitros has extensive experience in corporate finance and accounting, as well as with the operation of chemicals businesses, including chemicals utilized in the oil and gas services industry.

Geoffrey M. Hertel has served as a member of our Board of Directors since 1984. Mr. Hertel served on our Reserves Committee during 2012, until its dissolution in February 2012. Mr. Hertel previously served as our President from May 2000 through May 2009, and as our Chief Executive Officer from May 2001 through May 2009. From May 2009 through his retirement in January 2012, Mr. Hertel remained employed by us, assisting in strategic planning. From January 2000 to May 2001 he also served as our Chief Operating Officer. From January 1994 to 2000, Mr. Hertel served as our Executive Vice President – Finance and Administration. He joined us in March 1993 as Senior Vice President – Finance and Administration. From 1981 to 1984 Mr. Hertel was associated with us as a nonvoting director and a special consultant to the board. Mr. Hertel has served as chairman of the board of directors of Compressco Partners GP Inc., one of our subsidiaries, since October 2008. Compressco Partners GP Inc. is the general partner of Compressco Partners, L.P., also one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. Mr. Hertel has served as president and a director of Fairway Petroleum, Inc., a private oil and gas company, since 1980, and as a director of Life-Tech, Inc., a private manufacturer of medical devices, since 1991. From 1972 to 1984, Mr. Hertel held various positions with Rotan Mosle, Inc., an investment banking firm, including senior vice president – corporate finance. Mr. Hertel received his B.A. degree in Finance and his Master of Business Administration degree from Michigan State University.

Mr. Hertel’s long-term involvement with us as a director, chief financial officer and chief executive officer contributes an in-depth knowledge of our operations and a sense of strategic continuity to our Board of Directors. Mr. Hertel has considerable experience in corporate finance, strategic planning, and with the oil and gas services industry and the exploration and production of oil and gas.

Kenneth P. Mitchell has served as a member of our Board of Directors since 1997. Mr. Mitchell is Chairman of our Nominating and Corporate Governance Committee and also serves on our Audit Committee. Mr. Mitchell served as a member of our Management and Compensation Committee until May 2012. In November 2010, Mr. Mitchell retired from the board of directors of Balchem Corporation, a public company subject to the reporting requirements of the Exchange Act that manufactures microencapsulated products and is a specialty repackager of industrial gases, where he had served as a director since 1993 and as lead director and chairman of the executive committee since October 2005. Mr. Mitchell served as president and chief executive officer of Oakite Products, Inc., a specialty chemicals company, from 1986 until his retirement in 1993. From 1964 to 1986, he held a number of executive positions with Diamond Shamrock Corporation, all of which were related to various commodity and specialty chemicals businesses. Mr. Mitchell received his B.S. degree in Marketing and Finance from Ohio State University, and he completed the Senior Executive Program at M.I.T. in 1979.

Mr. Mitchell has extensive experience in various management roles in the specialty chemicals industry, including manufacturing, sales and marketing. In addition, Mr. Mitchell has considerable experience in executive compensation matters.

William D. Sullivan has served as a member of our Board of Directors since August 2007. Mr. Sullivan currently serves on our Management and Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Sullivan served on our Reserves Committee during 2012, until its dissolution in February 2012. Mr. Sullivan currently serves as a director of our Compressco Partners GP Inc. subsidiary, the general partner of Compressco Partners, L.P., also one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. Mr. Sullivan is the non-executive chairman of the board of directors of SM Energy Company, a publicly traded exploration and production company. Mr. Sullivan is also a director and serves on the audit, nominating and corporate governance and conflicts, and compensation committees of Legacy Reserves GP, LLC, the general partner of Legacy Reserves, LP, a publicly traded limited partnership holding oil and gas producing assets, primarily in the Permian Basin and Rocky Mountain areas. Mr. Sullivan is a director and serves on the conflicts and audit committees of Targa Resources Partners GP, LLC, the general partner of Targa Resources Partners LP, a publicly traded limited partnership focused on mid-stream gas gathering, processing, liquids fractionation, and transportation. From 1981 through August 2003, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation, most recently as executive vice president, exploration and production. Mr. Sullivan has been retired for the past five years. Mr. Sullivan received his B.S. degree in Mechanical Engineering from Texas A&M University.

Mr. Sullivan has significant management experience in mid-stream oil and gas operations and in the exploration and production of oil and gas on an international level. Mr. Sullivan also has substantial experience in executive compensation matters and in serving on the boards of publicly held corporations and publicly traded limited partnerships operating in the oil and gas industry.

Kenneth E. White, Jr. has served as a member of our Board of Directors since 2002. Mr. White is Chairman of our Management and Compensation Committee and also serves on our Audit Committee. Mr. White served as Chairman of our Reserves Committee during 2012, until its dissolution in February 2012. He served as president and chief operating officer and a director of Torch Energy Advisors, a private company that owns and operates oil and gas projects on behalf of its investors, until his retirement in January 2001. Prior to his initial employment with Torch in 1989, Mr. White served as executive vice president and general manager of Gruy Engineering, a petroleum consulting firm affiliated with Torch. From 1982 to 1989, Mr. White served in several positions related to Gulf Coast reservoir management and engineering with Tenneco Oil. He received his B.S. degree in Mechanical Engineering from Louisiana State University.

Mr. White has substantial experience in the oil and gas industry, including with regard to the management, operation and analysis of oil and gas reserves. In addition, Mr. White has significant experience in executive compensation matters.

The Board of Directors recommends that you vote “FOR” the election of each of the above named nominees.

PROPOSAL NO. 2: Appointment of Independent Registered Public Accounting Firm

Proposal 2 requests stockholder approval of the Board of Directors’ appointment of the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions from those attending that meeting. Ernst & Young LLP have served as our independent auditors since 1981.

Our organizational documents do not require our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. We are doing so, as we have done in prior years, because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as our independent registered public accounting firm for the year ending December 31, 2013, but the Audit Committee may also elect to retain the firm.

The Board of Directors recommends that you vote “FOR” ratification and approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2013 fiscal year, and proxies returned will be so voted unless contrary instructions are indicated thereon.

PROPOSAL NO. 3: Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to cast an advisory vote on the compensation of our named executive officers. In May 2012, our stockholders overwhelmingly approved the compensation of our named executive officers as described in our 2012 proxy statement, with approximately 98.5% of stockholder votes cast in favor of our 2012 “say-on-pay” resolution (excluding abstentions and broker non-votes). With respect to the advisory vote on the frequency of conducting future advisory votes to approve executive compensation held in May 2011, more than 79% of our stockholders voted in favor of holding future advisory votes to approve executive compensation on an annual basis (excluding abstentions and broker non-votes). After considering this result, our Board of Directors determined that it would hold future advisory votes to approve executive compensation annually until the next stockholder vote on the frequency of holding future advisory votes on executive compensation. Consequently, our stockholders have an opportunity again this year to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As discussed in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, our compensation philosophy is designed to enable us to recruit and retain the highly qualified and competent executives  that are crucial to our long-term success while ensuring that a significant portion of  the compensation opportunities available to them is tied to performance; thus aligning their interests with the interests of our stockholders. Following our 2012 Annual Meeting, as we considered the specific compensation practices through which we implement our compensation philosophy, we were mindful of the strong support our stockholders expressed for our 2012 compensation policies and practices.

The following are some of the key topics discussed in greater detail in the CD&A and in other sections of this proxy statement, and stockholders are encouraged to read these other sections.

•      Every member of our Management and Compensation Committee is independent, as independence is defined in the listing standards of the NYSE (page 21).

•      Our Management and Compensation Committee has established a thorough process for the review and approval of our compensation programs and practices, and the committee has the authority to retain and direct compensation consultants or other advisors to assist in the discharge of its duties (page 23).

•      Our Board of Directors has adopted stock ownership guidelines that apply to our directors and executive officers (page 27).

•      We employ our executive officers “at will” under employment agreements similar to those executed by all our employees. None of our current executive officers has any guaranteed arrangements for cash compensation or severance upon a change in control; however, as discussed in “Compensation Discussion and Analysis – Change in Control Agreements,” if the proposed amendments to our 2011 Long Term Incentive Compensation Plan are approved by our stockholders, we intend to adopt change in control agreements for our executive officers. None of our executive officers are currently provided gross-up payments, and no gross-up payments will be provided for in the change in control agreements we intend to adopt (page 46).

•      Our insider trading policy prohibits transactions involving short sales, the buying and selling puts, calls or other derivative instruments and certain forms of hedging or monetization transactions involving our securities (page 34).

•      One of the primary tenets of our compensation philosophy is to provide a significant portion of total compensation that is tied to performance and increases in stockholder value (page 32). Beginning in 2010 and again in 2011, the Management and Compensation Committee awarded performance-based long-term cash incentives to executive officers and key senior managers to supplement the long-term performance incentive and retention value provided by our historic use of time-vesting equity awards. For awards granted during 2012, the Management and Compensation Committee increased the portion of our aggregate long-term awards consisting of performance-based cash incentives in order to directly motivate improved financial performance over the three-year performance period covered by such awards.

•      We continue to believe that tying a significant portion of our executive officers’ compensation directly to our stockholders’ returns is an important aspect of our total compensation plan and for the fiscal year 2012, 30.0% of the total compensation awarded to our Chief Executive Officer, Mr. Brightman, consisted of stock options and shares of restricted stock (page 32). The combination of long-term equity incentives and long-term cash incentives weights total prospective compensation awarded to our executives in 2012 significantly toward long-term performance.

•      We believe that providing both short- and long-term incentive compensation awards also helps to minimize any risk to us or our stockholders that could arise from excessive focus on short-term performance (page 57).

Our Board of Directors believes that our compensation program is effective in implementing our compensation philosophy and furthering our strategic goals and objectives. Pursuant to SEC rules, we are asking our stockholders to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 32), the compensation tables (beginning on page 50) and the narrative discussion following the compensation tables. This advisory stockholder vote, commonly known as “say-on-pay,” gives you as a stockholder the opportunity to approve or not approve our executive compensation program and policies through the following resolution:

“RESOLVED, that the stockholders of TETRA Technologies, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Company’s 2013 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure contained in this Proxy Statement.”

Because your vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by our Board of Directors or the Management and Compensation Committee of our Board of Directors. However, our Board of Directors values the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and our Board of Directors will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote “FOR” approval of the named executive officer compensation as disclosed pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion as contained in this Proxy Statement. Proxies returned will be so voted unless contrary instructions are indicated thereon.

PROPOSAL NO. 4: Approval of the Amendment and Restatement of our 2011 Long Term Incentive Compensation Plan

Our stockholders are being asked to consider and vote on a proposal to approve the amendment and restatement of the 2011 Long Term Incentive Compensation Plan, which is referred to in this description as the 2011 LTIP. If the proposed amendment and restatement is approved by our stockholders, the 2011 LTIP will provide us with more flexibility in creating incentives for our employees, officers, directors and consultants, and it will enable us to accelerate vesting of outstanding awards under circumstances determined by our Management and Compensation Committee to be appropriate, including a participant’s qualifying termination of service following a change in control (a so-called “double-trigger” acceleration). The 2007 Long Term Incentive Compensation Plan will remain in effect in accordance with its terms if the amendment and restatement of the 2011 LTIP is approved by our stockholders. We also have grants outstanding under the 1990 Stock Option Plan, as amended, the 1996 Stock Option Plan for Nonexecutive Employees and Consultants, and the Amended and Restated 2006 Equity Incentive Compensation Plan, and each of these plans remains in effect in accordance with their terms, although no further options or awards may be granted under such plans.

Our Board of Directors has approved the amendment and restatement of the 2011 LTIP, subject to the approval of our stockholders at the annual meeting. Our executive officers and members of our Board of Directors will be eligible to receive awards under the 2011 LTIP and therefore have an interest in this proposal. Pursuant to our bylaws, approval of the amendment and restatement of the 2011 LTIP requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the annual meeting of stockholders. In addition, under the rules of the NYSE, approval of the amendment and restatement of the 2011 LTIP requires approval by a majority of votes cast on the proposal, provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. If the stockholders approve the amendment and restatement of the 2011 LTIP, it will be effective as of May 3, 2013. A copy of the 2011 LTIP, as amended and restated to reflect the proposed amendments, is attached to this proxy statement as Appendix A. In Appendix A, we have shown the changes to the 2011 LTIP that will result from approval of the proposed amendments, with deletions indicated by strikeouts and additions indicated by underlining. The following description of the 2011 LTIP is not intended to be complete and is qualified by reference to Appendix A, which contains the complete text of the 2011 LTIP, as amended and restated to reflect the proposed amendments.

Summary of Proposed Amendments to the Plan

The following is a summary of the proposed amendments to the 2011 LTIP. The full text of the 2011 LTIP, as amended and restated, is attached to this proxy statement as Appendix A, for your reference.

If approved, the proposed amendments to the 2011 LTIP will:

•         increase the number of shares authorized for issuance under the 2011 LTIP by 3,400,000 shares from 2,200,000 shares (of which 379,432 remain available for grant as of March 5, 2013) to 5,600,000 shares;

•         clarify that the ratio for the determination of the number of awards used and available under the plan will be proportionately adjusted in the event that shares of our common stock are changed into or exchanged for a different number or kind of shares, or securities of another company; and

•         enable the Management and Compensation Committee to have the discretionary authority to accelerate the vesting period with respect to outstanding awards under circumstances determined by the committee to be appropriate, including the qualifying termination of a participant’s service following a change in control.

Equity Philosophy

As described in more detail in the Compensation Discussion and Analysis included in this proxy statement, our equity compensation philosophy is to pay for performance through competitive compensation programs that relate directly to our short- and long-term goals, and to reward executives, managers, and professionals who achieve these goals, while at the same time, remaining sensitive to the potential impact on our other stockholders. Stock-based awards linked to our short- and long-term goals provide a significant incentive to our employees for improved performance, and we believe equity awards are critical to attracting and retaining employees who are vital to our development and financial success, while also aligning our employees’ interests with those of our stockholders.

In connection with our equity-based compensation programs, we seek to balance our need to attract and retain employees, consultants and non-employee directors with efforts to closely monitor and reduce our “burn rate,” which is the total number of equity awards granted in a given year divided by the number of common shares outstanding at the end of such year. Our three-year average burn rate for 2010 through 2012 is 1.9%, which is under the allowable threshold recommended by Institutional Shareholder Services (“ISS”). The selection of employees and consultants who may receive awards under the 2011 LTIP and the amount and timing of any such awards are determined by the Management and Compensation Committee  pursuant to our Procedures for Grants of Awards under the TETRA Technologies, Inc. Equity Compensation Plans (the “Grant Procedures”) for awards to be made under the plans. The Nominating and Corporate Governance Committee is responsible for making recommendations regarding any awards to our non-employee directors, with such recommendations subject to final action of the Management and Compensation Committee and, with regard to members of those committees, the entire Board of Directors.

We strongly believe that our equity compensation philosophy has been a key component of our past success and will be equally important in the years ahead. Accordingly, approval of the amendment and restatement of the 2011 LTIP is critical to our ability to attract, retain, and reward the caliber of employees, consultants and non-employee directors necessary for continued achievement of superior performance.

Summary of Material Features of the Plan

The following is intended to be a summary of the key features of the 2011 LTIP, as amended, and is qualified by reference to Appendix A, which contains the complete text of the 2011 LTIP.

The purposes of the 2011 LTIP are to:

•       promote our interests and the interests of our stockholders by encouraging participants to acquire or increase their equity interest in us, thereby giving them an added incentive to work toward our continued growth and success;

•       encourage participants to remain with and devote their best efforts to our businesses, thereby advancing our interests and the interests of our stockholders; and

•       enable us to compete for the services of the individuals needed for our continued growth and success.

To accomplish these purposes, the 2011 LTIP provides for the grant to eligible persons of stock options, restricted stock, bonus stock, stock appreciation rights, and performance awards (collectively, “Awards”).

The following are key features of the 2011 LTIP.

•      The 2011 LTIP is administered by the Management and Compensation Committee, which has authority to (i) select the participants to whom awards may be granted, (ii) determine the type, amount, terms, and conditions of awards, (iii) modify or amend awards including the discretionary acceleration of vesting or the extension of the post-termination exercise period, and (iv) interpret and determine any and all matters relating to the administration of the 2011 LTIP and the award grants.

•      The maximum number of shares of our common stock authorized under the 2011 LTIP will be 5,600,000 shares, or approximately 7.2% of our currently outstanding shares.

•      At the time of grant, the exercise price of any option or stock appreciation right may not be less than the fair market value of our common stock as of the date of grant.

•      The 2011 LTIP does not allow liberal share counting. The 2011 LTIP provides that the plan share limit is not increased by shares delivered or withheld to pay the exercise price of awards or to pay tax withholding obligations, nor is it increased in connection with the exercise of a stock appreciation right, whether or not all of the shares of common stock covered by the right are actually issued upon exercise of the stock appreciation right.

•      Stock options and stock appreciation rights cannot be repriced without the approval of our stockholders. The 2011 LTIP requires stockholder approval for any material plan amendments in accordance with NYSE rules.

Available Shares

If the proposed amendments to the 2011 LTIP are approved, the maximum number of shares of common stock that may be covered by Awards granted under the 2011 LTIP will be 5,600,000 shares, subject to adjustment in the event of stock splits and certain other corporate events. For purposes of implementing the limitation on the maximum number of shares of common stock that may be covered by Awards granted under the 2011 LTIP, an Award of an option or a stock appreciation right in respect of one share of common stock is deemed to be an Award of one share of common stock on the date of grant. Any other Award granted under the 2011 LTIP that is settled by the issuance of common stock is considered a “full value award” under the provisions of the 2011 LTIP and is counted against the number of shares available for Awards under the plan as follows. An Award of one share of bonus stock or restricted stock is deemed to be an Award of 1.38 shares of common stock for every one share granted on the date of grant. With respect to a performance award to be settled in shares of common stock, the value of the maximum benefits that may be paid under the performance award is divided by the fair market value per share of common stock as of the date of grant of the performance award, and each share resulting from such computation is deemed to be an Award of 1.38 shares of common stock on the date of grant. If the number of shares issued in settlement of such performance award exceeds the number determined to have been issued on the grant date, each additional share issued is deemed to be an Award of 1.38 shares of common stock. In addition, during any calendar year, the number of shares of common stock reserved for issuance under the 2011 LTIP that are subject to Awards that may be granted to any one participant may not exceed 400,000 shares, subject to adjustment in the event of stock splits and certain other corporate events, and the maximum dollar amount of an Award denominated in cash or fair market value of common stock that any participant may be awarded in any calendar year under performance awards may not exceed $2,000,000. To the extent shares cease to be issuable under an Award made under the 2011 LTIP other than because of the exercise of the Award or the vesting of a restricted stock award or similar Award, such shares become available under the 2011 LTIP for the grant of additional Awards in the same amount as they were counted against the limit on the date of grant. If any performance award granted under the 2011 LTIP may only be settled in cash, such award does not count against the maximum number of shares that may be covered by Awards under the 2011 LTIP. Shares tendered or withheld in payment of the exercise price of a stock option do not increase the number of shares available under the 2011 LTIP. Shares withheld to satisfy tax withholding obligations on the exercise, vesting, or earning of an Award are not added to the shares authorized under the 2011 LTIP. All shares subject to a stock appreciation right, to the extent exercised, are considered issued, regardless of the actual number of shares issued to the participant.

Persons Eligible to Participate

Except with respect to Awards of incentive stock options, all employees, consultants, and non-employee directors of ours and our affiliates are eligible to participate in the 2011 LTIP. Incentive stock options may be awarded only to employees. In selecting employees and consultants to receive Awards, including the type and size of the Award, the Management and Compensation Committee considers any factors that it deems relevant. In considering Awards for non-employee directors, the Management and Compensation Committee considers the recommendations of the Nominating and Corporate Governance Committee and such other factors as the Management and Compensation Committee considers relevant. As of March 5, 2013, there were approximately 3,600 employees and eight non-employee directors eligible to participate in the 2011 LTIP.

Administration

The 2011 LTIP is administered by the Management and Compensation Committee, which consists of three or more directors appointed by the Board of Directors. The members of the Management and Compensation Committee as of the date of this proxy statement are Messrs. Bates, Delimitros, Sullivan and White (as Chairman). Our Board of Directors has determined that each of these directors is an “independent” director as defined under the rules of the NYSE. No person will be eligible to serve on the Management and Compensation Committee unless such person is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, as then in effect, and also an “outside director” within the meaning of Section 162(m) of the Code and the rules and regulations thereunder. Subject to the provisions of the 2011 LTIP, the Management and Compensation Committee (i) selects the participants to whom awards may be granted, (ii) determines the type, amount, terms and conditions of awards, (iii) modifies or amends awards including the discretionary acceleration of vesting or the extension of a post-termination exercise period, (iv) interprets the 2011 LTIP and all Awards under the 2011 LTIP, (v) makes rules as it deems necessary for the proper administration of the 2011 LTIP, (vi) makes all other determinations necessary or advisable for the administration of the 2011 LTIP, and (vii) corrects any defect or supplies any omission or reconciles any inconsistency in the 2011 LTIP or in any Award under the 2011 LTIP in the manner and to the extent that it deems desirable to effectuate the 2011 LTIP. Any action taken or determination made by the Management and Compensation Committee pursuant to the 2011 LTIP is binding on all parties. No member of the Board of Directors or the Management and Compensation Committee is liable for any action or determination made in good faith with respect to the 2011 LTIP or an Award granted thereunder.

Types of Awards

The 2011 LTIP provides for the grant of any or all of the following types of Awards: (i) stock options, including incentive stock options and nonqualified stock options; (ii) restricted stock; (iii) bonus stock; (iv) stock appreciation rights; and (v) performance awards. All Awards are evidenced by a written agreement and the terms, conditions, and/or restrictions contained in an Award may differ from the terms, conditions, and/or restrictions contained in any other Award. Each type of Award is discussed in more detail below.

Stock Options. The Management and Compensation Committee has the authority to grant options, in such form as the Management and Compensation Committee may from time to time approve, subject to the terms of the 2011 LTIP. The Management and Compensation Committee also has the authority to determine whether options granted to employees are incentive options or nonqualified options.

To exercise an option granted under the 2011 LTIP, the person entitled to exercise the option must deliver to us payment in full of the exercise price for the shares being purchased, together with any required withholding tax, unless other arrangements have been made with the Management and Compensation Committee. The payment must be (i) in cash or check, (ii) with the consent of the Management and Compensation Committee, in shares of common stock already owned by the person for more than six months, or (iii) with the consent of the Management and Compensation Committee and in compliance with such instructions as the committee may specify, by sale of a portion of the shares subject to such option through a broker. The value (the “fair market value”) of each share of common stock delivered as payment of the exercise price on any given date is deemed to be equal to the closing price on the principal exchange or over-the-counter market on which such shares are traded.

Except as described below, no option may be exercised later than the date which is ten years after the date of grant. The exercise price at which shares of common stock may be purchased upon the exercise of an option may not be less than the fair market value on the date of grant of the option. In the case of incentive stock options granted to employees owning more than ten percent (10%) of the total combined voting power of us and our affiliates, the exercise price at which shares of common stock may be purchased upon the exercise of such incentive stock option is equal to one hundred ten percent (110%) of the fair market value per share of common stock at the time of the grant, and such incentive stock option may not be exercised later than five years after the date of grant. The aggregate fair market value (determined as of the respective date or dates of grant) of shares of common stock for which one or more options granted to any employee under the 2011 LTIP (or any other option plan of ours or our affiliates) may for the first time become exercisable as incentive stock options during any one calendar year cannot exceed $100,000.

The exercise price for and the number of shares of common stock subject to existing options is subject to appropriate adjustments in the event that the outstanding shares of our common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or the like, after the grant of such options. The 2011 LTIP does not permit the Management and Compensation Committee to reprice options without stockholder approval.

Restricted Stock Awards. The 2011 LTIP authorizes the Management and Compensation Committee to grant Awards in the form of restricted shares of common stock. These Awards are subject to such restrictions as the Management and Compensation Committee may impose, including forfeiture, transfer, and repurchase restrictions. In no event can the restricted period of any Award of restricted shares exceed ten years. We have the right to repurchase restricted shares for the amount of cash paid for such shares, if any, if by reason of the participant’s termination of employment or otherwise, the restricted stock is forfeited by the participant in accordance with the Award thereof.

Bonus Stock. The Management and Compensation Committee has the authority to grant shares of our common stock as “bonus stock” to employees, consultants, and non-employee directors of us or our affiliates for the performance of services by such individuals without additional consideration, except as may be required by the Management and Compensation Committee.

Stock Appreciation Rights. The Management and Compensation Committee has the authority to grant stock appreciation rights (rights to receive the excess of the fair market value of the common stock on the date of exercise over the fair market value of the common stock as of the date of grant), based on shares of common stock and payable in cash or shares of common stock, as the committee may determine. The Management and Compensation Committee may provide that the excess may not exceed a specified amount. The Management and Compensation Committee determines, at the date of grant, the time or times at which and the circumstances under which a stock appreciation right may be exercised. The term of such Award may not exceed ten years. The 2011 LTIP does not permit the Management and Compensation Committee to reprice stock appreciation rights without stockholder approval.

Performance Awards. The 2011 LTIP authorizes the Management and Compensation Committee to grant performance awards that may be settled in shares of common stock, cash, or other awards or property upon the attainment of certain performance goals measured over a designated performance period. After the end of each performance period, the Management and Compensation Committee determines the amount, if any, of performance awards payable to each participant based upon achievement of the performance goals. In the case of any performance award granted under the 2011 LTIP to our Chief Executive Officer or any of our three highest paid officers (other than the Chief Executive Officer or Chief Financial Officer), the performance goals will be objective and meet the requirements of Section 162(m) of the Code, and regulations thereunder, including the requirement that achievement of performance goals be substantially uncertain at the time of grant.

The performance goals may differ among Awards or participants; however, the Management and Compensation Committee may not exercise discretion to increase any amount payable under a performance award intended to comply with Section 162(m) of the Code. In establishing performance goals, the Management and Compensation Committee may use one or more of the following business criteria on a consolidated basis or for our specified subsidiaries, divisions, or business or geographical units: (i) earnings per share; (ii) increase in price per share; (iii) increase in revenues; (iv) increase in cash flow; (v) return on assets; (vi) return on investments; (vii) return on equity; (viii) return on net capital employed; (ix) economic value added; (x) gross margin; (xi) net income; (xii) earnings before interest, taxes, depreciation, depletion and amortization; (xiii) earnings before interest and taxes; (xiv) profit before taxes; (xv) operating income; (xvi) total stockholder return; (xvii) debt reduction; (xviii) health, safety and environmental performance; and (xix) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Management and Compensation Committee, including, but not limited to, a market index or a peer group.

The amount determined to be payable under a performance award may be paid in cash, other Awards or other property, or in shares of common stock, subject to the availability of shares under the 2011 LTIP. If a performance award is payable in shares, the number of shares of common stock to be paid is determined by dividing the amount of the performance award earned by the fair market value per share of common stock on the determination date. A stock certificate evidencing the resulting shares of common stock (to the nearest full share) is delivered to the participant or his or her personal representative, and the value of any fractional share is paid in cash. In the event there is not a sufficient number of shares available under the 2011 LTIP at the time of payment of any performance award, the performance award will be paid first in shares to the extent available and the remainder will be paid in cash; provided, however, that the Management and Compensation Committee may not increase the amount payable under any outstanding performance award which is intended to comply with Section 162(m) of the Code.

Transferability

Except as otherwise provided in the 2011 LTIP, no Award and no right under the 2011 LTIP, other than bonus stock or restricted stock as to which restrictions have lapsed, is (i) assignable, saleable, or transferable by a participant, or (ii) subject to any encumbrance, pledge, or charge of any nature. Any attempted transfer in violation of the 2011 LTIP will be void and ineffective for all purposes. The Management and Compensation Committee may, however, establish rules and procedures to allow the transfer of specific nonqualified stock options for estate planning purposes to one or more immediate family members or related family trusts or partnerships, or similar entities.

Change in Control

Unless otherwise provided in an Award, upon the occurrence of a change in control (defined generally as certain reorganizations, mergers, consolidations, sales of all or substantially all of our assets, or liquidations), the Management and Compensation Committee may, but is not required to, (i) accelerate vesting and the time at which all options and stock appreciation rights then outstanding may be exercised; (ii) waive all restrictions and conditions of all restricted stock then outstanding; or (iii) determine to amend performance awards or substitute new performance awards in consideration of the cancellation of outstanding performance awards. The Management and Compensation Committee may provide for any of the actions described in the preceding sentence to occur immediately upon a change in control or upon the termination of a participant’s service, under such circumstances as the committee may determine, within a fixed period of time following the change in control.

If approved by our Board of Directors prior to or within 30 days after a change in control, the Board of Directors will have the right for the 45-day period following the change in control to require all participants to transfer to us all Awards previously granted to the participants in exchange for an amount equal to the cash value of the Awards. The cash value of an Award will equal the sum of (i) the cash value of all benefits to which the participant would be entitled upon settlement or exercise of any Award which is not an option or restricted stock and (ii) in the case of an option or restricted stock, the excess of the market value per share over the option price, or the market value per share of restricted stock, multiplied by the number of shares as to which such Award is vested.

Termination, Death, Disability and Retirement

Unless otherwise provided for in an Award or otherwise determined by the Management and Compensation Committee in its discretion, if the employment of an employee or service of a non-employee director or consultant is terminated for any reason other than death, disability, or retirement, the nonvested portion of any Award outstanding at the time of such termination will terminate, no further vesting will occur, and the participant will be entitled to exercise his or her exercise rights with respect to the vested portion of the Award until the earlier of (i) the expiration date set forth in the Award, or (ii) three months after the termination date.

Unless otherwise provided for in an Award, upon the retirement (as determined by the Management and Compensation Committee) of a participant, the nonvested portion of any outstanding Award will terminate and no further vesting will occur; provided, however, that the Management and Compensation Committee, at its discretion, may accelerate the vesting of the nonvested portion of an outstanding award. Any exercise rights with respect to the vested portion of an outstanding Award will expire on the earlier of (i) the expiration date set forth in the Award, or (ii) twelve months after the date of retirement.

Unless otherwise provided for in an Award, (i) upon the termination due to the disability of a participant,
(ii) upon the death of a participant, (iii) with respect to a participant who is either a retired former employee, non-employee director or consultant who dies during the period in which he or she can exercise any vested Award (the “applicable retirement period”), or (iv) with respect to a disabled former employee, non-employee director or consultant who dies during the period that expires on the earlier of the expiration date set forth in any applicable outstanding Award or the first anniversary of the person’s termination due to disability (the “applicable disability period”), the nonvested portion of any outstanding Award that has not already terminated will terminate as of the date of termination and no further vesting will occur; provided, however, that upon the termination of employment or service due to the death or disability of a participant, the Management and Compensation Committee, at its discretion, may accelerate the vesting of the nonvested portion of an outstanding award. Any exercise rights with respect to the vested portion of an Award will expire on the earlier of (i) the expiration date set forth in the Award, or (ii) the later of (x) the first anniversary of such termination due to death or disability, or (y) the first anniversary of such person’s death during the applicable retirement period (except in the case of an incentive stock option), or the applicable disability period.

The Management and Compensation Committee, in its discretion and on an individual basis, may provide that the vested portion of a stock option or stock appreciation right may remain exercisable for such period and upon such terms and conditions as are determined by the Management and Compensation Committee in the event that a participant ceases to be an employee, consultant or non-employee director, provided that such continuation may not exceed the expiration date set forth in the Award.

Adjustments Upon Changes in Capitalization or Reorganization

The type or number of shares authorized under the 2011 LTIP or subject to an Award and/or the exercise or purchase price applicable to an Award, subject to any required action by our stockholders, may be proportionately adjusted by the Management and Compensation Committee in the event of a subdivision or consolidation of shares, payment of stock dividend, or any other increase or decrease in the number of shares effected without receipt of consideration by us, or in the event of a reorganization, merger, consolidation, or recapitalization.

Amendment or Termination of the Plan and Amendment of Awards

Except with respect to Awards then outstanding, if not sooner terminated by the Board of Directors, the 2011 LTIP will terminate on, and no further Awards will be made after, February 16, 2021; provided that the termination of the 2011 LTIP will not affect any Award then outstanding, which will continue to be governed by the terms of the 2011 LTIP. The Board of Directors may amend, suspend, or terminate the 2011 LTIP; provided, however, that no amendment, suspension, or termination of the 2011 LTIP may, without the consent of the holder of an Award, terminate such Award or adversely affect such person’s rights under such Award in any material respect. Moreover, no amendment to the 2011 LTIP will be effective prior to its approval by our stockholders to the extent that (i) it would change stockholder approval requirements relating to option repricing, or (ii) such approval is required by applicable law, or the requirements of any securities exchange on which our stock may be listed or admitted for trading. The Board of Directors may, however, amend the 2011 LTIP as necessary to permit Awards to meet the requirements of the Code or other applicable laws, or to prevent adverse tax consequences to participants.

Subject to the restrictions set forth in the 2011 LTIP, the Management and Compensation Committee may amend any outstanding Award and may waive or accelerate any requirement or condition of an Award including the acceleration of vesting or waiver of restrictions under circumstances determined by the Management and Compensation Committee to be appropriate, including termination of a participant’s service following a change in control. However, the Management and Compensation Committee may not waive or accelerate any term or condition of an Award (i) if it would cause adverse tax consequences under Section 409A of the Code, or (ii) if the Award is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code and such action would cause the Award not to so qualify. The Management and Compensation Committee may not amend any outstanding Award in a manner that would adversely affect, in any material respect, the rights of a 2011 LTIP participant without such participant’s consent.

New Plan Benefits

The 2011 LTIP is discretionary and the benefits and amounts of any awards to be received by our executive officers and other employees in the future are not determinable. It is anticipated that each of our current non-employee directors will receive a grant of restricted stock on May 20, 2013 in conjunction with our annual broad based awards to employees, in accordance with the procedures adopted by our Management and Compensation Committee, and that such awards will be granted from awards remaining available under our 2007 Long Term Incentive Compensation Plan.

Federal Income Tax Consequences of the Plan

In General. The 2011 LTIP is not intended to be subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. The following summary is based on the applicable provisions of the Code, as currently in effect, and the income tax regulations and proposed income tax regulations issued thereunder.

Status of Options. Options granted under the 2011 LTIP may be either incentive stock options or nonqualified stock options. Under certain circumstances, an incentive stock option may be treated as a nonqualified stock option. The tax consequences, both to the option holder and to us, differ depending on whether an option is an incentive stock option or a nonqualified stock option.

Nonqualified Options. No federal income tax is imposed on the option holder upon the grant of a nonqualified stock option. If the shares of common stock received by an option holder upon the exercise of a nonqualified stock option are not subject to certain restrictions in the hands of the option holder, then the option holder will be treated as receiving compensation, taxable as ordinary income and subject to employment taxes in the year of exercise. The amount recognized as ordinary income and subject to employment taxes upon such an exercise is the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price paid for such common stock. At the time common stock received upon exercise of a nonqualified stock option is disposed of, any difference between the fair market value of the shares of common stock at the time of exercise and the amount realized on the disposition will be treated as a capital gain or loss. The gain, if any, realized upon such a disposition will be treated as a long-term or short-term capital gain, depending on the holding period of the shares of common stock. Any loss realized upon such a disposition will be treated as a long-term or short-term capital loss, depending on the holding period of the shares of common stock.

If the shares of common stock received by an option holder upon the exercise of a nonqualified stock option are subject to certain restrictions in the hands of the option holder at the time of receipt, then the income recognized for federal income tax purposes by the option holder, unless the option holder elects otherwise, and our tax deduction (assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation) should be deferred and should be measured with reference to the fair market value of the shares at the time the restrictions lapse. The restriction imposed on officers, directors, and 10% stockholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six (6) months of the exercise of a nonqualified stock option.

Upon an option holder’s exercise of a nonqualified stock option, in the case of shares that are not subject to restrictions at the time of exercise, or upon the lapse of all such restrictions in the case of shares subject to restrictions at the time of exercise, and subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for the compensation paid at the same time and in the same amount as compensation is treated as being received by the option holder, assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation. We are not entitled to any tax deduction in connection with a subsequent disposition by the option holder of the shares of common stock.

Incentive Stock Options. No federal income tax is imposed on the option holder upon the grant of an incentive stock option. The option holder will recognize no income for federal income tax purposes upon exercise of an incentive stock option if the option holder (a) does not dispose of the shares of common stock acquired pursuant to the exercise of an incentive stock option within two years from the date the option was granted or within one year after the shares of common stock were transferred to the option holder (the “Holding Period”), and (b) is an employee of either (i) the company granting the option, (ii) the parent company or a subsidiary of such corporation, or (iii) a corporation which has assumed such option of another corporation as a result of a corporate reorganization, merger, or similar transaction. Such employment must continue for the entire time from the date the option was granted until three months before the date of exercise, or twelve months before the date of exercise if employment ceases due to permanent and total disability. If common stock received upon exercise of an incentive stock option is disposed of after completion of the Holding Period, any difference between the exercise price paid for such common stock and the amount realized on the disposition will be treated as a capital gain or loss. The gain, if any, realized upon such a disposition will be treated as a long-term capital gain. Any loss realized upon such a disposition will be treated as a long-term capital loss. We would not be entitled to any deduction in connection with the grant or exercise of the option or the disposition of the shares of common stock so acquired.

If, however, an option holder disposes of shares of common stock acquired pursuant to exercise of an incentive stock option before the Holding Period has expired (a “Disqualifying Disposition”), the option holder would be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, subject to the application of Section 162(m) of the Code, as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as being received by the option holder. The amount treated as compensation is generally the excess of the fair market value of the common stock at the time of exercise over the exercise price; however, if the disposition is of a type that any resulting loss would be recognizable for federal income tax purposes, the amount treated as compensation is limited to the excess of the amount realized on disposition over the exercise price. The balance of the gain, if any, realized upon such a disposition will be treated as a long-term or short-term capital gain depending on the holding period. If the amount realized at the time of the disposition is less than the exercise price, the option holder will not be required to treat any amount as ordinary income, provided that the disposition is of a type that would give rise to a recognizable loss. In such event, the loss will be treated as a long-term or short-term capital loss depending upon the holding period. A disposition generally includes a sale, exchange, or gift, but does not include certain other transfers, such as by reason of death or a pledge or exchange of shares described in Section 424(c) of the Code.

Alternative Minimum Tax. Although the exercise of an incentive stock option does not result in current taxable income, there are implications with regard to the Alternative Minimum Tax (“AMT”). The excess of the fair market value of shares of common stock acquired upon exercise of an incentive stock option over the exercise price paid for such shares of common stock is an adjustment to AMT income for the option holder’s taxable year in which such exercise occurs (unless the shares of common stock are disposed of in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, in which event the amount included in AMT income will not exceed the amount realized on the disposition over the adjusted basis of the shares).

Payment of Option Price in Shares. In the case of a nonqualified option, if the option price upon the exercise of a nonqualified option is paid by the delivery of shares of common stock previously acquired by the option holder having a fair market value equal to the option price (“Previously Acquired Shares”), no gain or loss would be recognized on the exchange of the Previously Acquired Shares for a like number of shares of common stock. The option holder’s basis and holding period in the number of shares of common stock received from the exercise (to the extent equal to the number of Previously Acquired Shares used) would be the same as his or her basis and holding period in the Previously Acquired Shares used. The option holder would treat the fair market value of the number of shares of common stock received upon the exercise in excess of the number of Previously Acquired Shares used as ordinary compensation income. The option holder’s basis in such excess shares of common stock would be equal to the shares’ fair market value at the time of exercise. The option holder’s holding period in such excess shares of common stock begins on the date the option holder acquires those shares of common stock from the exercise of the nonqualified option.

In the case of an incentive stock option, the federal income tax consequences to the option holder of the payment of the option price with Previously Acquired Shares depends on the nature of the Previously Acquired Shares. If the Previously Acquired Shares were acquired through the exercise of a qualified stock option, an incentive stock option, or an option granted under an employee stock purchase plan (“Statutory Option”) and if such Previously Acquired Shares are being transferred prior to expiration of the applicable Holding Period, the transfer would be treated as a Disqualifying Disposition of the Previously Acquired Shares. If the Previously Acquired Shares were acquired other than pursuant to the exercise of a Statutory Option, or were acquired pursuant to the exercise of a Statutory Option but have been held for the applicable Holding Period, no gain or loss should be recognized on the exchange of the Previously Acquired Shares. In either case, (i) the option holder’s basis and holding period in the number of shares of common stock received (to the extent equal to the number of Previously Acquired Shares used) would be the same as his or her basis and holding period in the Previously Acquired Shares used, increased by any income recognized to the option holder upon the Disqualifying Disposition of the Previously Acquired Shares, (ii) the option holder’s basis in the number of shares of common stock received in excess of the number of Previously Acquired Shares used would be zero, (iii) the option holder’s holding period in such excess shares of common stock begins on the date the option holder acquires those shares of common stock, and (iv) the other incentive stock option rules would apply. Upon a subsequent Disqualifying Disposition of the shares of common stock so received, the shares with the lowest basis would be treated as disposed of first.

Restricted Stock. A participant who has been granted an Award of restricted stock will not recognize taxable income for federal income tax purposes at the time of the Award, and we will not be entitled to a tax deduction at the time of the Award, unless the participant makes an election to be taxed at the time of the Award. When the restrictions lapse without an election by the participant to be taxed at the time of the Award, the participant will recognize income for federal income tax purposes in an amount equal to the excess of the market value of the shares at such time over the amount, if any, paid for such shares. Subject to the application of Section 162(m) of the Code, as discussed below, we will be entitled to a deduction for the corresponding amount, assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation.

Bonus Stock. In general, a person will treat the fair market value of bonus stock Awards on the date such amount is received as compensation, taxable as ordinary income and subject to employment taxes. Subject to the application of Section 162(m) of the Code, as discussed below, we will be entitled to a deduction for the corresponding amount, assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation.

Stock Appreciation Rights. Upon receipt of shares of common stock pursuant to the exercise of a stock appreciation right, the fair market value of the shares received is recognized as income for federal income tax purposes at the time the shares are received. Subject to Section 162(m) of the Code, described below, and assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation, we will be entitled to a deduction at the same time and in the same amount as the income recognized by the 2011 LTIP participant.

Performance Awards. In general, a participant who receives a performance award will not be taxed on receipt of the Award; instead, the fair market value of the shares of common stock and any cash received in settlement of the performance award will be taxable as ordinary compensation income to the grantee of the performance award on the date that the requirements of the Award are met and the Award is timely settled in accordance with its terms. Subject to the application of Section 162(m) of the Code, as discussed below, and assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation, we will be entitled to a deduction for an amount corresponding to the compensation income recognized by the grantee. If, upon a taxable disposition of the shares of common stock received in settlement of a performance award, the grantee receives proceeds of more or less than his or her basis in the shares of common stock, any gain will be a long-term or short-term capital gain, and any loss will be a long-term or short-term capital loss, depending on the holding period of the shares of common stock, measured from the date that the shares of common stock were received.

Withholding for Taxes

No common stock may be issued under the 2011 LTIP until arrangements satisfactory to us have been made for the payment of any tax amounts that may be required to be withheld or paid by us with respect thereto at the minimum statutory rate. At the discretion of the Committee, such arrangements may include allowing the participant to tender to us shares of common stock already owned by the participant.

Additional Tax Consequences

Section 162(m) of the Code places a $1 million cap on the deduction of compensation paid to certain executives of publicly traded corporations in a given year. Amounts that qualify as “performance-based” compensation under Section 162(m)(4)(C) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, options granted with an exercise price at least equal to the fair market value of the stock on the date of grant qualify as performance-based compensation. Other Awards may or may not so qualify, depending on their terms.

In addition, some Awards may constitute or result in the recognition of income that is subject to an additional income tax imposed on the participant at the rate of twenty percent (20%), plus interest and penalties, pursuant to Section 409A of the Code. We expect to design and administer all Awards in a manner that ordinarily should avoid adverse federal income tax consequences under Section 409A of the Code to any affected participant.

Notwithstanding the foregoing, the 2011 LTIP expressly provides that there is no commitment or guarantee that any federal, state, or local tax treatment will apply or be available to any person who participates or is eligible to participate in the 2011 LTIP.

The Board of Directors recommends that you vote “FOR” approval of the amendment and restatement of the TETRA Technologies, Inc. 2011 Long Term Incentive Compensation Plan, and proxies returned will be so voted unless contrary instructions are indicated thereon.

INFORMATION ABOUT US

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE corporate governance listing requirements and various other corporate governance matters. The Board of Directors believes the Corporate Governance Guidelines assist in ensuring that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management, and that the interests of management and the Board of Directors align with the interests of our stockholders.

To further align the interests of management and the Board of Directors with the interests of our stockholders and increase accountability to our stockholders, the Board of Directors  terminated our Rights Agreement effective as of March 13, 2013. In light of the general disfavor of such “poison pill” plans by institutional investors and stockholder groups, the Board of Directors believes that the termination of the Rights Agreement demonstrates the mutual goal of management and the Board of Directors of maintaining sound corporate governance policies and procedures throughout our company.

The Corporate Governance Guidelines, as well as the charters of the Audit Committee, Management and Compensation Committee, and Nominating and Corporate Governance Committee are available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. In addition, the Company has adopted a Code of Business Conduct and Ethics for directors, officers and employees and a Code of Ethics for Senior Financial Officers, copies of which are also available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. If any substantive amendments are made to either code, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either code is granted to an executive officer, director, or principal accounting officer, the nature of such waiver will be disclosed on our website. We have also adopted stock ownership guidelines designed to align the interests of our executive officers and directors with the interests of our stockholders. Our stock ownership guidelines are also available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. We will provide to our stockholders, without charge, printed copies of the foregoing materials upon written request. Requests for copies should be addressed to Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380.

Director Independence

The NYSE listing standards require our Board of Directors to be comprised of at least a majority of independent directors. Our Board of Directors will determine independence in accordance with the listing requirements of the NYSE, taking into consideration such facts and circumstances as the board considers relevant. In order to assist the Board of Directors in making its determination of whether directors are independent, each director has completed and delivered to us a questionnaire. The Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, reviewed such questionnaires and such other information considered relevant with respect to the existence of any relationships between a director and us.

The Board of Directors has affirmatively determined that the following directors are independent: Thomas R. Bates, Jr., Paul D. Coombs, Ralph S. Cunningham, Tom H. Delimitros, Kenneth P. Mitchell, William D. Sullivan, and Kenneth E. White, Jr. Dr. Cunningham is a director of Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P., and Cenovus Energy Inc. (formerly EnCana Corporation), Mr. Delimitros is a director of Plains Exploration & Production Company, and Mr. Sullivan is a director of SM Energy Company, Targa Resources Products GP, LLC and Legacy Reserves GP, LLC. Each of these entities or their affiliates is a customer of ours, although the revenues we receive from them are not considered to be material. In addition, Mr. Sullivan is a director of Compressco Partners GP Inc., the general partner of Compressco Partners, L.P., each of such entities being one of our subsidiaries. We do have an ongoing business relationship with Compressco Partners. We have considered the foregoing and have concluded that these transactions and relationships did not automatically disqualify Messrs. Cunningham, Delimitros, and Sullivan from being considered independent under the rules of the NYSE. Our Board of Directors has also determined that none of Messrs. Cunningham, Delimitros, or Sullivan has a material interest in these transactions, and that each of them is independent.

In addition, based upon such standards, the Board of Directors has determined that Messrs. Brightman and Hertel are not independent because of, in Mr. Brightman’s case, his ongoing employment with us, and in Mr. Hertel’s case, his recent prior employment with us.

Board Leadership, Structure and Risk Oversight

As set forth in our Corporate Governance Guidelines, our Board of Directors is comprised of a majority of directors who qualify as independent directors in accordance with the listing standards of the NYSE. Since 1992 we have bifurcated the positions of Chairman of the Board and Chief Executive Officer. In 2011, we made it a formal policy of our Board of Directors, as set forth in our Corporate Governance Guidelines, to require the separation of the positions of Chairman of the Board and Chief Executive Officer. Our Board of Directors believes that the separation of these positions strengthens the independence of our board and its ability to carry out its roles and responsibilities on behalf of our stockholders. In addition, as directors continue to have more oversight duties, we believe that the separation of the offices allows us to have a Chairman of the Board focused on the leadership of the board while allowing our Chief Executive Officer to focus his time and energy on managing our operations.

The Board of Directors’ responsibilities include, but are not limited to, appointing our Chief Executive Officer, monitoring our performance relative to our goals, strategies, and the performance of our competitors, reviewing and approving our annual budget, and reviewing and approving investments in and acquisitions and dispositions of assets and businesses. It is our management’s responsibility to manage risk and to bring to the Board of Directors’ attention any aspects of our business or operations that may give rise to a material level of risk.

Our Chief Executive Officer brings members of management from various business or administrative areas into meetings of the Board of Directors from time to time to make presentations and to provide insight to the board, including insight into areas of potential risk. Such risks include competition risks, industry risks, economic risks, liquidity risks, risks posed by significant litigation and regulatory matters, risks from operations and risks related to acquisitions and dispositions. The Board of Directors, either directly or through its committees, reviews with our management policies, strategic initiatives and other actions designed to mitigate various types of risk. Our Audit Committee periodically reviews with our management and our independent auditors significant financial risk exposures and the processes we have implemented to monitor, control and report such exposures. Specific examples of risks overseen by our Audit Committee include risks related to the preparation of our financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act, accounting, financial and auditing risks, and matters reported to the Audit Committee through our internal auditors and through anonymous reporting procedures. Our Nominating and Corporate Governance Committee periodically reviews our Code of Business Conduct and Ethics, periodically reviews and administers our Policy and Procedures with respect to Related Person Transactions, and reviews our compliance with applicable laws and regulations related to corporate governance. Our Management and Compensation Committee reviews and evaluates potential risks related to the design and implementation of our compensation programs.

Board Meetings and Committees

Meetings and Attendance. During 2012, the Board of Directors held ten meetings, including six regular and four special meetings. During 2012, the standing committees of the Board of Directors consisted of an Audit Committee, a Management and Compensation Committee, a Nominating and Corporate Governance Committee, and a Reserves Committee. In February 2012, we dissolved the Reserves Committee as a result of the sale, during 2011, of substantially all of our oil and gas reserves. During 2012, the Audit Committee held six meetings, the Management and Compensation Committee held five meetings, the Nominating and Corporate Governance Committee held three meetings, and the Reserves Committee held one meeting.

During 2012, each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors held while serving as a member of the board, and 75% or more of the meetings of each committee of the Board of Directors of which he was a member that were held during the time he was a member. Our Corporate Governance Guidelines provide that our preference is to have our directors attend the annual meeting of stockholders. All members of our Board of Directors who were serving at the time of the annual meeting attended the Annual Meeting of Stockholders in 2012.

Audit Committee. The Board of Directors has an Audit Committee, which is currently composed of Mr. Delimitros, as Chairman, and Messrs. Cunningham, Mitchell and White. The Audit Committee’s primary purpose is to assist the Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, and (iv) the performance of our internal audit function and independent auditors. The Audit Committee has sole authority to appoint and terminate our independent auditors. To promote the independence of its audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors, and management. As required by NYSE and SEC rules regarding audit committees, the Board of Directors has reviewed the qualifications of its Audit Committee and has determined that none of the current members of the Audit Committee has a relationship with us that might interfere with the exercise of his independence from us or our management, as independence is defined in the listing standards of the NYSE. Accordingly, our Board of Directors has determined that all current members of our Audit Committee are independent as defined in Section 10A of the Exchange Act and independent as defined in the listing standards of the NYSE. Further, our board has determined that Mr. Delimitros, the Chairman of our Audit Committee, is an audit committee financial expert within the definition established by the SEC.

Management and Compensation Committee. The Board of Directors has a Management and Compensation Committee, which is currently composed of Mr. White, as Chairman, and Messrs. Bates, Delimitros, and Sullivan. The functions performed by the Management and Compensation Committee include reviewing and establishing overall management compensation, administering our equity compensation plans, and approving salary and bonus awards to our executive officers. Our Board of Directors has determined that each member of the Management and Compensation Committee, as well as Mr. Mitchell, who was a member of the committee during a portion of 2012, is independent, as independence is defined in the listing standards of the NYSE. The Management and Compensation Committee may designate a subcommittee and delegate authority to such subcommittee as it deems appropriate.

Compensation decisions for our Chief Executive Officer are made by the Management and Compensation Committee. The Management and Compensation Committee is also responsible for approving the compensation of our other executive officers and in such process, it reviews and gives significant consideration to the recommendations made by the Chief Executive Officer for such other executive officers. As part of its role in reviewing and approving management compensation, the Management and Compensation Committee administers our equity compensation plans and our cash incentive plan under which cash incentives may be awarded to our executive officers and other key employees based on performance, including the attainment of performance goals. Our Chief Executive Officer, with input from senior management, recommends to the Management and Compensation Committee base salaries, target cash incentive levels, actual cash incentive payouts, and equity awards, as well as company, division, and individual performance measures for our executive officers other than the Chief Executive Officer. The Management and Compensation Committee considers, discusses, and takes action on such proposals as it deems appropriate. The Nominating and Corporate Governance Committee is responsible for reviewing and making decisions with respect to the compensation of our non-employee directors.

The Management and Compensation Committee has the authority to retain, approve fees and other terms for, and terminate any compensation consultant, outside counsel, or other advisors to assist the committee in the discharge of its duties. Our Management and Compensation Committee previously retained the services of Frost HR Consulting (formerly Stone Partners, Inc.), an independent human resources consulting firm, to provide an analysis of our 2011 compensation to assist the committee in its consideration of our 2012 executive compensation program, including appropriate peer comparisons. The Management and Compensation Committee’s consideration of this information, and actions taken by the committee based on its findings, are further discussed in the Compensation Discussion and Analysis. Frost HR Consulting acted as independent advisor to the Management and Compensation Committee and does not provide any other services to us or earn any compensation from us outside of the services provided as an independent advisor to the Management and Compensation Committee.

Management and Compensation Committee Interlocks and Insider Participation. The members of the Management and Compensation Committee during 2012 were Messrs. Bates, Delimitros, Mitchell, Sullivan, and White, none of whom is or had previously been an officer or employee of ours, and none of whom had any relationship required to be disclosed under this section.

Nominating and Corporate Governance Committee. The Board of Directors has a Nominating and Corporate Governance Committee, which is currently composed of Mr. Mitchell, as Chairman, and Messrs. Coombs (since July 2012), Cunningham, and Sullivan. The Nominating and Corporate Governance Committee investigates and makes recommendations to the Board of Directors with respect to qualified candidates to be nominated for election to the board, and reviews and makes recommendations to the board with regard to candidates for directors nominated by stockholders in accordance with our bylaws. The Nominating and Corporate Governance Committee will consider candidates for director who are properly nominated by stockholders. Any stockholder wishing to propose a nominee should submit a recommendation in writing to our Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information, confirmation of the nominee’s consent to serve as a director, and all other information required by our bylaws for the nomination of director candidates. The Nominating and Corporate Governance Committee is responsible for reviewing and making decisions with respect to the compensation of non-employee directors provided that any recommendations relating to equity compensation are subject to final action by the Management and Compensation Committee. This committee also investigates and makes recommendations to the Board of Directors with regard to all matters of corporate governance, including the structure, operation, and evaluation of the board and its committees. Our Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is independent, as independence is defined in the listing standards of the NYSE.

Director Tenure. The Board of Directors does not believe that non-management directors who retire or change the primary employment position they held when they became a member of the board should necessarily leave the board. However, promptly following such event, the director must notify the Nominating and Corporate Governance Committee, which will review the continued appropriateness of the affected director remaining on the board under such circumstances. The affected director is expected to resign if requested to by the Nominating and Corporate Governance Committee following such review. In addition, in connection with a director’s resignation or the recommendation of a new director nominee, the Nominating and Corporate Governance Committee will consider the issue of continuing director tenure, and take steps as may be appropriate to ensure that the Board of Directors maintains its majority independence.

Reserves Committee. Until February 2012, the Board of Directors had a Reserves Committee, which was composed of Mr. White, as Chairman, and Messrs. Coombs, Delimitros, Hertel and Sullivan. During 2011, the Reserves Committee was directly responsible for the appointment, compensation, retention (or termination) and oversight of any independent petroleum engineering consultants we engaged for the purpose of auditing our oil and gas reserves. The Reserves Committee was charged with fostering open communications among the committee, any independent petroleum engineering consultants we engaged, and our management, including the resolution of disagreements between management and the independent consultants. In February 2012, the Reserves Committee advised the Board of Directors that its duties had been substantially diminished as a result of the sale of a significant majority of the oil and gas reserves of our Maritech Resources, Inc. subsidiary during 2011, and recommended  that its remaining duties be performed by the Audit Committee. Upon receiving such recommendation, the Board of Directors elected to dissolve the Reserves Committee.

Executive Sessions of the Board of Directors. As set forth in our Corporate Governance Guidelines, our non-management directors meet in executive session at least four times per year. In addition, our independent non-management directors meet in executive session at least one time per year. These executive sessions are presided over by Dr. Cunningham or, in his absence, another non-management director. The non-management directors presently consist of all current directors except Mr. Brightman.

Communications with Directors. Our security holders and other interested parties may communicate with one or more of our directors (including the non-management directors as a group) by mail in care of our Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, or by email at corpsecretary@tetratec.com. Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications, will be forwarded to the appropriate director or directors.

Stockholder Nominations. The Nominating and Corporate Governance Committee will consider proposals for nominees for director from our stockholders. In order to nominate a director at the annual meeting, our bylaws require that a stockholder follow the procedures set forth in Article III, Section 3 of our bylaws. (This bylaw provision is available on our website at www.tetratec.com.) In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of the recommendation, and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to our Corporate Secretary at our principal executive offices no later than 80 days prior to the date of the annual or special meeting at which directors are to be elected; provided, that the date of the annual or special meeting is not publicly announced more than 90 days prior to the annual or special meeting, such notice by the stockholder will be considered timely if delivered to the Corporate Secretary no later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to the stockholders.

The stockholder notice must set forth the following:

1.       name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

2.       a representation that the stockholder is a holder of record of common stock entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person or persons specified;

3.       a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons under which the nomination(s) are to made by the stockholder;

4.       for each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Schedule 14A promulgated under the Exchange Act; and

5.       for each person nominated, a written consent to serve as a director, if elected.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Nominating and Corporate Governance Committee Nominations. The Nominating and Corporate Governance Committee selects each nominee for recommendation to the Board of Directors based on the nominee’s skills, achievements, and experience. As set forth in our Corporate Governance Guidelines, the following will be considered, among other things, in selecting candidates for the Board of Directors: independence; knowledge, experience, and skill in areas critical to understanding us and our business; personal characteristics, such as integrity and judgment; diversity; and other commitments, including service on the boards of other companies.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders, or others. While the committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2012. After conducting an initial evaluation of a potential candidate, the committee will interview that candidate if it believes such candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s nomination.

Although we have not adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the board, our Corporate Governance Guidelines provide that when assessing candidates, we will consider diversity. The Nominating and Corporate Governance Committee does believe that board membership should reflect diversity in the broadest sense, and so when reviewing candidates for nomination to the Board of Directors, the committee considers each nominee’s skills, perspectives, experiences, personal characteristics and diversity, taking into account our needs and the current composition of the board. We strive to maintain a reasonable diversity of background and experience among the members of the board, so that each member may contribute a unique viewpoint to the board’s deliberations. The Board of Directors’ final selection of qualified candidates is based on merit, giving consideration to the candidate’s knowledge, experience, skills in areas deemed critical to understanding our business, personal characteristics such as integrity and judgment, and diversity, including gender, ethnicity and background, and the candidates commitments to boards of other companies.

Certain Transactions

Related Person Transaction Policy. The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has adopted the TETRA Technologies, Inc. Policy and Procedures with respect to Related Person Transactions (“Policy”), for the review and approval of related person transactions. The Policy covers transactions in which (i) we, or any subsidiary of ours, are a participant, (ii) the aggregate amount involved exceeds $100,000, and (iii) any related party (generally, directors and executive officers, and their immediate family members, and 5% stockholders) has a direct or indirect interest. The Policy generally requires that such transactions be approved in advance by the Nominating and Corporate Governance Committee. Under the Policy, the Nominating and Corporate Governance Committee will consider all relevant facts and circumstances available to the committee and will approve such transactions only if they are in, or are not inconsistent with, our best interests and the best interests of our stockholders. In the event a transaction is not identified as a related person transaction in advance, it will be submitted to the Nominating and Corporate Governance Committee, which will evaluate the transaction, including ratification or rescission of the transaction, and possible disciplinary action.

Transactions with Directors. The Board of Directors has determined that there are no material transactions involving a director that require disclosure.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

			Number of Securities
	Number of Securities		Remaining Available for Future
	to be Issued upon	Weighted Average	Issuance under Equity Comp.
	Exercise of	Exercise Price of	Plans (Excluding Securities
Plan Category	Outstanding Options	Outstanding Options	Shown in the First Column)

Equity compensation plans
approved by stockholders(1)
1990 Employee Incentive	103,807	$6.2831	–
2006 Equity Incentive	258,964	$28.8702	–
2007 Long Term Incentive(2)	2,417,533	$11.3969	1,466,242
2011 Long Term Incentive	996,723	$9.3540	379,432
Total	3,777,027	$11.9153	1,845,674

Equity compensation plans
not approved by stockholders(3)
1996 Nonexecutive Plan	236,426	$15.4385	–
Brightman Plan	240,000	$9.0767	–
Serrano Plan	79,051	$6.6000	–
Total	555,477	$11.4320	–

All Plans(4)
Total	4,332,504	$11.8533	1,845,674

(1)

Consists of the 1990 Stock Option Plan, as amended, the Amended and Restated 2006 Equity Incentive Compensation Plan, the 2007 Long Term Incentive Compensation Plan and the 2011 Long Term Incentive Compensation Plan.

(2)

Under the 2007 Long Term Incentive Compensation Plan, for the purpose of determining the number of shares available for future awards, an award of one stock option or one stock appreciation right with respect to one share of common stock is deemed to be an award of one share on the grant date. Any other awards granted under the 2007 Long Term Incentive Compensation Plan with respect to one share of common stock, including an award of a restricted share, a bonus share, or a performance share, is deemed to be an award of 1.15 shares of common stock on the grant date.

(3)

Consists of the 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”), the award granted to Mr. Brightman in connection with his initial employment, and the award granted to Mr. Serrano in connection with his initial employment. A description of each of these plans follows.

(4)

The table above does not include information as of December 31, 2012 regarding (i) the proposed amendment and restatement of the 2011 Long Term Incentive Compensation Plan to be considered at the annual meeting; (ii) 543,916 shares of restricted stock subject to awards outstanding under the Amended and Restated 2006 Equity Incentive Compensation Plan, the 2007 Long Term Incentive Compensation Plan, and the 2011 Long Term Incentive Compensation Plan; (iii) 3,020 shares of restricted stock outstanding under the award granted to Philip N. Longorio on February 22, 2008, as an inducement to his initial employment; (iv) 27,057 shares of restricted stock outstanding under the award granted to Peter J. Pintar on November 15, 2011, as an inducement to his initial employment; and (v) 46,898 shares of restricted stock outstanding under the award granted to Elijio V. Serrano on August 15, 2012, as an inducement to his initial employment.

Non-Stockholder Approved Plans

1996 Stock Option Plan for Nonexecutive Employees and Consultants

The TETRA Technologies, Inc. 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”) was adopted effective July 25, 1996. As of December 31, 2012, options covering 236,426 shares were outstanding under the 1996 Nonexecutive Plan, and options under the 1996 Nonexecutive Plan covering 20,503 shares were exercised during the year ended December 31, 2012. No grants of awards were permitted to be made under the 1996 Nonexecutive Plan after May 2, 2006.

Brightman Plan

As an inducement to his employment, Mr. Brightman was awarded, effective April 20, 2005, an option to purchase 80,000 shares at an exercise price of $27.23 per share (as adjusted to reflect the effect of our 3-for-2 stock split effected on August 26, 2005, and our 2-for-1 stock split effected on May 22, 2006, this presently equates to 240,000 shares at an exercise price of $9.0767 per share), which grant is evidenced by a Nonqualified Stock Option Agreement dated April 20, 2005. The option was 50% vested on the date of grant, and additional 25%

portions of the award vested on the first and second anniversaries of the grant date. As of December 31, 2012, options covering 240,000 shares were outstanding under the award. The maximum term of the award is ten years.

Serrano Plan

On August 1, 2012, Elijio V. Serrano was appointed by our Board of Directors to the positions of Senior Vice President and Chief Financial Officer. In connection with Mr. Serrano’s appointment, the Board of Directors authorized the grant to Mr. Serrano of an employment inducement award of 79,051 nonqualified stock options and 46,898 shares of restricted stock to be effective as of August 15, 2012. The exercise price of the nonqualified stock options is $6.60, which is equal to the closing price per share of our common stock on the New York Stock Exchange on August 15, 2012. Subject to Mr. Serrano’s continued employment and other terms and conditions set forth the in the Employee Equity Award Agreement between us and Mr. Serrano, the nonqualified stock options will vest 33.3334% on the first anniversary date of the award and an additional 2.7778% each month thereafter, becoming fully vested on the third anniversary date of the award, and the restricted stock will vest 33.3334% on the first anniversary date of the award and an additional 16.6667% each six months thereafter, becoming fully vested on the third anniversary date of the award.

Insider Stock Sales and Stock Ownership Guidelines

We acknowledge that sales of common stock by our executive officers will occur periodically. In particular, we believe that our executive officers who have a significant portion of their net worth in common stock may desire to diversify their investment portfolios over time and may be required to sell common stock to finance stock option exercises and to pay related taxes. We have established a policy for trading in common stock. This policy is designed to help ensure compliance with federal securities laws and allow the anticipated periodic sales to occur in an orderly fashion. The trading policy also prohibits our directors, officers, and employees from engaging in short sales of our common stock, from buying or selling puts, calls or other derivative instruments involving our common stock, and from engaging in certain forms of hedging or monetization transactions involving our common stock.

Our Board of Directors has adopted stock ownership guidelines for our directors and executive officers. The stock ownership guidelines are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under these guidelines, our executive officers have historically been required to hold shares of our common stock equal to a multiple, based upon position, of their base salary.

In November 2012, our Board of Directors approved an amendment to our stock ownership guidelines to allow our directors’ and executive officers’ ownership of the common units of Compressco Partners, L.P. to count toward fulfillment of the ownership requirement. In adopting this amendment, our Board acknowledged that, given our 82% limited partner interest in Compressco Partners, L.P., ownership of the common units of the partnership demonstrates commitment to us and further aligns our directors’ and officers’ interest with our stockholders’ interests. The policy establishes the following minimum ownership guidelines.

•      Our executive officers must hold shares of our common stock and/or common units of Compressco Partners equal to a multiple, based upon position, of their base salary. The multiples are as follows: Chief Executive Officer, three-times base salary; Chief Financial Officer, two-times base salary; and, Senior Vice Presidents and Vice Presidents, one-time base salary. Executive officers who held their current positions in February 2008 are required to be in compliance with the guidelines by the date of our 2013 Annual Meeting. As of the date of this proxy statement, we believe that all such executive officers will be in compliance on the required date. Executive officers appointed after February 2008 will have five years following attainment of executive officer status to be in compliance. Although full compliance is not yet required for them until dates ranging from 2014 through 2017, as of the date of this proxy statement, Messrs. Brightman, Goldman, Longorio and Pintar are in compliance with the guidelines.

•      Our non-employee directors, including the Chairman of the Board of Directors, are required to hold shares of our common stock and/or common units of Compressco Partners equal to five-times their annual cash retainer. Non-employee directors as of February 2008 were required to be in compliance with the guidelines by the date of our 2012 Annual Meeting. On such date, each non-employee director for whom compliance was required was in compliance with the guidelines. Non-employee directors elected after February 2008 have four years from the date of their election or appointment to be in compliance.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in overseeing matters relating to our accounting and financial reporting practices, the adequacy of our internal controls, and the quality and integrity of our financial statements. The charter of the Audit Committee is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of our accounting and financial reporting principles and policies. Management is also responsible for establishing and maintaining our internal controls and procedures, establishing financial reporting processes and controls, and evaluating the effectiveness of such controls and procedures. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon as well as expressing an opinion on the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee consists of four directors who are independent, as independence is defined in the listing standards for the NYSE and the rules of the SEC. The Audit Committee met six times during the year ended December 31, 2012. The Audit Committee reviewed and discussed with management our financial results prior to the release of earnings. In addition, the Audit Committee reviewed and discussed with management and Ernst & Young LLP the interim financial information included in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012, and September 30, 2012 prior to their being filed with the SEC.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.

The Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2012, and discussed them with management and Ernst & Young LLP. Based on the review and discussions described above, the Audit Committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors,

Tom H. Delimitros, Chairman

Ralph S. Cunningham

Kenneth P. Mitchell

Kenneth E. White, Jr.

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

FEES PAID TO PRINCIPAL ACCOUNTING FIRM

The following table sets forth the aggregate fees for professional services rendered to us by our principal accounting firm, Ernst & Young LLP, for the fiscal years ended December 31, 2012, and 2011, respectively:

	2012	2011

Audit fees	$1,922,234	$2,040,683
Audit related fees(1)	37,000	231,258
Tax fees(2)	43,727	18,118
Total fees(3)	$$2,022,961	$2,290,059

(1)	Consists of fees for an employee benefit plan audit in 2012 and 2011 and acquisition due diligence in 2011.
(2)	Consists primarily of fees for international tax compliance review in 2012 and 2011.
(3)

Ernst & Young LLP also served as the auditor of Compressco Partners. The above table does not include the following fees related to the Compressco Partners audit: $350,000 in audit fees and $99,369 in tax fees during 2012; and, $618,800 in audit fees and $215,486 in tax fees during 2011.

The Audit Committee preapproved 100% of these fees. Before approving these fees, the Audit Committee considered whether the provision of services by Ernst & Young LLP that are not related to the audit of our financial statements was compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that it was.

AUDIT COMMITTEE PREAPPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy provides that our independent registered public accounting firm (the “Audit Firm”) may provide only those services preapproved by the Audit Committee. The Audit Committee annually reviews and preapproves the audit, review, attest, and permitted non-audit services to be provided during the next audit cycle by the Audit Firm. To the extent practical, at the same meeting, the Audit Committee also reviews and approves a budget for each of such services. The term of any such preapproval is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

Services proposed to be provided by the Audit Firm that have not been preapproved during the annual review and the fees for such proposed services must be preapproved by the Audit Committee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must be preapproved by the Audit Committee. The Audit Committee has delegated the authority to grant specific preapprovals under its policy with respect to these services and fees to its chairman, who reports such preapproval to the full Audit Committee no later than its next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to preapprove services performed by the Audit Firm.

All requests or applications for the Audit Firm to provide services to us must be submitted to the Audit Committee or its chairman by the Audit Firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules, and regulations relating to auditor independence. It is our policy that if any of our employees or any representative of the Audit Firm becomes aware that any services are being, or have been, provided by the Audit Firm to us without the requisite preapproval, such individual must immediately notify the Controller or the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate members of senior management so that prompt action may be taken to the extent deemed necessary or advisable.

EXECUTIVE OFFICERS

Our current executive officers and their ages and positions are as follows:

Name	Age	Position
Stuart M. Brightman	56	President and Chief Executive Officer
Elijio V. Serrano	55	Senior Vice President and Chief Financial Officer
Edwin H. Goldman	64	Senior Vice President
Philip N. Longorio	59	Senior Vice President
Peter J. Pintar	54	Senior Vice President – Corporate Strategy and Development
Bass C. Wallace, Jr.	54	Senior Vice President, General Counsel and Corporate Secretary
Ronald J. Foster	56	President – Compressco Partners GP Inc.
Ben C. Chambers	57	Vice President – Accounting and Controller
Bruce A. Cobb	63	Vice President – Finance and Treasurer
Elisabeth K. Evans	50	Vice President – Human Resources

(Information regarding the business experience of Mr. Brightman is set forth above under “Nominees for Director.”)

Elijio V. Serrano has served as our Senior Vice President and Chief Financial Officer since August 2012. Mr. Serrano served as chief financial officer of UniversalPegasus International, a global project management, engineering and construction management company, from October 2009 through July 2012. Following his resignation from Paradigm BV in February 2009 and until his acceptance of the position with UniversalPegasus International in October 2009, Mr. Serrano was retired. From February 2006 through February 2009, Mr. Serrano served as chief financial officer and executive vice president of Paradigm BV (formerly, Paradigm Geophysical Ltd.), a provider of enterprise software solutions to the oil and gas industry. From October 1999 through February 2006, Mr. Serrano served as chief financial officer of EGL, Inc., a publicly-traded transportation and logistics company subject to the reporting requirements of the Securities Exchange Act of 1934. From 1982 through October 1999, Mr. Serrano was employed in various capacities by Schlumberger Ltd., including as vice president and general manager of the western hemisphere operations of Schlumberger’s Geco-Prakla seismic division (from 1997 to 1999), as  group controller for the global operations of the Geco-Prakla seismic division (from 1996 to 1997), and from 1992 to 1996, as controller of various geographical units of the Geco-Prakla seismic division. Mr. Serrano received his B.B.A. degree in accounting and finance from the University of Texas at El Paso in 1979. Mr. Serrano became a certified public accountant in the State of Texas in 1986 and continued as a certified public accountant until March 2002, at which time his license became inactive.

Edwin H. Goldman has served as our Senior Vice President since August 2008. From February 2002 through August 2008, he was employed in various executive management positions with Kellogg Brown & Root Inc., ultimately serving as vice president – upstream oil and gas facilities, by which he had direct responsibility for the onshore and offshore production facilities and pipeline business of the oil and gas market segment. From February 1999 through February 2002, Mr. Goldman was employed as manager of business strategy and development and manager of business acquisition, Africa, Middle East and Asia by Heerema Marine Contractors, a marine contracting company based in Leiden, Netherlands. From January 1997 to February 1999, Mr. Goldman served as director and commercial manager Asia-Pacific for Heerema Far East Pte. Ltd., in Singapore. Mr. Goldman served as manager of business strategy and development with Heere Mac Vof, based in Leiden, Netherlands, from 1990 through 1997. From 1980 through 1990, Mr. Goldman held various positions of international responsibility with Heerema Offshore Construction Group, Heerema Engineering US, and Heerema Engineering Service, and from 1977 through 1980, served as legal advisor with Smit International Marine Services and Global Marine Drilling Inc. Mr. Goldman received his Masters Degree at Law from Erasmus University in Rotterdam, Netherlands.

Philip N. Longorio has served as our Senior Vice President since February 2008. Mr. Longorio is a thirty-five-year veteran of the oil and gas service industry, and has held various executive management positions with both major and smaller oil service companies. From July 2004 through May 2007, Mr. Longorio served as president and chief executive officer of WellDynamics B.V., a joint venture between Halliburton Energy Services and Shell Technology Ventures that provides intelligent well technology. From December 1999 through February 2004, Mr. Longorio served as vice president of Sperry-Sun Drilling Services, a subsidiary of Halliburton Energy Services, and from 1988 through 1999, he served at Halliburton in executive management roles leading the well testing, wireline logging and perforating businesses. Mr. Longorio began his oilfield career in 1977 at Gearhart Industries. Mr. Longorio is a United States Air Force veteran, and an active member of the SPE and SPWLA.

Peter J. Pintar has served as our Senior Vice President, Corporate Strategy and Development since November 2011. From September 2010 through November 2011, Mr. Pintar was self employed. Mr. Pintar previously served as vice president corporate strategy and development with Smith International, Inc. from August 2005 through September 2010. Prior to its merger with Schlumberger in August 2010, Smith International, Inc. was a public company subject to the reporting requirements of the Exchange Act that was a leading global supplier of products and services to the oil and gas industry. Mr. Pintar held various positions with DTE Energy Company, including director, corporate development, managing director, venture capital investments, and director, investor relations from October 1997 through August 2005. From November 1990 through September 1997, Mr. Pintar was a management consultant with McKinsey & Company, where he assisted U.S. and international corporations in strategic planning and business development. Mr. Pintar received his B.A. degree in Economics from the University of Wisconsin, his M.A. degree in International Relations from The Johns Hopkins University and his M.B.A. degree in Finance from The Wharton School.

Bass C. Wallace, Jr. has served as our General Counsel since 1994, as our Corporate Secretary since 1996, and as Senior Vice President since May 2011. From 1984 to 1994 he was engaged in the private practice of law. Mr. Wallace received his B.A. degree in Economics from the University of Virginia and his J.D. degree from the University of Texas School of Law.

Ronald J. Foster has served as President and a director of our subsidiary, Compressco Partners GP Inc., the general partner of Compressco Partners, since October 2008. He served as President and a director of our Compressco, Inc. subsidiary from October 2008 until October 2012. From August 2002 to September 2008 Mr. Foster served as Senior Vice President of Sales and Marketing with Compressco, Inc. Mr. Foster has over 30 years of energy-related work experience that also includes positions with Wood Group, Halliburton and Dresser. He is an active member of several regional industry trade organizations, including the American Petroleum Institute (API), the Society of Petroleum Engineers (SPE) and the Oklahoma Independent Petroleum Association (OIPA). Mr. Foster received his B.S. degree in Economics from Oklahoma State University.

Ben C. Chambers has served as our Vice President – Accounting and Controller since May 2001. He served as Chief Accounting Officer from May 2000 to May 2001. He was first employed by us in 1993, and served as Controller of our Oil & Gas Services Division from January 1995 to May 2000. From 1979 to 1992, Mr. Chambers held various management positions with Baker Hughes, Inc., ultimately serving as controller for its Tubular Services Division. Mr. Chambers received his B.S. degree in Accounting from the University of Oklahoma, and he is a certified public accountant.

Bruce A. Cobb has served as our Vice President – Finance and Treasurer since May 2001. He served as our Controller and Treasurer from May 2000 to May 2001, and as our Chief Accounting Officer from June 1999 to May 2000. Mr. Cobb served as our Controller from 1991 to May 1999. From 1987 to 1991, he was the chief financial officer of Speeflo Manufacturing Company. From 1979 to 1987, Mr. Cobb served as division controller for Hughes Production Tools, a division of Hughes Tool Company. From 1973 to 1979, he practiced accounting with Ernst & Young. Mr. Cobb received his B.B.A. degree in Accounting from the University of Texas, and he is a certified public accountant.

Elisabeth K. Evans has served as our Vice President – Human Resources since January 2013. Ms. Evans served as senior vice president of human resources and corporate communications of Boardwalk Pipeline Partners, LP, a midstream master limited partnership that provides transportation, storage, gathering and processing of natural gas and liquids, from February 2009 through September 2012. Following her departure from Boardwalk Pipeline Partners, LP  and until her acceptance of the position with us in January 2013, Ms. Evans was engaged in independent consulting on human resources issues. From April 2003 through January 2009, Ms. Evans served as vice president of human resources and administrative services for AGL Resources Inc., and from 1999 through 2001, she served as a global human resources director for Accenture, Ltd. Ms. Evans was employed in various capacities by ARAMARK Corporation, including as human resources director, from 1994 through 1999. From 1988 through 1994, Ms. Evans served in human resources positions with BP. Ms. Evans received her B.A. degree in Economics in 1986 and her M.A. degree in Economics in 1988 from Indiana University.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) is designed to provide our stockholders with an understanding of our compensation philosophy and objectives and insight into the process by which our specific compensation practices are established and specific compensation decisions are made. Although the Management and Compensation Committee of our Board of Directors (the “Committee”) is responsible for the oversight of all of our compensation programs, many of which apply to a broad-base of our employees, much of the discussion within the CD&A focuses on the compensation of our Chief Executive Officer and the officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”) and other employees designated as our senior officers (together with our NEOs, “Senior Management”).

Executive Summary

We are a geographically diversified oil and gas services company focused on completion fluids and associated products and services, frac water management, after-frac flow back, production well testing, offshore rig cooling, compression-based production enhancement, and selected offshore services including well plugging and abandonment, decommissioning, and diving. We are in the process of winding down the operations of our Maritech segment, which now consist primarily of the well abandonment and decommissioning work required to retire Maritech’s remaining asset retirement obligations.

Our compensation practices for fiscal year 2012 were influenced by our financial results and our successful completion of three significant acquisitions during the year that were consistent with certain strategic objectives established for 2012. We entered 2012 in a strong position to invest in the growth of our core service businesses due to the sale, during 2011, of approximately 95% of our Maritech segment’s proved reserves and the assumption by the purchasers of approximately 45% of Maritech’s decommissioning liabilities. Over the course of 2012, we invested approximately $163 million for the acquisitions of Optima Solutions Holdings Limited (“Optima”), a provider of rig cooling services in international offshore markets; Eastern Reservoir Services (“ERS”), a provider of frac flow back services to oil and gas operators in Appalachia and the U.S. Rockies; and Greywolf Production Systems (“Greywolf”), a well testing and flow back company headquartered near Calgary, Alberta, with Canadian and U.S. operations. Together, these three acquisitions broadened the scope of our service offerings and expanded our presence in key domestic and international markets. Other factors that impacted our 2012 financial results and compensation based on such results include continued benefits from our growth capital investment programs, particularly for our Compressco segment in Latin America, and improved activity levels in the Gulf of Mexico for our Fluids Division.

The following are some of the key factors to consider in evaluating our executive compensation program:

•         Compensation Linked to Long-Term Performance. We seek to structure a balance between achieving positive short-term annual results and ensuring long-term viability and success by providing both annual and long-term incentive opportunities.

•         Beginning in 2010 and again in 2011, the Committee awarded performance-based long-term cash incentives to members of Senior Management to supplement the long-term performance incentive and retention value provided by our historic use of time-vesting equity awards. Compared to awards granted in 2011, in 2012, the Committee increased the portion of performance-based cash incentives in our Senior Management’s aggregate long-term incentive compensation awards in order to motivate improved financial performance over the three-year performance periods covered by such awards.

•         We continue to believe that tying a significant portion of our Senior Management’s compensation directly to our stockholders’ returns is an important aspect of our total compensation plan and for the fiscal year 2012, 30.0% of the total target compensation awarded to our Chief Executive Officer, Mr. Brightman, consisted of stock options and shares of restricted stock, and an average 29.0% of the target compensation awarded to our other NEOs consisted of stock options and shares of restricted stock. The combination of long-term equity incentives and long-term cash incentives weights total prospective target compensation awarded to our NEOs in 2012 significantly toward long-term performance.

The following pie charts show the target allocation of the base salary, annual performance incentive and long-term performance incentive elements of our Chief Executive Officer’s and other NEOs’ compensation for fiscal year 2012:

* All Other Compensation includes the company paid portion of life, health and disability insurance benefits, and matching contributions under our 401(k) Retirement Plan.

•         2012 Compensation. For fiscal year 2012, cash compensation paid to our Chief Executive Officer, Mr. Brightman, was $818,000, consisting of $568,000 in base salary, $241,542 as his award under the Cash Incentive Compensation Plan for 2012 performance, and $8,458 of discretionary bonus. Mr. Brightman was awarded long-term equity incentive awards during 2012 consisting of stock options and restricted stock with an aggregate grant date fair value of $629,713. In addition, Mr. Brightman received $16,976 in other compensation during 2012. Messrs. Brightman, Goldman, Longorio and Pintar were also granted long-term cash incentive awards during 2012 that are not reflected in the Summary Compensation Table or in the following pie charts because amounts payable under those awards are determined at the end of a three-year performance period.

The following pie charts show the allocation of the elements of Mr. Brightman’s actual compensation and the allocation of the elements of our other NEOs’ average actual compensation for fiscal year 2012, as set forth in the Summary Compensation Table:

* All Other Compensation includes the company paid portion of life, health and disability insurance benefits, and matching contributions under our 401(k) Retirement Plan.

** Earned Annual Incentive includes amounts earned for 2012 performance under the Cash Incentive Compensation Plan and discretionary non-plan bonuses.

•         Independent Compensation Consultant. The Committee first retained the services of Frost HR Consulting (formerly Stone Partners, Inc.), an independent human resources consulting firm, in September 2009. Since that time, the Committee has utilized Stone Partners at various times to provide advice and guidance with respect to specific compensation policies and our implementation of certain compensation programs, and the potential impact of evolving compensation trends and regulatory initiatives on our compensation programs. In addition, since September 2009 the Committee has engaged Stone Partners on specific projects including, in October 2010, an assessment of any discernible risks in our compensation programs, and in September 2011, an analysis of our 2011 compensation to assist the Committee in its consideration of our 2012 program.

•         Amendment of Stock Ownership Guidelines. In November 2012, our Board of Directors approved an amendment to our stock ownership guidelines for directors and executive officers to allow our directors’ and officers’ ownership of the common units of Compressco Partners, L.P. to count toward fulfillment of the ownership requirement. In adopting this amendment, our Board acknowledged that, given our 82% limited partner interest in Compressco Partners, L.P., ownership of the common units of the partnership by our directors and executive officers demonstrates commitment to us and aligns our directors’ and executive officers’ interests with our shareholders’ interests. Executive officers who held their current positions in February 2008 are required to be in compliance with the guidelines by the date of our upcoming 2013 Annual Meeting of Stockholders. As of the date of this proxy statement, we believe that all such executive officers will be in compliance on the required date. In addition, although compliance is not yet required for them until dates ranging from 2014 through 2017, as of the date of this proxy statement, Messrs. Brightman, Goldman, Longorio and Pintar are in compliance with the guidelines.

•         Performance-Based Cash Incentive Plan. Under our Cash Incentive Compensation Plan, annual award opportunities are tied to measurable financial and operational performance objectives that are established by the Committee at the beginning of each performance year. The acquisitions of Optima, ERS and Greywolf during fiscal year 2012 were expected to positively impact our financial results, including results related to certain financial performance measures on which Cash Incentive Compensation Plan payments are based. Consequently, to reflect the anticipated contributions of the three acquisitions, the Committee exercised its authority under the Cash Incentive Compensation Plan to increase certain target performance objectives applicable to our CEO and other NEOs. For a more detailed description of these increases and a discussion of amounts earned relative to the increased performance objectives, please read the section titled “Annual Performance-Based Cash Incentives,” below.

•         Continuing Improvements in Compensation Practices. In addition to the actions described above, we have implemented and continue to maintain existing compensation practices that we believe contribute to good governance.

•         We employ our NEOs and Senior Management “at will” under employment agreements similar to those executed by all our employees. None of our NEOs or Senior Management has any guaranteed arrangements for cash compensation or severance upon a change in control; however, as discussed in “Change in Control Agreements” below, if the proposed amendments to our 2011 LTIP are approved by our stockholders, we intend to adopt change in control agreements for certain members of Senior Management. None of our NEOs or Senior Management are currently provided any gross-up payments, and no gross-up payments will be provided for in the change in control agreements we intend to adopt.

•         Our compensation consultant is retained directly by the Committee and does not provide any services to management.

•         Every member of the Committee is independent, as such term is defined in the listing standards of the NYSE.

•         Our insider trading policy prohibits transactions involving short sales, the buying or selling of puts, calls or other derivative instruments, and transactions involving certain forms of hedging or monetization.

In summary, our compensation philosophies and programs are subject to a thorough process that includes Committee review and approval, the advice of an independent, third-party consultant engaged by the Committee from time to time, and existing guidelines concerning the timing and pricing of our equity awards.

Consideration of Prior Year’s Advisory Vote

In May 2012, our stockholders overwhelmingly approved the compensation of our named executive officers as described in our 2012 proxy statement, with approximately 98.5% of stockholder votes cast in favor of our 2012 “say-on-pay” resolution (excluding abstentions and broker non-votes). Following our 2012 Annual Meeting, as we considered the specific compensation practices through which we implement our compensation philosophy, we were mindful of the strong support our stockholders expressed for our 2012 executive compensation policies and practices. We made no significant changes to our compensation practices as a result of the 2012 say-on-pay vote.

Oversight of Executive Compensation Program

The Committee is responsible for discharging the responsibilities of our Board of Directors relating to the compensation of our executive officers and advising our board on our compensation philosophy, programs, and objectives. The Committee oversees our compensation programs, which include components that are designed specifically for our NEOs, other members of our Senior Management, and a broad-base of our employees. Additionally, the Committee is charged with the review and approval of all compensation decisions relating to the CEO, and with the review and oversight of all compensation decisions relating to Senior Management.

Consistent with the requirements of the NYSE, the Committee is composed entirely of independent, non-management members of our Board of Directors. With the exception of awards received under our 2007 Long Term Incentive Compensation Plan, no Committee member participates in any of our employee compensation programs. Each year, we review any and all relationships that each director has with us, and the Board of Directors subsequently reviews our findings. The Board of Directors has determined that none of the Committee members has a material business relationship with us.

The responsibilities of the Committee include the following:

•      establishing a compensation philosophy designed to support our overall business strategy and objectives and establishing a compensation strategy designed to attract and retain executive talent, motivate executive officers to improve their performance and the financial performance of the company, and otherwise implement the compensation philosophy;

•      annually reviewing and establishing annual and long-term performance goals and objectives for our Senior Management that are intended to support our compensation philosophy and the Committee’s compensation strategy;

•      annually evaluating the performance of our CEO and other NEOs in light of approved performance goals and objectives;

•      annually reviewing and approving the compensation of the CEO and other NEOs based on their performance evaluations, including annual salary, performance-based cash incentive awards, other cash incentive opportunities including long-term incentive opportunities, and any other matter relating to the compensation of the CEO and other NEOs which the Committee considers appropriate;

•      reviewing at least annually all equity-based compensation plans and arrangements, including the amount of equity remaining available for issuance under those plans, and making recommendations to our Board of Directors regarding the need to amend existing plans or to adopt new plans for the purposes of implementing the Committee’s goals regarding long-term and equity-based compensation;

•      reviewing at least annually all components of compensation paid to or available to the CEO and other NEOs, which may include salary, cash incentives (both performance-based and otherwise), long-term incentive compensation, perquisites, and other personal benefits to determine the appropriateness of each component in light of our compensation philosophy;

•      reviewing and approving all employment, severance, change of control or other compensation agreements or arrangements to be entered into or otherwise established with our CEO and other NEOs;

•      producing an annual Committee report for inclusion in our proxy statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC; and

•      reviewing with the CEO matters relating to management succession, including compensation related issues.

Overview of Compensation Philosophy and Objectives

In order to recruit and retain highly qualified and competent individuals as Senior Management, we strive to maintain a compensation program that is competitive in the labor markets in which we operate. Our guiding philosophy is to maintain an executive compensation program that will attract, retain, motivate and reward highly qualified and talented individuals to enable us to perform better than our competitors. The following are our key objectives in setting the compensation programs for our Senior Management:

•      design competitive total compensation programs that enhance our ability to attract and retain knowledgeable and experienced Senior Management;

•      motivate our Senior Management to deliver outstanding financial performance and meet or exceed general and specific business, operational, and individual objectives;

•      establish salary and annual cash incentive compensation levels that reflect competitive market practices in relevant markets and are generally within the median range for the relevant peer group;

•      provide equity incentive compensation and long-term cash incentive compensation opportunities that are consistent with our overall compensation philosophy;

•      provide a significant percentage of total compensation that is “at risk,” or “variable,” based on predetermined performance measures and objectives; and

•      ensure that a significant portion of the total compensation package is determined by increases in stockholder value, thus assuring an alignment of Senior Management and our stockholders’ interests.

Implementation and Management of Compensation Programs

Role of Committee. The Committee determines our overall compensation philosophy and sets the compensation of our CEO and other members of Senior Management. In making compensation decisions, the Committee considers our financial results and relative stockholder returns over the relevant period; strategic accomplishments; compensation paid by companies in our peer group; compensation data from available surveys of the oilfield services industry for executive officers with similar positions and with roles and responsibilities similar to our Senior Management; market data, analysis and recommendations provided by any compensation consultant engaged by the Committee; overall compensation paid to our CEO and members of Senior Management in previous years, including the value of equity-based compensation; and recommendations from our CEO with respect to specific compensation matters, including changes in compensation for our Senior Management. The Committee has the authority to retain compensation consultants, outside counsel, or other advisors to assist the committee in the discharge of its duties. In any given year, the Committee bases its decision on whether to retain a compensation consultant on factors including prevailing market conditions, regulatory changes governing executive compensation, and the quality and applicability of any other relevant data that may be available. If a compensation consultant is engaged, the Chairman of the Committee maintains a direct line of communication with the consultant and arranges meetings with the consultant that may include other members of the committee and/or the CEO and certain members of Senior Management. Through this communication with the Chairman of the Committee, the consultant reports to, and acts at the direction of, the Committee. Although our CEO and certain members of Senior Management may receive the consultant’s report and data, the Committee retains and exercises control and authority over the compensation consultant.

Role of Compensation Consultant. The Committee first retained the services of Frost HR Consulting (formerly Stone Partners, Inc.), an independent human resources consulting firm, in September 2009. Since that time, the Committee has utilized Frost HR Consulting at various times to provide advice and guidance with respect to specific compensation policies, our implementation of certain compensation programs, and the potential impact of evolving compensation trends and regulatory initiatives on our compensation programs. In addition, since September 2009 the Committee has engaged Frost HR Consulting on specific projects, including, in October 2010, an assessment of any discernible risks in our compensation programs, and in September 2011, and analysis of our 2011 compensation to assist the Committee in its consideration of our 2012 program, including appropriate peer comparisons.

Frost HR Consulting does not provide other services to us, has procedures in place to prevent conflicts of interest, and does not have a business or personal relationship with any of our executive officers or any member of the Committee. The individual consultants involved in the engagement do not own our stock. The Committee discussed these considerations and concluded that there are no conflicts of interest with respect to the consulting services provided by Frost HR Consulting.

In December 2011, the Committee met to review and discuss the Frost HR Consulting analysis and our CEO’s year-end compensation report, and to consider prospective changes to 2012 compensation for our NEOs and other Senior Management. A representative of Frost HR Consulting was in attendance at the Committee’s December 2011 meeting to review the analysis and respond to the Committee’s questions both with, and without our CEO and other members of Senior Management present. In its analysis, Frost HR Consulting utilized the same fifteen company peer group initially selected in 2009, the Stone Partners Oilfield Services and Manufacturing Industry Executive Compensation Survey 2011, the Mercer Energy and Executive Compensation Surveys 2011, and the Towers Watson Top Management Compensation Survey 2011 to compare base salary, total cash, total direct compensation, annual cash incentives and long-term incentives paid or available to members of our Senior Management to the 25th, 50th and 75th percentiles of the averaged peer group and survey data, employing scope factors or regression analysis to predict compensation levels for some positions, and aging the averaged results 3.5% to approximate compensation levels as of January 1, 2012. The fifteen company peer group initially adopted for the Frost HR Consulting 2009 compensation analysis and review of our 2010 compensation, and utilized again in the review of our 2011 compensation, included:

CARBO Ceramics	Lufkin Industries, Inc.	Superior Energy Services, Inc.
Core Laboratories N.V.	RPC, Inc.	Oil States International, Inc.
Cal Dive International, Inc.	Newpark Resources, Inc.	Exterran Holdings, Inc.
Basic Energy Services, Inc.	Global Industries, Ltd.	Oceaneering International, Inc.
Key Energy Services, Inc.	Complete Production Services, Inc.	Helix Energy Solutions Group, Inc.

For the purpose of this analysis of 2011 compensation, Frost HR Consulting treated Compressco Partners as a wholly owned subsidiary of TETRA. However, under its engagement with the Committee, Frost HR Consulting delivered to the Committee a separate analysis of Compressco Partners’ compensation, treating Compressco as a stand-alone, publicly traded master limited partnership with a distinct peer group of similar entities.

In September 2012, the Committee retained the services of Frost HR Consulting to provide an analysis of our 2012 compensation and assist the committee in its consideration of our 2013 compensation program. The Committee’s consideration of this analysis, and actions taken by the committee based on its findings, are further discussed in the section titled “Changes for Fiscal Year 2013,” below.

Role of CEO. Our CEO makes recommendations to the Committee with regard to salary adjustments and the annual and long-term incentives available to our Senior Management, excluding himself. Based upon his judgment and experience, taking into consideration available industry-based compensation surveys, peer group compensation data and other data and analyses, including data provided by the Committee’s consultant, if one is retained for that year, our CEO annually reviews with the Committee specific compensation recommendations for Senior Management. In preparation for these evaluations, our CEO prepares a year-end compensation report that includes industry-based and peer group compensation data, data generated by any compensation consultant engaged by the Committee, and our CEO’s personal evaluation of the performance of each member of Senior Management. The CEO’s compensation report presents current and historical annual base salaries, annual incentive targets, annual incentives earned and the values of outstanding equity-based and other long-term compensation in a tally sheet format, to provide the Committee with a detailed picture of how the various components of total compensation paid or to be paid to each member of Senior Management, including himself, aggregate in the current year and over a multi-year period.

In its review of our CEO’s compensation report and its consideration of whether changes in compensation recommended by the CEO are in line with our overall compensation philosophy, current competitive market conditions, and current economic conditions, the Committee considers the CEO’s evaluations of and recommendations for each member of Senior Management as well as its own evaluations of Senior Management and, if a compensation consultant is retained for that year, the analysis and report of the compensation consultant. The Committee reviews our CEO’s compensation report among themselves and with our CEO and approves any prospective changes in compensation for Senior Management other than our CEO. The Committee, in executive session, establishes the compensation for our CEO. If changes in base salary for members of Senior Management are approved, the Committee generally gives our CEO discretion to determine when the prospective changes are made effective during the following year.

Timing of Compensation Decisions. Our CEO typically distributes his year-end compensation report to the Committee, as well as the entire Board of Directors, prior to our December board and committee meetings. The Committee reviews the CEO’s compensation report, information and recommendations provided by its compensation consultant, if any for that year, and such other information it considers relevant, and typically approves prospective changes in base salary for Senior Management that may be implemented in the following year at the CEO’s discretion. Also at its December meeting, the Committee typically reviews a preliminary estimate of the aggregate amount of annual cash incentive compensation that may be awarded based on current year performance. Based upon the completed audit of our full year financial results, the actual aggregate amount of annual cash incentive compensation to be paid is finalized and approved and the specific amounts to be paid to the CEO and other NEOs are reviewed and approved by the Committee prior to payment at a meeting typically held in February of the following year. Finally, at its December meeting, the Committee reviews succession plans for our CEO and other members of Senior Management, as well as company-wide headcount and aggregate compensation costs.

Compensation Elements

We strongly believe that Senior Management should be compensated with a package that includes, at a minimum, the following three elements: salary, performance-based cash incentive compensation, and equity incentive compensation. A significant portion of the total prospective compensation paid to each member of Senior Management should be tied to measurable financial and operational objectives. These objectives, whether on a divisional or company-wide basis, may include absolute performance and performance relative to a peer group. During periods when performance meets or exceeds established objectives, Senior Management should be paid at or above the levels targeted for such objectives. When our performance does not meet key objectives, incentive award payments, if any, should be less than the levels targeted for such objectives. The Committee seeks to structure a balance between achieving strong short-term annual results and ensuring long-term viability and success. To reinforce the importance of this balance, we provide each member of Senior Management with both annual and long-term incentives. Currently, short-term incentive opportunities for Senior Management are in the form of annual cash incentives that are based on both objective performance criteria and subjective criteria. Long-term incentives include equity awards that typically vest over multiple years and performance-based cash awards that vest at the end of a three-year period based on the level of attainment of established performance objectives. While the mix of salary, annual cash incentives and long-term incentives earned by Senior Management can vary from year-to-year depending on individual performance and on our overall performance, the Committee believes that long-term incentives, the potential future value of which is heavily contingent on our long-term success, should constitute a significant portion of total compensation in any one year.

Salary. The Committee reviews relevant survey data and information and analysis provided by its compensation consultant, if one is retained for that year, to ensure that our salary program is competitive. We believe that a competitive salary program is an important factor in our ability to attract and retain Senior Management, and we generally compare base salaries paid to our Senior Management to the median base salaries contained in the survey data. In this respect, the Committee uses the survey data and compensation offered by peer companies as a market check on the salaries and other elements of compensation it establishes. The Committee reviews the salaries of all members of Senior Management at least annually. Salaries may be adjusted for performance, which may include individual, business unit and/or company-wide performance, expansion of duties and responsibilities, and changes in market salary levels. In considering salary adjustments, the Committee gives weight to the foregoing factors, with particular emphasis on corporate performance goals, our CEO’s analysis of the individual’s performance, and our CEO’s specific compensation recommendations (except with regard to his own salary). However, the Committee does not rely on formulas and considers all of the above factors when evaluating salary adjustments.

In its December 2011 review of the Frost HR Consulting analysis of our Senior Management compensation, the Committee noted that our NEOs’ 2011 base salaries were an average 92.9% of market median base salary levels. With regard to members of Senior Management other than our CEO, the Committee also took into account our CEO’s evaluation of each individual’s performance during 2011. Based on its consideration of the Frost HR Consulting analysis and our CEO’s recommendations, the Committee approved average increases in base salary of 4.6% for Messrs. Brightman, Goldman, Longorio, and Abell. Mr. Pintar, who was appointed as Senior Vice President in November 2011, did not receive a salary increase during 2012. The following table sets forth the annual base salaries that were effective during 2012 for our current NEOs as well as Mr. Abell, who served as our Chief Financial Officer for a portion of the year:

Name	Title	Base Salary
Stuart M. Brightman	President & Chief Executive Officer	$568,000
Elijio V. Serrano	Sr. Vice President & Chief Financial Officer	$380,000
Edwin H. Goldman	Sr. Vice President	$356,000
Philip N. Longorio	Sr. Vice President	$356,000
Peter J. Pintar	Sr. Vice President - Corporate Strategy & Development	$342,000
Joseph M. Abell	Former Sr. Vice President & Chief Financial Officer	$312,000

Performance-Based Cash Incentives. In March 2010, the Committee adopted a Cash Incentive Compensation Plan that provides both annual and long-term cash incentive opportunities to our NEOs and other Senior Management, and key employees and consultants. Under the Cash incentive Compensation Plan, the Committee may award short-term and long-term incentive opportunities that are based on both objective and subjective criteria, and are intended to encourage greater focus on our strategic business objectives, further our compensation philosophy, emphasize pay-for-performance, and provide competitive compensation opportunities.

Annual Performance-Based Cash Incentives. While the amount of each award paid to members of Senior Management under the Cash Incentive Compensation Plan is subject to the discretion of the Committee, the plan provides for annual award opportunities, calculated as a percentage of base salary, based on financial and nonfinancial performance measures. For each award opportunity, a threshold, target and stretch performance objective is established for each applicable performance measure and the amount of the award payment that may be received is based on the level of achievement of such objectives, subject to the discretion of the Committee. In addition, recipients of annual incentive awards have the opportunity to participate in an award pool that may be established under the Cash Incentive Compensation Plan for achievement in excess of designated stretch performance objectives.

As part of its December 2011 review of Senior Management compensation, the Committee reviewed a preliminary estimate of the aggregate amount of annual cash incentive compensation to be awarded based on 2011 performance under our Cash Incentive Compensation Plan, and discussed the overall effectiveness of the plan in furthering our compensation philosophy. In its consideration of changes for the 2012 plan year, the Committee did not specifically benchmark Cash Incentive Compensation Plan award opportunities relative to any survey or peer group data. The Committee elected to increase the level of Mr. Brightman’s annual cash incentive opportunity from 75% of his annual base salary to 90% of his annual base salary, and to increase the level of annual cash incentive opportunity available to Messrs. Abell, Goldman, Longorio and Pintar from 55% of their respective annual base salaries to 60% of their respective annual base salaries. For all other participants, the Committee elected not to change the levels of award opportunities available for the 2012 plan year from the levels initially set for the 2010 plan year and maintained for the 2011 plan year. Mr. Serrano, who was first employed by us in August 2012, was not eligible to receive a Cash Incentive Compensation Plan payment for 2012 performance.

The following table sets forth the 2012 annual incentive award opportunities established by the Committee as a percentage of base salary for our CEO and other current NEOs, and for Mr. Abell, under the Cash Incentive Compensation Plan:

	Threshold	Target	Stretch
Stuart M. Brightman	18%	90%	144%
Elijio V. Serrano	n/a	n/a	n/a
Edwin H. Goldman	12%	60%	96%
Philip N. Longorio	12%	60%	96%
Peter J. Pintar	12%	60%	96%
Joseph M. Abell	12%	60%	96%

Under the Cash Incentive Compensation Plan, financial and nonfinancial performance measures may be based on performance criteria described in the plan or on such other measures as determined by the Committee. In December 2011, we were in the beginning stages of the ongoing process of winding-down Maritech’s operations, which now consist primarily of the well abandonment and decommissioning work required to retire Maritech’s remaining asset retirement obligations. At that time, we expected this process to be substantially complete by the end of 2012, with a portion of the work extending into the first half of 2013. Consequently, recognizing that Maritech’s remaining operations were not strategic to our consolidated results going forward, the Committee elected to designate consolidated diluted net income per common share excluding results attributable to Maritech as a performance measure for the 2012 fiscal year. In addition, with the completion of its initial public offering on June 20, 2011, Compressco Partners became obligated to pay quarterly cash distributions on its outstanding units. Recognizing that Compressco Partners’ ability to make the quarterly cash distributions would be an important factor in the success of the partnership, the Committee elected to use “distributable cash flow” (defined as Compressco Partners, L.P. earnings before interest, taxes, and depreciation and amortization plus (i) the non-cash cost of compressors sold, and (ii) non-cash equity compensation expenses, minus (i) interest expense, (ii) income tax expense and withholding, and (iii) maintenance capital expenditures) as one of Compressco Partners’ segment-specific performance measures for the 2012 fiscal year. Other performance measures for 2012 annual incentive awards included: (i) health, safety and environmental metrics; (ii) divisional profit before taxes; (iii) profit before taxes for specified business and geographical units; (iv) profit before taxes for Compressco Partners; (v) the net number of compressor units placed into service by Compressco Partners; and, (vi) personal objectives.

Subsequent to the Committee’s establishment of specific target performance objectives related to each of the above performance measures at the beginning of the 2012 fiscal year, we completed the Optima, ERS and Greywolf acquisitions. Together, these three acquisitions broadened the scope of our service offerings and expanded our presence in key domestic and international markets. In order to reflect the budgeted impact of these acquisitions on our financial results, the Committee made adjustments to the originally established performance objectives for (i) consolidated diluted net income per common share excluding results attributable to Maritech, and (ii) Production Testing segment profit before taxes. Specifically, in consideration of the three acquisitions, the Committee added an aggregate $0.11 to the original consolidated diluted net income per common share excluding results attributable to Maritech performance objective of $0.80, resulting in an adjusted performance objective of $0.91. In addition, the Committee increased the Production Testing segment’s profit before taxes performance objective by $13.5 million, resulting in an adjusted divisional profit before taxes performance objective for Mr. Longorio of $115.4 million. Under the Cash Incentive Compensation Plan, actual results must reach the threshold level of 80% of established target performance objectives for any payments to be earned.

The following table sets forth the specific target performance objectives, as adjusted, and the relative weight of each performance measure established by the Committee for the 2012 annual cash incentive awards to our CEO and other current NEOs, and to Mr. Abell:

	2012 Plan Year Performance Measures
	Adjusted
	Consolidated Diluted	Divisional Profit	Health, Safety	Personal
	Net Income/Share	Before Taxes(1)	& Environmental(2)	Objectives

Stuart M. Brightman
target objective	$0.91	n/a
weight	70%		10%	20%

Elijio V. Serrano
target objective	n/a	n/a
weight	n/a	n/a	n/a	n/a

Edwin H. Goldman
target objective	$0.91	$50.8 million
weight	20%	50%	20%	10%

Philip N. Longorio
target objective	$0.91	$115.4 million
weight	20%	50%	20%	10%

Peter J. Pintar
target objective	$0.91	n/a
weight	70%		10%	20%

Joseph M. Abell
target objective	$0.91	n/a
weight	70%		10%	20%

(1)

Divisional profit before taxes as reported for the following business units: for Mr. Goldman, profit before taxes for our Offshore Services segment; and for Mr. Longorio, combined profit before taxes for our Fluids Division, Production Testing segment, as adjusted, and the Latin American operations of Compressco Partners.

(2)	Health, safety and environmental objectives for the NEOs’ respective operating areas represented, in most cases, a minimum 10% improvement versus prior year results.

In its review of the above performance objectives compared to our actual results for the 2012 performance period, the Committee determined that our adjusted consolidated diluted net income per common share excluding results attributable to Maritech for the 2012 fiscal year was $0.62, or 67.9% of the adjusted performance objective, which is below the threshold level of performance. Consequently, the Committee did not approve payment of any portion of our NEOs’ or other participants’ award opportunities attributable to such performance measure.

Our Offshore Service segment’s profitability during 2012 was negatively impacted by a number of factors, including weather disruptions, customer project delays, and pricing pressures in the offshore Gulf of Mexico market. Although headcount reductions and cost management efforts undertaken during the fourth quarter of 2012 are expected to benefit the segment’s results going forward, the Offshore Services segment’s profit before taxes for the 2012 fiscal year did not reach the threshold level of performance, and no portion of Mr. Goldman’s award opportunity attributable to such performance measure was approved for payment by the Committee.

Revenues generated by our Fluids Division and our Production Testing segment reached record levels during the 2012 fiscal year. Our Fluids Division also reported increased profitability during 2012 primarily due to increased sales of clear brine fluids in the Gulf of Mexico market. Our Production Testing segment’s profitability during 2012 was positively impacted by results from the Optima, ERS and Greywolf acquisitions, which contributed an aggregate $10.5 million of pretax profits, net of transaction-related adjustments, to the segment. The impact of these strong annual performances from the Fluids Division and Production Testing segment, along with very positive results in Compressco’s Latin American operations, resulted in profit before taxes for Mr. Longorio’s combined business areas that reached 89.7% of the target performance objective established by the Committee.

In addition, each of our operating segments and our eligible corporate personnel did earn some, or all, of the health, safety and environmental award opportunity for the 2012 plan year.

In its consideration of the level of achievement of the personal objectives component of our NEOs’ 2012 performance measures, the Committee weighed each individual’s contribution to our annual performance and our longer-term strategic goals, and other subjective factors. Although our consolidated financial performance did not reach the target performance objective established by the Committee, the Committee determined that our success in completing three significant acquisitions during 2012 combined with strong financial performances in the Fluids Division and the Production Testing and Compressco segments, did merit payment of a portion of personal objective award opportunities for certain participants. Specifically, the Committee determined that Messrs. Brightman and Pintar each made significant contributions to the completion of the three acquisitions. In addition, the Committee determined that Mr. Longorio’s leadership of the Production Testing segment through the completion of the acquisitions and the segment’s subsequent integration efforts merited recognition.

The following table sets forth the percentage of each target performance objective deemed by the Committee to have been attainted and the amounts earned by our NEOs for each applicable performance measure for the 2012 plan year. Mr. Abell and Mr. Serrano were not eligible to receive Cash Incentive Compensation Plan payments for 2012 performance.

	2012 Plan Year Performance Measures
	Consolidated	Divisional
	Diluted Net	Profit	Health, Safety		Total
	Income/Share	Before	&	Personal	Earned
	(Adjusted)	Taxes	Environmental	Objectives	Award

Stuart M. Brightman
% of objective attained	*	n/a	152.5%	160.0%
amount earned	$–	n/a	$77,958	$163,584	$241,542

Elijio V. Serrano
% of objective attained	n/a	n/a	n/a	n/a
amount earned	n/a	n/a	n/a	n/a	n/a

Edwin H. Goldman
% of objective attained	*	*	152.5%	*
amount earned	$–	$–	$65,148	$–	$65,148

	2012 Plan Year Performance Measures
	Consolidated	Divisional
	Diluted Net	Profit	Health, Safety		Total
	Income/Share	Before	&	Personal	Earned
	(Adjusted)	Taxes	Environmental	Objectives	Award

Philip N. Longorio
% of objective attained	*	89.7%	88.5%	160.0%
amount earned	$–	$61,944	$37,807	$34,176	$133,927

Peter J. Pintar
% of objective attained	*	n/a	152.5%	160.0%
amount earned	$–	n/a	$31,293	$65,664	$96,957

Joseph M. Abell
% of objective attained	n/a	n/a	n/a	n/a
amount earned	n/a	n/a	n/a	n/a	n/a

*	Results were below the threshold level of performance and no amounts were earned.

Discretionary Non-Plan Bonuses. In addition to the annual cash incentives earned for 2012 performance under our Cash Incentive Compensation Plan discussed above, the Committee desired to recognize the significant effort and sacrifice of personal time required of Messrs. Brightman, Longorio and Pintar during 2012 for the successful completion and integration of our three acquisitions. To that end, the Committee approved payment of discretionary non-plan bonuses of $8,458, $66,073 and $3,043 to Messrs. Brightman, Longorio and Pintar, respectively, for 2012 performance.

Long-Term Performance-Based Cash Incentives. Our long-term, performance-based cash incentive program works in conjunction with annual grants of long-term, equity-based awards to provide us with increased retention value and reward participants for both improved financial results and improved relative stock price performance. In 2010 and 2011, grants of long-term incentive awards to our NEOs and other Senior Management generally consisted of approximately 80% equity-based incentives and approximately 20% long-term performance-based cash incentives under our Cash Incentive Compensation Plan. Neither Mr. Serrano, whose employment with us commenced following the date of grant of these awards, nor Mr. Abell received a long-term cash incentive award in 2012.

In May 2012, the Committee established performance measures and performance objectives applicable to long-term incentive awards granted to Messrs. Brightman, Goldman, Longorio and Pintar under the Cash Incentive Compensation Plan for the three-year performance period commencing on January 1, 2012 and ending on December 31, 2014. The performance measures for these long-term incentive awards are total stockholder return relative to a peer group, and our average return on net capital employed, each of which determines 50% of the long-term incentive award opportunity available to participants. For each performance measure, a threshold, target, stretch and over achievement performance objective has been established by the Committee. The amount of an award that may be earned by a participant at the end of the three-year performance period will be based on our attainment of such performance objectives, subject to the discretion of the Committee.

In establishing the target amounts of the long-term performance-based cash incentive opportunities, the Committee considered peer group compensation practices, but it did not specifically benchmark the value of the awards relative to any survey or peer group data. Although it did not rely on formulas, the Committee determined that these cash incentive awards would comprise approximately 33% of the total value of long-term awards granted to participating NEOs during 2012. By increasing the portion of long-term performance-based cash incentive in the NEOs’ aggregate long-term awards from 20% in 2010 and 2011 to 33% in 2012, the Committee provided additional incentive for improved financial performance over the three-year performance period. The following table sets forth the long-term incentive award opportunity that may be earned by each of our participating NEOs under the Cash Incentive Compensation Plan for the three-year performance period ending on December 31, 2014:

	Threshold	Target	Stretch	Over Achievement
Stuart M. Brightman	$73,479	$367,395	$587,832	$734,790
Elijio V. Serrano	–	–	–	–
Edwin H. Goldman	21,338	106,688	170,701	213,376
Philip N. Longorio	23,338	116,690	186,704	233,380
Peter J. Pintar	23,338	116,690	186,704	233,380
Joseph M. Abell	–	–	–	–

Payment of Long-Term Performance-Based Cash Incentives Granted in 2010. In May 2010, the Committee established performance measures and performance objectives applicable to long-term incentive awards granted to certain of our NEOs under the Cash Incentive Compensation Plan for the three-year performance period commencing on January 1, 2010 and ending on December 31, 2012. The performance measures for these long-term incentive awards were total stockholder return relative to a peer group, and our average return on net capital employed, each of which determined 50% of the long-term incentive award opportunity available to participants. For each performance measure, a threshold, target, stretch and over achievement performance objective was established by the Committee.

For the January 1, 2010 through December 31, 2012 performance period, the target performance objective established by the Committee for the total stockholder return relative to a peer group performance measure was total stockholder returns at the 50th percentile of the peer group. For results below the 40th percentile of the peer group, no awards would be earned. The target performance objective established by the Committee for the average return on net capital employed performance measure was 16%, and no awards would be earned for results below 9.6%. Based on analysis of our actual results for the performance period ended December 31, 2012, the Committee has determined that no portion of the 2010 awards was earned by any participating NEO.

Equity Incentive Awards. Equity incentives, predominantly awards of stock options and restricted stock, have historically comprised a significant portion of our Senior Management’s total compensation package. The Committee seeks to strike a balance between achieving short-term annual results and ensuring strong long-term success through its use of stock options and restricted stock, both of which are geared toward longer-term performance as they generally, though not always, vest ratably over a three- or five-year period, and their values are materially affected by stock price appreciation. We believe that tying a portion of our Senior Managements’ compensation directly to our stockholders’ returns is an important aspect of our total compensation plan.

In general, equity incentives have been awarded on the same date to each member of  Senior Management. In an effort to formalize this practice, the Committee adopted Procedures for Grants of Awards Under the TETRA Technologies, Inc. Equity Compensation Plans (the “Grant Procedures”) for annual and other awards to be made under the plans. With respect to annual awards to employees, under the Grant Procedures, the Committee determines the aggregate number of shares available for awards after consultation with our CEO. Our CEO then makes a recommendation to the Committee as to the number and type of awards for members of Senior Management. The Committee considers such recommendations and, after considering such other factors and information as it deems appropriate, the committee makes any adjustments it feels appropriate. The Grant Procedures generally provide that the annual equity awards will be approved at a meeting of the Committee held in conjunction with our annual meeting of stockholders. To avoid timing of equity-based awards ahead of the release of our quarterly earnings, the annual awards to our Senior Management under the Grant Procedures generally have a grant date of May 20th. With respect to newly hired employees, the Grant Procedures provide that award recommendations will be reviewed and approved by the Committee as necessary on a monthly basis. The Grant Procedures provide that the Committee may refrain from or delay regularly scheduled awards if it or Senior Management are aware of any material non-public information concerning the company.

While the Committee does consider peer group compensation practices in establishing equity incentive opportunities, it does not specifically benchmark the value of equity awards relative to any survey or peer group data. Our Committee has observed that market price volatility resulting from changes in commodity prices, weather events in the Gulf of Mexico and elsewhere, and other industry-specific and broader, macro-economic cycles and trends creates significant year-to-year variances in the value of our equity awards. As these variances are difficult to predict and may not impact all peer group companies on an equal basis, the accuracy and usefulness of peer group data in establishing specific equity award benchmarks is extremely limited. The Committee does, however, annually review peer group equity compensation practices in order to gain a general impression of the proportionate share of equity award value in the total compensation packages offered by peer group companies.

The Committee determined that 2012 long-term incentive awards to our Senior Management should consist of a mix of stock options, restricted stock, and, for certain NEOs and other members of Senior Management, long-term cash incentive awards. Although it did not rely on formulas, the Committee determined that the equity-based portion of the 2012 long-term incentive awards would be divided more-or-less equally between stock options and restricted stock and that, for NEOs and members of Senior Management also receiving long-term cash incentive awards, the equity-based awards would comprise approximately 66% of the total value of long-term awards granted to them during 2012. On May 18, 2012, the Committee approved awards of stock options and restricted stock to be effective as of May 20, 2012. The stock options, granted at 100% of the market price on the effective grant date, together with the shares of restricted stock vest ratably over a period of three years following the grant date. Messrs. Brightman, Goldman, Longorio and Pintar each received awards of stock options and restricted stock on May 20, 2012.

On July 31, 2012, TETRA’s Board of Directors authorized the grant to Mr. Serrano of an employment inducement award of 79,051 nonqualified stock options and 46,898 shares of restricted stock, effective August 15, 2012. The stock options, granted at 100% of the market price on the effective grant date, together with the shares of restricted stock, vest ratably over a period of three years following the grant date.

The following table sets forth the number of shares underlying stock options and shares of restricted stock awarded during 2012, and the aggregate grant date fair value of such awards as determined in accordance with FASB ASC Topic 718:

			Aggregate Grant
	Number of Shares	Number of	Date Fair Value
	Underlying Options	Shares of Stock	of Equity Awards
Stuart M. Brightman	78,480	45,911	$629,713
Elijio V. Serrano	79,051	46,898	619,051
Edwin H. Goldman	22,790	13,332	182,863
Philip N. Longorio	24,926	14,582	200,004
Peter J. Pintar	24,926	14,582	200,004
Joseph M. Abell	0	0	–

Tax and Accounting Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in a year with respect to the CEO and other NEOs, unless the compensation is performance-based compensation (as described in Section 162(m) and the restated regulations), as well as pursuant to a plan approved by the our stockholders. We have qualified certain equity compensation paid to Senior Management for deductibility under Section 162(m). We may from time to time pay compensation to our Senior Management that may not be deductible, including payments made under our Cash Incentive Compensation Plan, discretionary bonuses, and other types of compensation outside of our plans. Although the Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Retirement, Health, and Welfare Benefits

We offer a variety of health and welfare benefits to all eligible employees. Members of Senior Management are generally eligible for the same benefit programs on the same basis as the broad-base of our employees. Our health and welfare programs are intended to protect employees against catastrophic loss and to encourage a healthy lifestyle. These health and welfare programs include medical, wellness, pharmacy, dental, life insurance, short-term and long-term disability insurance, and insurance against accidental death and disability.

401(k) Plan. We offer a 401(k) program that is intended to supplement a participant’s personal savings and social security. Under our 401(k) Retirement Plan (the “401(k) Plan”), eligible employees may contribute on a pretax basis up to 70% of their compensation, subject to an annual maximum established under the Code. We make a matching contribution under the 401(k) Plan equal to 50% of the first 6% of a participant’s annual compensation that is contributed to the 401(k) Plan. As of December 31, 2012, approximately 95% of all eligible employees were participating in the 401(k) Plan. All employees (other than nonresident aliens) who have reached the age of eighteen and have completed six months of service with us are eligible to participate in the 401(k) Plan.

Nonqualified Deferred Compensation Plan. We provide our Senior Management, directors, and certain other key employees with the opportunity to participate in the Executive Nonqualified Excess Plan, an unfunded, deferred compensation program. There were thirty-seven participants in the program at December 31, 2012. Under the program, participants may defer a specified portion of their annual total cash compensation, including salary and performance-based cash incentive, subject to certain established minimums. The amounts deferred may increase or decrease depending on the participant’s deemed investment elections from among hypothetical investment election options. Deferral contributions and earnings credited to such contributions are 100% vested and may be distributed in cash at a time selected by the participant and irrevocably designated on the participant’s deferral form. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account if the participant becomes disabled or dies, or upon a change in control.

Perquisites

Perquisites (“perks”) are not a material component of our executive compensation. In general, NEOs are not compensated for and do not receive reimbursements for the private use of country clubs, automobile expenses, meals, airline and travel costs other than those costs allowed for all employees, or for tickets to sporting events or entertainment events, unless such tickets are used for business purposes. Further, our NEOs do not receive compensation or reimbursements for hunting and fishing camp costs or home security. During 2012, no NEO received any compensation for or reimbursement of any of the foregoing costs or expenses incurred for non-business purposes.

Severance Plan and Termination Payments

With the exception of the Separation and Release Agreement with Mr. Abell, as of the date of this proxy statement, we do not have a defined severance plan for, or any agreement with, any NEO that would require us to make any termination payments.

Separation and Release Agreement with Mr. Abell. On July 31, 2012, in connection with his resignation from the positions of Senior Vice President and Chief Financial Officer, we entered into a Separation and Release Agreement (the “Release Agreement”) with Mr. Abell, pursuant to which Mr. Abell received, subject to the terms and conditions set forth therein, including Mr. Abell’s undertaking to provide reasonable transition assistance to the Company through December 31, 2012: (i) five (5) monthly payments, each in an amount equal to $100,000 per month, less legally required withholdings, payable on or before December 31, 2012, (ii) a lump-sum payment of $58,000, less legally required withholdings, payable on February 1, 2013, (iii) an extension of the exercise period for certain stock options previously awarded to Mr. Abell that were vested as of July 31, 2012, through the periods ending on the original expiration dates of the option awards, (iv) payment or waiver of any contribution that would otherwise be required from Mr. Abell for him to continue to receive coverage for medical, prescription and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period ending on the earlier of (a) that date that is eighteen months following the termination of Mr. Abell’s employment, or (b) Mr. Abell’s commencement of other employment through which he becomes eligible for such benefits, and (v) the opportunity to receive an annual cash bonus for the 2012 fiscal year and long-term cash bonuses for the January 1, 2010 through December 31, 2012 and January 1, 2011 through December 31, 2013 performance periods, subject to our attainment of performance objectives applicable to each period as set forth in the Release Agreement. Each bonus payment will be payable within two and one-half months after the end of the respective period to which each bonus relates and with respect to the long-term cash bonus for the January 1, 2011 through December 31, 2013 performance period, prorated through December 31, 2012.

Based on our financial results for the fiscal year ended December 31, 2012 and the three-year performance period ended December 31, 2012, Mr. Abell will not receive payment of any annual or long-term cash bonuses attributable to such periods.

Employment Agreements

We have previously entered into employment agreements with each of the Named Executive Officers that are substantially identical to the form of agreement executed by all of our employees. Each agreement evidences the at-will nature of employment and does not guarantee the term of employment, which is entirely at the discretion of the Board of Directors, or otherwise set forth the salary and other compensation of the NEOs, which is established in accordance with the procedures described above.

Change in Control Agreements

As of the date of this proxy statement, we do not have any change in control agreements with any NEO. If the proposed amendments to our 2011 Long Term Incentive Compensation Plan are approved by stockholders at the 2013 Annual Meeting, we intend to enter into change in control agreements with our NEOs and other executives that will provide certain benefits, including lump-sum cash payment of base salary and annual cash incentives and accelerated vesting of outstanding equity awards, in the event of a qualifying termination of employment following a change in control. Our 2011 Long Term Incentive Compensation Plan currently allows the Committee, at its sole discretion, to accelerate vesting of options and eliminate restrictions relating to restricted stock upon a change in control. Our Committee undertook a review of our current plans, including the 2011 Long Term Incentive Compensation Plan, as well as the treatment of equity-based compensation in the event of a change in control by certain of our peer group companies, and determined that it was appropriate to seek an amendment to the 2011 Long Term Incentive Compensation Plan that would give the Committee a further alternative to provide that acceleration of outstanding awards would occur if the holder of an award experienced a qualifying termination after a change in control. The contemplated change in control agreements will incorporate this “double trigger” approach. We anticipate that such agreements will provide a two-year protection period following an acquisition of more than 50% of our outstanding common stock by an acquirer, the sale of all or substantially all of our assets, or the failure of the board of directors to constitute a majority of the board following a merger, consolidation or similar transaction. In addition, we anticipate that the agreements will require the NEO or other executive to agree to certain restrictions following termination in connection with a change in control.

Change in control benefits are intended to provide sufficient security so the executive is not distracted from job duties, financially threatened by potential job loss or motivated to act contrary to the best interests of the company and its stockholders prior to, during or after a change in control. We do not intend to provide any gross-ups under the anticipated agreements.

Indemnification Agreements

Each of our current directors and our NEOs has executed an indemnification agreement which provides that we will indemnify these directors and officers to the fullest extent permitted by our Restated Certificate of Incorporation, Amended and Restated Bylaws and applicable law. The indemnification agreement also provides that our directors and officers will be entitled to the advancement of fees as permitted by applicable law, and sets out the procedures required for determining entitlement to and obtaining indemnification and expense advancement. In addition, our charter documents provide that each of our directors and officers and any person serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise is indemnified to the fullest extent permitted by law in connection with any threatened, pending, or completed action, suit, or proceeding (including civil, criminal, administrative, or investigative proceedings) arising out of or in connection with his services to us or to another corporation, partnership, joint venture, trust, or other enterprise, at our request. We purchase and maintain insurance on behalf of any person who is a director or officer of the aforementioned corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as an officer or director. In addition, Messrs. Brightman, Hertel and Sullivan, in their capacities as directors and/or executive officers of Compressco Partners, have executed indemnification agreements with Compressco Partners that are substantially similar to the indemnification agreements executed by each of them in connection with their services to us.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our directors and executive officers. The stock ownership guidelines are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under these guidelines, our executive officers must hold shares of our common stock equal to a multiple, based upon position, of their base salary. The multiples are as follows: Chief Executive Officer, three-times base salary; Chief Financial Officer, two-times base salary; and, Senior Vice Presidents and Vice Presidents, one-time base salary.

In November 2012, our Board of Directors approved an amendment to our stock ownership guidelines to allow our directors’ and executive officers’ ownership of the common units of Compressco Partners, L.P. to count toward fulfillment of the ownership requirement. In adopting this amendment, our Board acknowledged that, given our 82% limited partner interest in Compressco Partners, L.P., ownership of the common units of the partnership demonstrates commitment to us and further aligns our directors’ and officers’ interest with our shareholders’ interests. Executive officers who held their current positions in February 2008 are required to be in compliance with the guidelines by the date of our upcoming 2013 Annual Meeting of Stockholders. As of the date of this proxy statement, we believe that all such executive officers will be in compliance on the required date. In addition, although full compliance is not yet required for them until dates ranging from 2014 through 2017, as of the date of this proxy statement, Messrs. Brightman, Goldman, Longorio and Pintar are in compliance with the guidelines.

Changes for Fiscal Year 2013

In September 2012, the Committee retained the services of Frost HR Consulting to provide an analysis of our 2012 compensation and assist the Committee in its consideration of our 2013 compensation program, including appropriate peer comparisons and the potential impact of evolving compensation trends and regulatory initiatives on our compensation practices. In December 2012, our Committee met to review and discuss the Frost HR Consulting analysis and our CEO’s year-end compensation report, and to consider prospective changes to 2013 compensation for our NEOs and other Senior Management. A representative of Frost HR Consulting was in attendance at the Committee’s December 2012 meeting to review the analysis and respond to the committee’s questions both with, and without our CEO and other members of Senior Management present. In its analysis, Frost HR Consulting utilized the same peer group initially selected in 2009 with the exceptions of Global Industries, Ltd. and Complete Production Services, Inc., each of which has been acquired and no longer lists its securities on a publicly traded market. The Frost HR Consulting analysis also utilized the Frost HR Consulting Oilfield Services and Manufacturing Industry Executive Compensation Survey 2012, the Mercer Energy and Executive Compensation Surveys 2012, and the Towers Watson Top Management Compensation Survey 2012 to compare base salary, total cash, total direct compensation, annual cash incentives and long-term incentives paid or available to members of our Senior Management to the 25th, 50th and 75th percentiles of the averaged peer group and survey data, employing scope factors or regression analysis to predict compensation levels for some positions, and aging the averaged results 3.5% to approximate compensation levels as of January 1, 2013.

Salary. As discussed under “Compensation Elements” above, in its December 2011 compensation review, our Committee approved average increases in base salary of 4.6% for Messrs. Brightman, Goldman and Longorio, that were effective as of January 2, 2012. In its December 2012 review of the Frost HR Consulting analysis of our Senior Management compensation, the Committee noted that our NEOs’ 2012 base salaries were an average 101.5% of market median base salary levels. With regard to members of Senior Management other than our CEO, the Committee also took into account our CEO’s evaluation of each individual’s performance during 2012. In particular, the Committee considered the increased responsibilities of Mr. Longorio given the significant expansion in the scope of operations under his oversight following our 2012 acquisitions of Optima, ERS and Greywolf. Based on its consideration of the Frost HR Consulting analysis and our CEO’s recommendations (except with regard to his own salary), the Committee approved an increase in base salary of 10.1% for Mr. Longorio and average increases in base salary of 4.3% for our CEO and other NEOs. The following table sets forth the 2013 base salaries for our NEOs:

2013 Base Salary
Stuart M. Brightman	$602,000
Elijio V. Serrano	392,000
Edwin H. Goldman	370,000
Philip N. Longorio	392,000
Peter J. Pintar	356,000

Cash Incentive Compensation Plan. As part of its December 2012 review of Senior Management compensation, our Committee reviewed a preliminary estimate of the aggregate amount of annual cash incentive compensation to be awarded based on 2012 performance under our Cash Incentive Compensation Plan, and discussed the overall effectiveness of the plan in furthering our compensation philosophy. In its consideration of changes for the 2013 plan year, the Committee did not specifically benchmark Cash Incentive Compensation Plan award opportunities relative to any survey or peer group data. The Committee elected not to change the levels of award opportunities available for the 2013 plan year from 2012 levels.

Under the Cash Incentive Compensation Plan, financial and nonfinancial performance measures may be based on performance criteria described in the plan or on such other measures as determined by the Committee. We are continuing the ongoing process of winding-down Maritech’s operations, which now consist primarily of the well abandonment and decommissioning work required to retire Maritech’s remaining asset retirement obligations. We expect this process to be substantially complete by the third quarter of 2013. Consequently, recognizing that Maritech’s remaining operations are not strategic to our consolidated results going forward, the Committee elected to designate consolidated diluted net income per common share excluding results attributable to Maritech as a performance measure for the 2013 fiscal year. Other performance measures for 2013 annual incentive awards include: (i) health, safety and environmental metrics; (ii) divisional profit before taxes; (iii) profit before taxes for specified business and geographical units; (iv) profit before taxes for Compressco Partners; (v) Compressco Partners’ distributable cash flow; (vi) the net number of compressor units placed into service by Compressco Partners; and, (vii) personal objectives. The Committee assigned relative weightings to each 2013 performance measure that vary based on each participant’s assigned responsibilities. For Messrs. Brightman, Serrano and Pintar, the Committee has assigned weightings of 70% on consolidated diluted net income per common share excluding Maritech, 10% on health, safety and environmental metrics, and 20% on personal objectives. For Messrs. Goldman and Longorio, the Committee has assigned weightings of 50% on profit before taxes from their respective business operations, 20% on health, safety and environmental metrics applicable to their respective business operations, 20% on consolidated diluted net income per common share excluding Maritech, and 10% on personal objectives.

The following table sets forth the 2013 annual incentive award opportunities established by the Committee as a percentage of base salary for our CEO and other currently serving NEOs under the Cash Incentive Compensation Plan:

	Threshold	Target	Stretch
Stuart M. Brightman	18%	90%	144%
Elijio V. Serrano	12%	60%	96%
Edwin H. Goldman	12%	60%	96%
Philip N. Longorio	12%	60%	96%
Peter J. Pintar	12%	60%	96%

The performance measures for long-term incentive awards to be granted in 2013 for the three-year performance period beginning January 1, 2013, and the specific threshold, target, stretch and over achievement performance objectives applicable to such performance measures, are expected to be established by the Committee prior to May 31, 2013, as required by the Cash Incentive Compensation Plan. The amount of an award that may be earned by a participant at the end of the three-year performance period will be based on our level of attainment of threshold, target, stretch and over achievement performance objectives for each performance measure, subject to the discretion of the Committee.

Equity Incentive Awards. The Committee has determined that a mix of stock options, restricted stock and long-term performance-based cash awards should be made to certain of our Senior Management again in 2013. We anticipate that the stock options and restricted stock awards, once approved by the Committee, will be granted under our 2011 Long Term Incentive Compensation Plan.

MANAGEMENT AND COMPENSATION COMMITTEE REPORT

The Management and Compensation Committee met five times during the year ended December 31, 2012. The Management and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon the review and discussions described above, the Management and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders.

Submitted by the Management and Compensation Committee

  of the Board of Directors,

Kenneth E. White, Jr., Chairman

Thomas R. Bates, Jr.

Tom H. Delimitros

William D. Sullivan

This report of the Management and Compensation Committee shall not be deemed “soliciting material” or be “filed” with the SEC subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

The following table sets forth the compensation earned by (i) our Chief Executive Officer (“Principal Executive Officer”), (ii) our Chief Financial Officer (“Principal Financial Officer”), (iii) each of our three most highly compensated executive officers, and (iv) our former Chief Financial Officer, who served as the Principal Financial Officer for a portion of 2012 (each a “Named Executive Officer”), for the fiscal year ended December 31, 2012.

Summary Compensation Table

									Non-Equity
									Incentive
Name and						Stock	Option		Plan	All Other
Principal Position	Year	Salary(1)		Bonus		Awards(2)	Awards(2)		Comp.(3)	Comp.(4)		Total
		($)		($)		($)	($)		($)	($)		($)

Stuart M. Brightman	2012	$568,000	(5)	$8,458		$312,654	$317,059		$241,542	$16,976		$1,464,689
President & CEO	2011	535,000	(5)	–		427,999	417,584		250,000	16,856		1,647,438
	2010	500,000	(5)	–		313,844	311,336		100,000	12,793		1,237,972

Elijio V. Serrano	2012	$157,846	(6)	$190,000	(7)	$309,527	$307,508		$–	$9,476		$974,357
Sr. Vice President &
CFO

Edwin H. Goldman	2012	$356,000		$–		$90,791	$92,072		$65,148	$16,852		$620,863
Sr. Vice President	2011	342,000		–		124,007	120,984		65,779	15,385		668,155
	2010	325,000	(8)	–		102,306	101,490		18,769	11,566		559,131

Philip N. Longorio	2012	$356,000		$66,073		$99,303	$100,701		$133,927	$16,834		$772,839
Sr. Vice President	2011	342,000		–		136,006	132,688		174,557	15,385		800,636
	2010	325,000		–		123,318	122,385		25,025	9,341		605,069

Peter J. Pintar	2012	$342,000		$3,043		$99,303	$100,701		$96,957	$10,217		$652,221
Sr. Vice President	2011	52,615	(9)	–		371,759	–		18,029	9,260		451,663

Joseph M. Abell III	2012	$182,400		$–		$–	$370,304	(10)	$–	$514,407	(11)	$1,067,111
Former Sr. Vice	2011	300,000		–		124,007	120,984		93,027	16,298		654,316
President & CFO	2010	285,000		–		114,342	113,430		50,000	11,349		574,121

(1)	Includes amounts earned but deferred pursuant to the Executive Nonqualified Excess Plan.
(2)

The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2012, 2011, and 2010, in accordance with FASB ASC Topic 718. A discussion of the assumptions used in valuation of option awards granted under the TETRA equity plans may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 4, 2013.

(3)

The amounts included in the “Non-Equity Incentive Plan Compensation” column for 2012, 2011 and 2010 reflect the actual amount of the annual cash incentive earned for the applicable year’s performance and paid in March of the subsequent year under our Cash Incentive Compensation Plan.

(4)	The amounts reflected represent the employer paid portion of life, health, and disability insurance benefits, and matching contributions under our 401(k) Retirement Plan during 2012, 2011, and 2010.
(5)

Mr. Brightman elected to defer $51,120 of his 2012 salary and $150,000 of his 2012 non-equity incentive compensation plan award, $48,150 of his 2011 salary and $44,654 of his 2010 salary, under the Executive Nonqualified Excess Plan.

(6)	Mr. Serrano was first employed by us on August 1, 2012; the amount shown is the prorated portion of his 2012 base salary. Compensation data for Mr. Serrano for 2011 and 2010 is not applicable.
(7)	Mr. Serrano was not eligible to receive a Cash Incentive Compensation Plan payment for 2012 performance, but he did receive a discretionary bonus.
(8)	Mr. Goldman elected to defer $531 of his 2010 salary under the Executive Nonqualified Excess Plan.
(9)	Mr. Pintar was first employed by us on November 7, 2011; the amount shown is the prorated portion of his 2011 base salary. Compensation data for Mr. Pintar for 2010 is not applicable.
(10)

Under the terms of the Separation and Release Agreement dated July 31, 2012 between Mr. Abell and us (the “Separation and Release Agreement”), all of the stock options awards granted to Mr. Abell prior to his date of termination were amended to allow the vested portions of such awards to remain exercisable through the original terms of the awards. Accordingly, the amount shown is the incremental fair value associated with the amended portion of such awards, calculated in accordance with FASB ASC Topic 718.

(11)	The amount shown includes the $500,000 paid to Mr. Abell during 2012 under the terms of his Separation and Release Agreement.

Grants of Plan Based Awards

The following table discloses the actual number of stock options and restricted stock awards granted during the fiscal year ended December 31, 2012 to each Named Executive Officer, including the grant date fair value of these awards, and the threshold, target and maximum amounts of the annual and long-term non-equity (cash) incentives granted during the fiscal year ended December 31, 2012 to each Named Executive Officer.

Grants of Plan Based Awards Table

						All Other		All Other			Grant
						Stock		Option			Date
						Awards:		Awards:		Exercise	Fair Value
		Date of	Estimated Future Payouts			Number		Number of		Price	of Stock
		Committee	Under Non-Equity			of Shares		Securities		of	and
	Grant	or Board	Incentive Plan Awards(2)			of Stock		Underlying		Option	Option
Name	Date	Action(1)	Threshold	Target	Maximum	or Units		Options		Awards	Awards(3)
			($)	($)	($)	(#)		(#)		($/Share)	($)
Stuart M. Brightman	2/16/2012	2/16/2012	$102,240	$511,200	$1,022,400	–		–		$–	$–
Stuart M. Brightman	5/20/2012	5/18/2012	$73,479	$367,395	$734,790	–		–		$–	$–
Stuart M. Brightman	5/20/2012	5/18/2012	$–	$–	$–	45,911	(4)	78,480	(5)	$6.81	$629,713

Elijio V. Serrano	8/15/2012	7/13/2012	$–	$–	$–	46,898	(6)	79,051	(6)	$6.60	$617,035

Edwin H. Goldman	2/16/2012	2/16/2012	$42,720	$213,600	$427,200	–		–		$–	$–
Edwin H. Goldman	5/20/2012	5/18/2012	$21,338	$106,688	$213,376	–		–		$–	$–
Edwin H. Goldman	5/20/2012	5/18/2012	$–	$–	$–	13,332	(4)	22,790	(5)	$6.81	$182,863

Philip N. Longorio	2/16/2012	2/16/2012	$42,720	$213,600	$427,200	–		–		$–	$–
Philip N. Longorio	5/20/2012	5/18/2012	$23,338	$116,690	$233,380	–		–		$–	$–
Philip N. Longorio	5/20/2012	5/18/2012	$–	$–	$–	14,582	(4)	24,926	(5)	$6.81	$200,004

Peter J. Pintar	2/16/2012	2/16/2012	$41,040	$205,200	$410,400	–		–		$–	$–
Peter J. Pintar	5/20/2012	5/18/2012	$23,338	$116,690	$233,380	–		–		$–	$–
Peter J. Pintar	5/20/2012	5/18/2012	$–	$–	$–	14,582	(4)	24,926	(5)	$6.81	$200,004

Joseph M. Abell III	2/16/2012	2/16/2012	$37,440	$187,200	$374,400	–		–		$–	$–

(1)	Under our grant procedures, we may designate effective grant dates following the date of our Management and Compensation Committee’s action.
(2)

The non-equity incentive plan awards granted on February 16, 2012 are the threshold, target and maximum amounts of the annual cash incentive granted for 2012 performance under our Cash Incentive Compensation Plan. The actual amount of annual cash incentive earned for 2012 performance and paid in March 2013 for each of the NEOs was: Brightman $241,542; Goldman $65,148; Longorio $133,927; and, Pintar $96,957. The non-equity incentive plan awards granted on May 20, 2012 are the threshold, target and over-achievement amounts of the long-term cash incentive granted for the January 1, 2012 through December 31, 2014 performance period that may be paid, to the extent earned and at the Management and Compensation Committee’s discretion, in March 2015.

(3)

The FASB ASC Topic 718 values of the stock option awards granted on May 20, 2012 and August 15, 2012 were $4.04 and $3.89 per option, respectively. A discussion of the assumptions used in valuation of option awards granted under the TETRA equity plans may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 4, 2013. Restricted shares granted under the TETRA equity plans on May 20, 2012 and August 15, 2012 are valued at $6.81 and $6.60 per share, respectively, in accordance with FASB ASC Topic 718.

(4)	The amounts reported are the number of restricted shares of our common stock granted in 2012 under the TETRA Technologies, Inc. 2011 Long Term Incentive Compensation Plan.
(5)	The amounts reported are the number of shares of our common stock underlying stock options granted in 2012 under the TETRA Technologies, Inc. 2011 Long Term Incentive Compensation Plan.
(6)

The amounts reported are the number of restricted shares of our common stock and the number of shares of our common stock underlying stock options granted under the Employee Equity Award Agreement between us and Mr. Serrano dated August 15, 2012.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2012 for each Named Executive Officer. The table also discloses the number and value of unvested restricted stock awards assuming a market value of $7.59 per share (the closing price of our common stock on December 31, 2012).

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock Awards
	Number of Securities					Number of		Market Value
	Underlying Unexercised					Shares of		of Shares of
	Options			Option	Option	Stock or Units		Stock or Units
				Exercise	Expiration	that Have		that Have
Name	Exercisable	Unexercisable		Price(1)	Date	Not Vested		Not Vested(2)
	(#)	(#)		($/Share)		(#)		($)

Stuart M. Brightman	240,000	–		$9.0767	4/20/2015
Stuart M. Brightman	56,000	–		$29.9950	5/8/2016
Stuart M. Brightman	70,584	6,416	(3)	$21.1000	5/20/2018
Stuart M. Brightman	100,000	–		$3.7800	2/12/2019
Stuart M. Brightman	44,907	7,243	(4)	$10.2000	5/20/2020
Stuart M. Brightman	28,960	25,913	(5)	$13.0000	5/20/2021
Stuart M. Brightman	–	78,480	(6)	$6.8100	5/20/2022
Stuart M. Brightman						5,129	(7)	$38,929
Stuart M. Brightman						16,462	(8)	$124,947
Stuart M. Brightman						45,911	(9)	$348,464
Elijio V. Serrano	–	79,051	(10)	$6.6000	8/15/2022
Elijio V. Serrano						46,898	(11)	$355,956
Edwin H. Goldman	55,500	–		$3.7800	2/12/2019
Edwin H. Goldman	14,638	2,362	(4)	$10.2000	5/20/2020
Edwin H. Goldman	8,390	7,508	(5)	$13.0000	5/20/2021
Edwin H. Goldman	–	22,790	(6)	$6.8100	5/20/2022
Edwin H. Goldman						3,565	(12)	$27,058
Edwin H. Goldman						1,672	(7)	$12,690
Edwin H. Goldman						4,770	(8)	$36,204
Edwin H. Goldman						13,332	(9)	$101,190
Philip N. Longorio	13,750	1,250	(3)	$21.1000	5/20/2018
Philip N. Longorio	63,000	–		$3.7800	2/12/2019
Philip N. Longorio	17,652	2,848	(4)	$10.2000	5/20/2020
Philip N. Longorio	9,202	8,234	(5)	$13.0000	5/20/2021
Philip N. Longorio	–	24,926	(6)	$6.8100	5/20/2022
Philip N. Longorio						3,020	(13)	$22,922
Philip N. Longorio						2,015	(7)	$15,294
Philip N. Longorio						5,231	(8)	$39,703
Philip N. Longorio						14,582	(9)	$110,677
Peter J. Pintar	–	24,926	(6)	$6.8100	5/20/2022
Peter J. Pintar						27,057	(14)	$205,363
Peter J. Pintar						14,582	(9)	$110,677
Joseph M. Abell III	32,106	–		$4.3400	2/21/2013
Joseph M. Abell III	35,040	–		$29.9950	5/8/2016
Joseph M. Abell III	45,000	–		$21.1000	5/20/2018
Joseph M. Abell III	58,000	–		$3.7800	2/12/2019
Joseph M. Abell III	13,722	–		$10.2000	5/20/2020
Joseph M. Abell III	6,182	–		$13.0000	5/20/2021

(1)

Under the terms of our equity plans, the option exercise price must be greater than or equal to 100% of the closing price of the common stock on the date of grant. A discussion of the assumptions used in valuation of option awards granted under the TETRA equity plans may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on March 4, 2013.

(2)	Market value is determined by multiplying the number of shares of stock that have not vested by $7.59, the closing price of our common stock on December 31, 2012.

(3)	The stock option award vested 20% on May 20, 2009, vests an additional 1.6667% of the award each month, and will become fully vested on May 20, 2013.
(4)	The stock option award vested 33.33% on May 20, 2011, vests an additional 2.7778% of the award each month, and will become fully vested on May 20, 2013.
(5)	The stock option award vested 33.33% on May 20, 2012, vests an additional 2.7778% of the award each month, and will become fully vested on May 20, 2014.
(6)	The stock option award vests 33.33% on May 20, 2013, vests an additional 2.7778% of the award each month, and will become fully vested on May 20, 2015.
(7)	The restricted stock award vested 33.33% on May 20, 2011, vests an additional 16.6667% of the award once every six months, and will become fully vested on May 20, 2013.
(8)	The restricted stock award vested 33.33% on May 20, 2012, vests an additional 16.6667% of the award once every six months, and will become fully vested on May 20, 2014.
(9)	The restricted stock award vests 33.33% on May 20, 2013, vests an additional 16.6667% of the award once every six months, and will become fully vested on May 20, 2015.
(10)	The stock option award vests 33.33% on August 15, 2013, vests an additional 2.7778% of the award each month, and will become fully vested on August 15, 2015.
(11)	The restricted stock award vests 33.33% on August 15, 2013, vests an additional 16.6667% of the award once every six months, and will become fully vested on August 15, 2015.
(12)	The restricted stock award vested 20% on August 18, 2009, vests an additional 10% of the award once every six months, and will become fully vested on August 18, 2013.
(13)	The restricted stock award vested 20% on February 22, 2009, vested an additional 10% of the award once every six months, and became fully vested on February 22, 2013.
(14)	The restricted stock award vested 33.33% on November 15, 2012, vests an additional 16.6667% of the award once every six months, and will become fully vested on November 15, 2014.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, by each of our Named Executive Officers during the fiscal year ended December 31, 2012.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting
	(#)	($)	(#)	($)

Stuart M. Brightman	–	$–	28,217	$140,473
Elijio V. Serrano	–	–	–	–
Edwin H. Goldman	7,500	21,150	11,677	62,072
Philip N. Longorio	–	–	15,301	82,731
Peter J. Pintar	–	–	13,528	59,699
Joseph M. Abell III	–	–	6,047	30,288

Nonqualified Deferred Compensation

The following table discloses contributions, earnings, and balances for each of the Named Executive Officers under the TETRA Technologies, Inc. Executive Nonqualified Excess Plan, as of December 31, 2012.

Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
Name	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
	($)	($)	($)	($)	($)

Stuart M. Brightman	$201,120	$–	$91,879	$–	$817,228
Elijio V. Serrano	–	–	–	–	–
Edwin H. Goldman	–	–	3,413	–	22,844
Philip N. Longorio	–	–	–	–	–
Peter J. Pintar	–	–	–	–	–
Joseph M. Abell III	–	–	–	–	–

The Executive Nonqualified Excess Plan is an unfunded deferred compensation plan pursuant to which the Named Executive Officers and non-employee directors may elect to participate. The Named Executive Officers may elect to defer up to 100% of their base salary and performance-based cash incentive compensation. Deferral elections as to annual base salary are due by mid-December, and are effective as of January 1 of the succeeding year. Deferral elections for cash incentive compensation may be made in the December enrollment period, or in a mid-year enrollment period. Deferrals are held for each participant in separate individual accounts in a rabbi trust. Deferred amounts are credited with earnings or losses depending upon the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested. A deferral period and payment date must be irrevocably specified at election for each deferral. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account upon termination of employment or service, as applicable, or upon disability or death. Hardship withdrawals are permitted for unforeseeable emergencies. In the event the Executive Nonqualified Excess Plan is terminated within twelve months of a change in control, the deferred amounts will become payable to each participant.

Potential Payments upon Termination or Change in Control

With the exception of the Separation and Release Agreement with Mr. Abell, as of the date of this proxy statement, we do not have a defined severance plan for, or any agreement with, any Named Executive Officer that would require us to make any termination payments. We have previously entered into employment agreements with each Named Executive Officer that are substantially identical to the form of agreement executed by all of our employees. These agreements evidence the at-will nature of employment, and do not guarantee term of employment, salary, severance or change in control  payments. Under our Amended and Restated 2006 Equity Incentive Compensation Plan, our 2007 Long Term Incentive Compensation Plan and our 2011 Long Term Incentive Compensation Plan the vesting of restricted stock and/or the time at which outstanding options may be exercised may be accelerated, at the discretion of the Management and Compensation Committee, upon the occurrence of a change in control. In addition, the 2007 Long Term Incentive Compensation Plan and the 2011 Long Term Incentive Compensation Plan allow the vesting of restricted stock and/or the time at which outstanding options may be exercised to be accelerated, at the discretion of the Management and Compensation Committee, upon the death, disability or retirement of participants. Under the terms of our Cash Incentive Compensation Plan, upon the occurrence of a change in control, all potential awards attributable to the performance period in which the change in control occurs will become payable on a pro rata basis at the target amounts of such awards, unless the Management and Compensation Committee determines otherwise. Compensation deferred under our Executive Nonqualified Excess Plan will become payable to plan participants if the plan is terminated within twelve months of a change in control.

As of the date of this proxy statement, we do not have any change in control agreements with any Named Executive Officer. If the proposed amendments to our 2011 Long Term Incentive Compensation Plan are approved by stockholders at the 2013 Annual Meeting, we intend to enter into change in control agreements with our Named Executive Officers and certain members of Senior Management that will provide certain benefits, including lump-sum cash payment of base salary and annual cash incentives and accelerated vesting of outstanding equity awards, in the event of a qualifying termination of employment following a change in control. Our 2011 Long Term Incentive Compensation Plan currently allows the Committee, at its sole discretion, to accelerate vesting of options and eliminate restrictions relating to restricted stock upon a change in control. Our Committee undertook a review of our current plans, including the 2011 Long Term Incentive Compensation Plan, as well as the treatment of equity-based compensation in the event of a change in control by certain of our peer group companies, and determined that it was appropriate to seek an amendment to the 2011 Long Term Incentive Compensation Plan that would give the Committee a further alternative to provide that acceleration of outstanding awards would occur if the holder of an award experienced a qualifying termination after a change in control. The contemplated change in control agreements will incorporate this “double trigger” approach. We anticipate that such agreements will provide a two-year protection period following an acquisition of more than 50% of our outstanding common stock by an acquirer, the sale of all or substantially all of our assets, or the failure of the board of directors to constitute a majority of the board following a merger, consolidation or similar transaction. In addition, we anticipate that the agreements will require the Named Executive Officer or other member of Senior Management to agree to certain restrictions following termination in connection with a change in control.

Change in control benefits are intended to provide sufficient security so the executive is not distracted from job duties, financially threatened by potential job loss or motivated to act contrary to the best interests of the company and its stockholders prior to, during or after a change in control. We do not intend to provide any gross-ups under the anticipated agreements.

The following table quantifies the potential payments to Named Executive Officers who were employed by us as of December 31, 2012, under the contracts, agreements or plans discussed above in various scenarios involving a change in control or termination of employment, assuming a December 31, 2012 termination date. In addition to the amounts reflected in the table, the Named Executive Officers would receive upon termination any salary earned through December 31, 2012, any benefits they would otherwise be entitled to under our 401(k) Plan and Executive Nonqualified Excess Plan, and, if the termination followed a change in control, the earned portion of any annual Cash Incentive Compensation Plan award approved by the Management and Compensation Committee for 2012 performance.

					Discretionary
					Prorated
			Discretionary	Discretionary	Payment of
			Accelerated	Accelerated	Long-Term
	Cash		Exercisability	Vesting of	Non-Equity	Continuation
	Severance	Bonus	of Unvested	Restricted	Performance	of Health
Name	Payment	Payment	Options(1)	Shares(2)	Award(3)	Benefits	Total

Stuart M. Brightman
Death/disability	$–	$–	$61,214	$512,340	$–	$–	$573,554
Retirement	–	–	61,214	512,340	–	–	573,554
Termination for cause	–	–	–	–	–	–	–
No cause or voluntary
termination	–	–	–	–	–	–	–
Termination upon a
change in control	–	–	61,214	512,340	265,132	–	838,686

Elijio V. Serrano
Death/disability	$–	$–	$78,260	$355,956	$–	$–	$434,216
Retirement	–	–	78,260	355,956	–	–	434,216
Termination for cause	–	–	–	–	–	–	–
No cause or voluntary
termination	–	–	–	–	–	–	–
Termination upon a
change in control	–	–	78,260	355,956	–	–	434,216

					Discretionary
					Prorated
			Discretionary	Discretionary	Payment of
			Accelerated	Accelerated	Long-Term
	Cash		Exercisability	Vesting of	Non-Equity	Continuation
	Severance	Bonus	of Unvested	Restricted	Performance	of Health
Name	Payment	Payment	Options(1)	Shares(2)	Award(3)	Benefits	Total

Edwin H. Goldman
Death/disability	$–	$–	$17,776	$150,085	$–	$–	$167,861
Retirement	–	–	17,776	150,085	–	–	167,861
Termination for cause	–	–	–	–	–	–	–
No cause or voluntary
termination	–	–	–	–	–	–	–
Termination upon a
change in control	–	–	17,776	177,143	76,896	–	271,815

Philip N. Longorio
Death/disability	$–	$–	$19,442	$165,675	$–	$–	$185,117
Retirement	–	–	19,442	165,675	–	–	185,117
Termination for cause	–	–	–	–	–	–	–
No cause or voluntary
termination	–	–	–	–	–	–	–
Termination upon a
change in control	–	–	19,442	188,596	84,230	–	292,268

Peter J. Pintar
Death/disability	$–	$–	$19,442	$316,040	$–	$–	$335,482
Retirement	–	–	19,442	316,040	–	–	335,482
Termination for cause	–	–	–	–	–	–	–
No cause or voluntary
termination	–	–	–	–	–	–	–
Termination upon a
change in control	–	–	19,442	316,040	38,897	–	374,379

(1)

Our 2007 Long Term Incentive Compensation Plan and 2011 Long Term Incentive Compensation Plan allow acceleration upon death, disability or retirement at the discretion of the Management and Compensation Committee. Our other equity plans under which certain awards are currently outstanding do not permit acceleration of exercisability in such events. The value of accelerated options is calculated by subtracting the exercise price of outstanding options from $7.59, the closing price of our common stock on December 31, 2012.

(2)

Our 2007 Long Term Incentive Compensation Plan and 2011 Long Term Incentive Compensation Plan allow acceleration upon death, disability or retirement at the discretion of the Management and Compensation Committee. Our other equity plans under which certain awards are currently outstanding do not permit acceleration of vesting in such events. The value of accelerated vesting of restricted stock is calculated by multiplying the number of accelerated shares by $7.59, the closing price of our common stock on December 31, 2012.

(3)

Under our Cash Incentive Compensation Plan, participants may be eligible for a prorated award payment upon death, disability or retirement if applicable performance goals have been achieved for any current performance period. At the discretion of the Management and Compensation Committee, all awards may be paid on a prorated basis at target levels upon the occurrence of a change in control. Accordingly, the amounts shown in this column are two-third portions of the long-term awards granted on May 20, 2011 for the January 1, 2011 through December 31, 2013 performance period and one-third portions of the long-term awards granted on May 20, 2012 for the January 1, 2012 through December 31, 2014 performance period.

Separation and Release Agreement with Mr. Abell. On July 31, 2012, in connection with his resignation from the positions of Senior Vice President and Chief Financial Officer, we entered into a Separation and Release Agreement (the “Release Agreement”) with Mr. Abell, pursuant to which Mr. Abell received, subject to the terms and conditions set forth therein, including Mr. Abell’s undertaking to provide reasonable transition assistance to the Company through December 31, 2012: (i) five (5) monthly payments, each in an amount equal to $100,000 per month, less legally required withholdings, payable on or before December 31, 2012, (ii) a lump-sum payment of $58,000, less legally required withholdings, payable on February 1, 2013, (iii) an extension of the exercise period for certain stock options previously awarded to Mr. Abell that were vested as of July 31, 2012, through the periods ending on the original expiration dates of the option awards, (iv) payment or waiver of any contribution that would otherwise be required from Mr. Abell for him to continue to receive coverage for medical, prescription and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for a period ending on the earlier of (a) that date that is eighteen months following the termination of Mr. Abell’s employment, or (b) Mr.

Abell’s commencement of other employment through which he becomes eligible for such benefits, and (v) the opportunity to receive an annual cash bonus for the 2012 fiscal year and long-term cash bonuses for the January 1, 2010 through December 31, 2012 and January 1, 2011 through December 31, 2013 performance periods, subject to our attainment of performance objectives applicable to each period as set forth in the Release Agreement. Each bonus payment will be payable within two and one-half months after the end of the respective period to which each bonus relates and with respect to the long-term cash bonus for the January 1, 2011 through December 31, 2013 performance period, prorated through December 31, 2012.

Compensation Risk

The Management and Compensation Committee of our Board of Directors reviews and evaluates potential risks related to the design of our compensation programs. In its evaluation of our annual and long-term incentive compensation plans that were in effect during 2012, as well as the incentive compensation arrangements proposed for 2013 as described above, the Management and Compensation Committee determined that such plans are designed with the appropriate balance of risk and reward relative to our overall business strategy. In addition, the stock ownership guidelines for our executive officers encourage them to focus on the creation of long-term value for stockholders rather than short-term results.

Specifically, under our Cash Incentive Compensation Plan, the amount of each participant’s prospective payment, for both annual and long-term awards, is established as a percentage of annual base salary, and is contingent on performance, including the attainment of targeted levels of performance that include both financial and nonfinancial measures. With respect to long-term Cash Incentive Compensation Plan, attainment of targeted levels of performance is measured over two or more years. Notwithstanding the attainment of any established performance measures, the amount of the annual or long-term cash incentive payment received by any participant is subject to the ultimate discretion of the Management and Compensation Committee. Further, annual and long-term cash awards are paid only after the Management and Compensation Committee has reviewed our audited financial statements for the applicable performance period. Several of our operating units have maintained, and will continue to maintain, stand-alone incentive plans that apply to specific groups of employees with particular job responsibilities who are not participants in our Cash Incentive Compensation Plan. Performance measures applicable to these stand-alone plans include sales metrics, safety metrics, and customer retention and cost-savings quotas. Incentive payments earned during 2012 pursuant to the stand-alone plans were not material to our consolidated results.

Long-term equity incentive awards typically consist of stock options, restricted stock and/or Compressco Partners phantom units that vest ratably over a three- or five-year period, and/or Compressco Partners performance phantom units that vest at the end of a performance period. The recipients of such awards can realize an increase in the value of their long-term equity awards only to the extent that our investors benefit from an increase in the market price for our common stock or the Compressco Partners common units. It is anticipated that the long-term awards for 2013 will include stock options and restricted stock granted under our 2011 Long Term Incentive Compensation Plan, and long-term cash awards under the Cash Incentive Compensation Plan; both the equity awards and long-term cash awards are expected to vest over a three-year performance period. For officers, senior management and other key employees of Compressco Partners, it is anticipated that long-term awards for 2013 will consist of phantom units and performance phantom units granted under the Compressco Partners, L.P. 2011 Long Term Incentive Plan. The Management and Compensation Committee believes that a variety of awards helps to minimize the risk to us and our stockholders of excessive focus on short-term performance.

DIRECTOR COMPENSATION

As of January 1, 2012, each Non-employee Director, other than Dr. Cunningham, receives compensation of $3,333 per month plus $1,500 for each board meeting attended, and is reimbursed for out-of-pocket expenses incurred in attending meetings of the board. Non-employee Directors, other than Dr. Cunningham, who are members of the Audit Committee, the Management and Compensation Committee, the Nominating and Corporate Governance Committee, or the Reserves Committee are paid $1,500 for each meeting of those committees attended.

In addition to the $1,500 for each meeting attended, the chairmen of the Management and Compensation Committee, Nominating and Corporate Governance Committee, and Reserves Committee are paid $2,500 per calendar quarter, and the chairman of the Audit Committee is paid $3,750 per calendar quarter. Dr. Cunningham receives $9,583 per month for serving as Chairman of the Board of Directors, and he receives no additional compensation for attending meetings of the committees or the board.

Directors who are also our officers or employees do not receive any compensation for duties performed as directors. Following the January 5, 2012 termination of a Transition Agreement with Mr. Hertel, our former President and Chief Executive Officer, that provided for his compensation as a non-executive employee through that date, Mr. Hertel became eligible to receive compensation as a Non-employee director. Mr. McInnes retired from the Board of Directors on May 8, 2012.

On May 20, 2012, each Non-employee Director as of that date, including Dr. Cunningham, received an award of 14,685 shares of restricted stock with an aggregate grant date fair market value of $100,005. Twenty-five percent of the shares of restricted stock so awarded vested on the date of grant, and additional 25% portions of the award vested on August 20 and November 20, 2012 and February 20, 2013. It is anticipated that future compensation arrangements approved by the board will include awards of grants of approximately $100,000 in value of restricted stock to each Non-employee Director on an annual basis, to be awarded on or about May 20 of each year.

In February of 2008 our Board of Directors adopted stock ownership guidelines for directors and executive officers that are intended to align the interests of our directors and executive officers with the interests of our stockholders. In November of 2012, the stock ownership guidelines were amended to allow our directors’ and executive officers’ ownership of the limited partner units of Compressco Partners, L.P., along with ownership of our common stock, to count toward compliance with guideline requirements. Under the amended guidelines, our Non-employee Directors, including the Chairman of the Board of Directors, are required to hold shares of our common stock and limited partner units of Compressco Partners with an aggregate value equal to five-times their annual cash retainer. Non-employee Directors elected as of February 2008 are required to have attained such level of ownership as of May 7, 2012. Non-employee Directors elected after February 2008 have four years from the date of their election or appointment to be in compliance. As of May 7, 2012, each Non-employee Director elected as of February 2008 was in compliance with the stock ownership guidelines.

Under the Executive Nonqualified Excess Plan, each director may elect to defer the receipt of up to 100% of the cash compensation paid to such director by making an irrevocable deferral election. Deferred amounts are credited with earnings or losses depending on the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested. Dr. McInnes and Mr. Hertel, as a former employees, maintain participant balances in our 401(k) Plan. During 2012, we did not contribute matching funds to Dr. McInnes’ or Mr. Hertel’s 401(k) account.

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of our Non-employee Directors during the fiscal year ended December 31, 2012.

Director Compensation Table

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards(1)	Awards(2)	Compensation	Total
	($)	($)	($)	($)	($)
Thomas R. Bates, Jr.	$52,000	$100,005	$–	$–	$152,005
Paul D. Coombs	52,000	100,005	–	–	152,005
Ralph S. Cunningham	115,000	100,005	–	–	215,005
Tom H. Delimitros	82,000	100,005	–	–	182,005
Geoffrey M. Hertel	49,962	100,005	–	–	149,967
Allen T. McInnes(3)	17,194	–	–	–	17,194
Kenneth P. Mitchell	77,000	100,005	–	–	177,005
William D. Sullivan	62,500	100,005	–	–	162,505
Kenneth E. White, Jr.	79,500	100,005	–	–	179,505

(1)

On May 20, 2012, each Non-employee Director as of that date was awarded 14,685 shares of restricted stock with a FASB ASC Topic 718 value of $6.81 per share. Twenty-five percent of such shares vested on the date of grant, and additional 25% portions of the award vested on August 20 and November 20, 2012, and on February 20, 2013.

(2)	As of December 31, 2012, Mr. Hertel held an aggregate 182,000 outstanding options.
(3)	Fees Earned or Paid in Cash for Mr. McInnes represents compensation earned for his service as a director through May 8, 2012. Mr. McInnes did not receive an equity award during 2012.

BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2012, with respect to each person that beneficially owns five percent (5%) or more of our common stock, and as of March 12, 2013 with respect to (i) our directors and nominees for director; (ii) our Named Executive Officers; and (iii) our directors and executive officers as a group.

Name and Business Address	Amount and Nature of		Percentage
of Beneficial Owner	Beneficial Ownership		of Class

BlackRock, Inc.	7,140,075	(1)	9.1%
40 East 52nd Street
New York, New York 10022

Ameriprise Financial, Inc.	5,468,172	(2)	7.0%
145 Ameriprise Financial Center
Boston, Massachusetts 02110

T. Rowe Price Associates, Inc.	5,168,840	(3)	6.6%
100 E. Pratt Street
Baltimore, Maryland 21202

The Vanguard Group, Inc.	4,603,721	(4)	5.9%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Thomas R. Bates, Jr.	75,444		*
Stuart M. Brightman	785,576	(5)	1.0%
Paul D. Coombs	672,429		*
Ralph S. Cunningham	69,501		*
Tom H. Delimitros	44,501		*
Geoffrey M. Hertel	698,605	(6)	*
Kenneth P. Mitchell	143,175		*
William D. Sullivan	88,501		*
Kenneth E. White, Jr.	64,501		*
Edwin H. Goldman	123,143	(7)	*
Philip N. Longorio	210,425	(8)	*
Peter J. Pintar	213,528		*
Elijio V. Serrano	65,300		*
Directors and executive officers as a group (18 persons)	3,863,944	(9)	4.9%

*	Less than 1%
(1)

Pursuant to a Schedule 13G/A dated February 4, 2013, BlackRock Inc. has sole dispositive power and sole voting power with respect to 7,140,075 shares of our common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of our common stock held by BlackRock Inc., and no one person’s interest in such shares of common stock is more than 5% of our outstanding shares.

(2)

Pursuant to a Schedule 13G/A dated February 12, 2013, Ameriprise Financial, Inc., and its investment advisor subsidiary, Columbia Management Investment Advisors, LLC, report shared dispositive power with respect to 5,468,172 shares of our common stock and shared voting power with respect to 2,553,899 shares of our common stock.

(3)

Pursuant to a Schedule 13G/A dated February 14, 2013, T. Rowe Price Associates, Inc. has sole dispositive power with respect to 5,168,840 shares of our common stock and sole voting power with respect to 1,169,190 of such shares and T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 3,975,000 shares of our common stock. T. Rowe Price Associates is a registered investment advisor and a registered investment company and does not serve as custodian of shares of our common stock held by any of its clients; accordingly, only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such shares of our common stock and, with the exception of 5.0% of our outstanding shares of common stock held by T. Rowe Price Small-Cap Value Fund, Inc., not more than 5% of our outstanding shares of common stock is owned by any one client subject to the investment advice of T. Rowe Price Associates.

(4)

Pursuant to a Schedule 13G/A dated February 7, 2013, The Vanguard Group, Inc. has sole dispositive power with respect to 4,486,277 shares of our common stock, shared dispositive power with respect to 117,444 shares of our common stock and sole voting power with respect to 120,644 shares of our common stock. The shares reported include shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. that is the beneficial owner of 117,004 shares of our common stock, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. that is the beneficial owner of 3,200 shares of our common stock.

(5)	Includes 557,475 shares subject to options exercisable within 60 days of the record date.

(6)	Includes 182,000 shares subject to options exercisable within 60 days of the record date.
(7)	Includes 82,184 shares subject to options exercisable within 60 days of the record date.
(8)	Includes 108,819 shares subject to options exercisable within 60 days of the record date.
(9)	Includes 1,287,910 shares subject to options exercisable within 60 days of the record date.

The following table sets forth certain information with respect to the beneficial ownership of common units of Compressco Partners as of March 12, 2013 with respect to (i) our directors and nominees for director; (ii) our Named Executive Officers; and (iii) our directors and executive officers as a group.

	Amount and Nature of	Percentage
Name of Beneficial Owner	Beneficial Ownership	of Class

Thomas R. Bates, Jr.	1,000	*
Stuart M. Brightman	17,500	*
Paul D. Coombs	11,000	*
Ralph S. Cunningham	7,500	*
Tom H. Delimitros	–	*
Geoffrey M. Hertel	92,685	*
Kenneth P. Mitchell	10,055	*
William D. Sullivan	21,075	*
Kenneth E. White, Jr.	–	*
Edwin H. Goldman	2,500	*
Philip N. Longorio	5,000	*
Peter J. Pintar	–	*
Elijio V. Serrano	–	*
Directors and executive officers as a group (18 persons)	182,034	1.2%

*	Less than 1%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of common stock (Forms 3, 4, and 5) with the SEC and the NYSE. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such forms they file.

To our knowledge, and based solely on our review of the copies of such reports, we have received written representations by certain reporting persons that no reports on Form 5 were required, and we believe that during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our executive officers, directors, and 10% stockholders were complied with in a timely manner.

PROPOSALS OF STOCKHOLDERS

We must receive a stockholder proposal intended to be considered for inclusion in our proxy materials relating to our 2014 Annual Meeting of Stockholders at our principal executive offices no later than November 5, 2013. To be considered for inclusion in our proxy statement, such proposal must also comply with the other requirements of Rule 14a-8 of the Exchange Act as well as the procedures set forth in our bylaws, which are separate and distinct from, and in addition to, SEC requirements.

For proposals not intended to be submitted in next year’s proxy statement, but sought to be presented at our 2013 Annual Meeting of Stockholders, our bylaws provide that stockholder proposals, including director nominations, must be received at our principal executive offices no later than eighty (80) days prior to the date of our annual meeting, provided, that if the date of the annual meeting was not publicly announced more than ninety (90) days prior to the date of the annual meeting, the notice by the stockholder will be timely if delivered to our principal executive offices no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was communicated to the stockholders. In addition, proxies to be solicited by the board for the 2013 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than February 12, 2013. A copy of our bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 24955 Interstate 45 North, The Woodlands, Texas 77380.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

SEC rules regarding the delivery of proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have delivered only one proxy statement and annual report to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to that stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Computershare Investor Services, either by sending a request in writing to 350 Indiana Street, Suite 800, Golden, Colorado 80401, or by calling (303) 262-0600.

If you are currently a stockholder sharing an address with another stockholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact Computershare at the address or telephone number indicated above.

ADDITIONAL FINANCIAL INFORMATION

Stockholders may obtain additional financial information about us for the year ended December 31, 2012 from our Annual Report on Form 10-K filed with the SEC. A copy of the Annual Report on Form 10-K may be obtained without charge either by sending a request in writing to TETRA Technologies, Inc., Attn: Stockholder Relations, 24955 Interstate 45 North, The Woodlands, Texas 77380, or by calling (281) 367-1983.

OTHER MATTERS

The Board of Directors has no knowledge at this time of any matters to be brought before the annual meeting other than those referred to in this document. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

A certified copy of the list of stockholders as of the record date of March 5, 2013 will be available for stockholder inspection at our office ten days prior to the meeting date of May 3, 2013.

By order of the Board of Directors,

Bass C. Wallace, Jr.

Corporate Secretary

March 22, 2013

The Woodlands, Texas

APPENDIX A

TETRA TECHNOLOGIES, INC.

AMENDED AND RESTATED

2011 LONG TERM INCENTIVE COMPENSATION PLAN

TETRA TECHNOLOGIES, INC.

2011 LONG TERM INCENTIVE COMPENSATION PLAN

Table of Contents

ARTICLE I	INTRODUCTION	1
1.1	Purpose	1
1.2	Definitions	1
1.3	Shares Subject to the Plan	5
1.4	Administration of the Plan	6
1.5	Granting of Awards to Participants	7
1.6	Leave of Absence	7
1.7	Term of Plan	7
1.8	Amendment and Discontinuance of the Plan	8

ARTICLE II	NONQUALIFIED OPTIONS	8
2.1	Eligibility	8
2.2	Exercise Price	8
2.3	Terms and Conditions of Nonqualified Options	8
2.4	Option Repricing	9
2.5	Vesting	10

ARTICLE III	INCENTIVE OPTIONS	10
3.1	Eligibility	10
3.2	Exercise Price	10
3.3	Dollar Limitation	10
3.4	10% Stockholder	10
3.5	Incentive Options Not Transferable	10
3.6	Compliance with Code Section 422	11
3.7	Limitations on Exercise	11

ARTICLE IV	BONUS STOCK	11

ARTICLE V	STOCK APPRECIATION RIGHTS	11
5.1	Eligibility	11
5.2	Repricing	12

ARTICLE VI	RESTRICTED STOCK	12
6.1	Eligibility	12
6.2	Restrictions, Restricted Period and Vesting	12
6.3	Forfeiture of Restricted Stock	13
6.4	Delivery of Shares of Common Stock	13

ARTICLE VII	PERFORMANCE AWARDS	13
7.1	Performance Awards	13
7.2	Performance Goals	13

ARTICLE VIII	CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS	15
8.1	General	15
8.2	Stand-Alone, Additional and Substitute Awards	16
8.3	Term of Awards	17
8.4	Form and Timing of Payment Under Awards; Deferrals	17

Appendix A - i

8.5	Vested and Unvested Awards	17
8.6	Exemptions from Section 16(b) Liability	18
8.7	Transferability	18
8.8	Rights as a Stockholder	19
8.9	Listing and Registration of Shares of Common Stock s	19
8.10	Termination of Employment, Death, Disability and Retirement	19
8.11	Change in Control	20
8.12	Clawback/Recoupment Policy	22

ARTICLE IX	WITHHOLDING FOR TAXES	22

ARTICLE X	MISCELLANEOUS	22
10.1	No Rights to Awards or Uniformity Among Awards	22
10.2	Conflicts with Plan	22
10.3	No Right to Employment	22
10.4	Governing Law	23
10.5	Gender, Tense and Headings	23
10.6	Severability	23
10.7	Stockholder Agreements	23
10.8	Funding	23
10.9	No Guarantee of Tax Consequences	23

Appendix A - ii

TETRA TECHNOLOGIES, INC.

AMENDED AND RESTATED

2011 LONG TERM INCENTIVE COMPENSATION PLAN

ARTICLE I

INTRODUCTION

1.1 Purpose. This TETRA Technologies, Inc. Amended and Restated 2011 Long Term Incentive Compensation Plan (the Plan) amends and restates the TETRA Technologies, Inc. 2011 Long Term Incentive Compensation Plan (the Original Plan) and is intended to promote the interests of TETRA Technologies, Inc., a Delaware corporation, (the Company) and its stockholders by encouraging Employees, Consultants and Non-Employee Directors of the Company or its Affiliates (as defined below) to acquire or increase their equity interests in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders. The Board of Directors of the Company (the Board) also contemplates that through the Plan, the Company and its Affiliates will be better able to compete for the services of the individuals needed for the continued growth and success of the Company. The Plan provides for payment of various forms of incentive compensation and accordingly is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly.

1.2 Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

Affiliate means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company; provided, that, for the purpose of issuing Options or Stock Appreciation Rights, “Affiliate” means any corporation or other entity in a chain of corporations and/or other entities in which the Company has a “controlling interest” within the meaning of Treas. Reg. § 1.414(c)-2(b)(2)(i), but using the threshold of 50% ownership wherever 80% appears.

Awards means, collectively, Options, Bonus Stock, Stock Appreciation Rights, Restricted Stock or Performance Awards.

Board means the board of directors of the Company described in Section 1.1 of the Plan.

Bonus Stock means Common Stock described in Article IV of the Plan.

Change in Control shall be deemed to have occurred upon any of the following events:

(i) any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its majority subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) or any Affiliate (as determined immediately prior to such event), (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the

Appendix A - 1

same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities (a Person), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

(ii) the consummation of any merger, reorganization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) individuals who, as of the Effective Date, constitute the Board (the Incumbent Board) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would be subject to the income tax under Section 409A of the Code if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), then “Change in Control” shall mean a transaction, event or circumstance that constitutes a Change in Control as defined above and that also constitutes a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A of the Code.

Code means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

Committee means the Management and Compensation Committee of the Board which shall consist of not less than three members of the Board, each of whom shall qualify as a “non-employee director” (as that term is defined in Rule 16b-3 of the General Rules and Regulations under the Exchange Act) appointed by and serving at the pleasure of the Board to administer the Plan or, if none, the Board; provided however, that with respect to any Award granted to a Covered Employee which is intended to be “performance-based

Appendix A - 2

compensation” as described in Section 162(m)(4)(C) of the Code, the Committee shall consist solely of two or more “outside directors” as described in Section 162(m)(4)(C)(i) of the Code.

Common Stock means the common stock, $0.01 par value per share of the Company.

Company means the corporation described in Section 1.1 of the Plan or any successor thereto which assumes and continues the Plan.

Consultant means any individual, other than a Director or an Employee, who renders consulting or advisory services to the Company or an Affiliate, provided such services are not in connection with the offer or sale of securities in a capital raising transaction.

Covered Employee means any of the Chief Executive Officer of the Company and the three highest paid officers of the Company other than the Chief Executive Officer or the Chief Financial Officer as described in Section 162(m)(3) of the Code or any individual Consultant, Director or other Employee, or class of Consultants, Directors or Employees, who the Committee specifies in an Award shall be treated as a Covered Employee.

Disability means an inability to perform the Participant’s material services for the Company for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness, which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both the Participant (or his guardian) and the Company, provided that if the Participant (or his guardian) and the Company do not agree on a physician, the Participant and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be final, binding and conclusive with respect to all parties. Notwithstanding the above, eligibility for disability benefits under any policy for long-term disability benefits provided to the Participant by the Company shall conclusively establish the Participant’s disability. In the case of any Award that is or becomes subject to Section 409A of the Code, “Disability” means a condition that meets the requirements of Treas. Reg. § 1.409A-3(i)(4).

Effective Date means ~~the date on which the Plan is approved by stockholders of the Company~~ May 3, 2011, the date on which the Original Plan was initially approved by stockholders of the Company. The provisions of the Original Plan, as amended from time to time including, without limitation, if approved, the Plan, shall be applicable to all Awards granted on or after the Effective Date. This Plan shall be effective the date on which it is approved by the stockholders of the Company.

Employee means any employee of the Company or an Affiliate.

Employment means any period in which a Participant is an Employee of the Company or an Affiliate.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value or FMV Per Share means, as of any given date, the closing price per share on the principal exchange or over-the-counter market on which such shares are trading, if any, or as reported on any composite index which includes such principal exchange, or if no trade of the Common Stock shall have been reported for such date, the closing price quoted on such exchange or market for the immediately preceding date on which such shares were traded. The term “closing price” on any given day shall mean (i) if

Appendix A - 3

the shares of Common Stock are listed or admitted for trading on a national securities exchange, the last reported sales price on such day, or (ii) if the shares of Common Stock are not listed or admitted for trading on a national securities exchange, the last transaction price on such day of the shares of Common Stock on the Nasdaq Market, Inc. (“NASDAQ”). If shares of the Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization on any given day, the FMV Per Share shall be determined by the Committee in good faith using any fair and reasonable means selected in its discretion.

Full Value Award means an Award that is settled by the issuance of shares of common stock, other than an Option or a Stock Appreciation Right.

Incentive Option means any option that satisfies the requirements of Code Section 422 and is granted pursuant to Article III of the Plan.

Incumbent Board means the Board described in paragraph (v) of the definition of Change in Control under Section 1.2 of the Plan.

Non-Employee Director means a person who is a member of the Board but who is neither an Employee nor a Consultant of the Company or any Affiliate.

Nonqualified Option means an option not intended to satisfy the requirements of Code Section 422 and which is granted pursuant to Article II of the Plan.

Option means an option to acquire Common Stock granted pursuant to the provisions of the Plan, and refers to either an Incentive Stock Option or a Nonqualified Stock Option, or both, as applicable.

Option Expiration Date means the date determined by the Committee which shall not be more than ten years after the date of grant of an Option.

Optionee means a Participant who has received or will receive an Option.

Original Plan has the meaning set forth in the definition of Effective Date under Section 1.2 of the Plan.

Participant means any Non-Employee Director, Employee or Consultant granted an Award under the Plan.

Performance Award means an Award granted pursuant to Article VII of the Plan which, if earned, will afford the Participant the right to receive shares of Common Stock, cash or any combination thereof as determined by the Committee.

Plan means the plan described in Section 1.1 of the Plan and set forth in this document, as amended from time to time.

Restricted Period means the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

Restricted Stock means one or more shares of Common Stock prior to the lapse of restrictions thereon, granted under Article VI of the Plan.

Appendix A - 4

Retirement means termination of Employment of an Employee or termination of service of a Non-Employee Director or Consultant, in each case under circumstances as shall constitute retirement as determined by the Committee.

Securities Act means the Securities Act of 1933, as amended.

Spread means the amount determined pursuant to Section 5.1(a) of the Plan.

Stock Appreciation Right means an Award granted pursuant to Article V of the Plan.

1.3 Shares Subject to the Plan. Subject to adjustment as provided in this Plan, the maximum number of shares of Common Stock that may be covered by Awards granted under the Plan shall be ~~2,200,000~~ 5,600,000 shares, and of that number the maximum aggregate number of shares of Common Stock that may be issued under the Plan through Options is ~~2,200,000~~ 5,600,000 shares, all or any portion of which may be Incentive Options. Solely for the purposes of implementing the limitation of the immediately preceding sentence, an Award of an Option or a Stock Appreciation Right in respect of one share of Common Stock shall be deemed to be an Award of one share of Common Stock on the date of grant. An Award of a share of Bonus Stock or Restricted Stock shall be deemed to be an Award of 1.38 shares of Common Stock for every one share granted on the date of grant. With respect to any Performance Award to be settled in shares of Common Stock, the value of the maximum benefit that may be paid under the Performance Award shall be divided by the FMV Per Share of Common Stock as of the date of grant of the Performance Award and each share resulting from such computation shall be deemed to be an Award of 1.38 shares of Common Stock for purposes of implementing the limitation on shares set forth in the first sentence of this Section 1.3. If the number of shares of Common Stock issued in settlement of the Performance Award exceeds the number determined to be issued on the date of grant in accordance with the preceding sentence, each such additional share of Common Stock issued shall be deemed to be an Award of 1.38 shares of Common Stock for the purposes of implementing the limitation on shares set forth in the first sentence of this Section 1.3. In addition, during any calendar year, the maximum number of shares of Common Stock underlying Awards (other than Performance Awards) granted to any one Participant in such calendar year shall not exceed 400,000 shares. The maximum amount of compensation (whether denominated or payable in shares of Common Stock, cash, other Awards or other property) that any one Participant may receive in any calendar year in respect of Performance Awards may not exceed, in the aggregate, $2,000,000.

Notwithstanding the above, in the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under the Plan shall, subject to any required action by the stockholders of the Company, be ratably adjusted by the Committee. Upon the occurrence of any of the events described in the immediately preceding sentence, in order to ensure that after such event the shares of Common Stock subject to the Plan and each Participant’s proportionate interest shall be maintained substantially as before the occurrence of such event, the Committee shall, in such manner as it may deem equitable, adjust (i) the number of shares of Common Stock with respect to which Awards may be granted under the Plan, (ii) the maximum number of shares of Common Stock that may be covered by Awards to any single individual during any calendar year, (iii) the number of shares of Common Stock subject to outstanding Awards, ~~and~~ (iv) the grant or exercise price with respect to an Award, and (v) the ratio for the determination of Full Value Awards as set forth above in this Section 1.3; provided, however, that (A) with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code, and (B) with respect to all Awards, such adjustment shall be effected in a manner, along with any other changes or adjustments as the

Appendix A - 5

Committee shall deem appropriate, to ensure (1) that any Award that is not subject to, or that complies with, Section 409A of the Code shall continue to be not subject to, or continue to comply with Section 409A of the Code, (2) any Award that was intended to comply with the exemption for “performance-based compensation” under Section 162(m) of the Code shall continue to so comply, and (3) the changes and adjustments do not result in any material reduction in the benefit of the Award to the Participant without the consent of the Participant.

In the event the number of shares to be delivered upon the exercise or payment of any Award granted under the Plan is reduced for any reason other than the withholding of shares for payment of taxes or exercise price, or in the event any Award (or portion thereof) granted under the Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such Award shall thereupon be released from such Award and shall thereafter be available for the grant of additional Awards under the Plan in the same amount as such shares were counted against the limit set forth in the first paragraph of this Section 1.3. If any Performance Award granted under this Plan may only be settled in cash, such Award shall not be counted against the maximum number of shares that may be covered by Awards granted under the Plan as set forth in the first paragraph of this Section 1.3. Shares of Common Stock that cease to be subject to an Award because of the exercise of the Award, or the vesting of a Restricted Stock Award or similar Award, shall no longer be subject to any further grant under the Plan. Notwithstanding anything to the contrary, (i) shares of Common Stock that are tendered, whether by physical delivery or by attestation, to the Company by a Participant or withheld from any Award by the Company as full or partial payment of the exercise price or purchase price of any Award shall not be added back to the maximum share limitations described above or thereafter be made available under the Plan for the grant of additional Awards; (ii) shares that are withheld from any Award by the Company in payment of any applicable tax withholding obligation in connection with the exercise, vesting or earning of any Award shall not be added back to the maximum share limitations described above or thereafter made available under the Plan for the grant of additional awards; and (iii) with respect to Stock Appreciation Rights, when a Stock Appreciation Right is exercised, the shares of Common Stock subject to such Stock Appreciation Right shall be counted against the shares available for issuance under the Plan as one share of Common Stock for every share subject thereto, regardless of the number of shares of Common Stock used to settle the Stock Appreciation Right upon exercise. Shares issued pursuant to the Plan (i) may be treasury shares, authorized but unissued shares or, if applicable, shares acquired in the open market and (ii) shall be fully paid and nonassessable. No fractional shares shall be issued under the Plan; payment for any fractional shares shall be made in cash.

Notwithstanding anything in the Plan to the contrary, the Committee may grant or amend Full Value Awards covering up to ten percent (10%) of the shares of Common Stock available for issuance pursuant to this Section 1.3, without regard to the minimum vesting requirements of Article IV and Section 6.2(b) of the Plan.

1.4 Administration of the Plan. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall (i) select the Employees, Consultants and Non-Employee Directors to whom Awards may be granted hereunder, (ii) determine the type or types of Awards to be made, (iii) determine the size or number of shares to be subject to an Award, (iv) determine the terms and conditions of any Award, consistent with the terms of the Plan, which terms may include the time or times when Awards may be exercised (which may be based on performance criteria), any provision regarding the acceleration of vesting or waiver of forfeiture restrictions, and any other condition or limitation regarding an Award, based on such factors as the Committee, in its sole discretion, will determine, (v) ~~modify or amend each Award, including the discretionary acceleration of vesting, the waiver of forfeiture restrictions~~ determine, as to all or part of any Award as to any Participant, at the time the Award is granted or thereafter, whether, to the extent, and under what circumstances an Award may be vested,

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canceled, forfeited or surrendered (including the acceleration of the exercisability or vesting of, or a waiver of the terms and conditions applicable to, any Award), in connection with the Participant’s death, Disability, Retirement, a Change in Control, a termination of the Participant’s Employment or termination of the Participant’s service following a Change in Control, or such other circumstances as may be determined by the Committee, for any reason at any time; (vi) modify or amend each Award, including the discretionary acceleration of exercisability or vesting, the waiver of forfeiture restrictions or other terms and conditions applicable to an Award, and the authority to extend the post-termination exercisability period of Awards under the conditions set forth in the Plan, provided that any such extension may not exceed the expiration date set forth in the Award, (vii) interpret the Plan and all Awards under the Plan, (viii) make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, (~~vii~~ix) make all other determinations necessary or advisable for the administration of the Plan and (~~i~~x) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award under the Plan in the manner and to the extent that the Committee deems desirable to effectuate the Plan. Any action taken or determination made by the Committee pursuant to this and the other paragraphs of the Plan shall be final, binding and conclusive on all affected persons, including the Company; any Affiliate; any grantee, holder or beneficiary of an Award; any stockholder; and any Employee, Consultant or Non-Employee Director. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the full extent permitted by law.

1.5 Granting of Awards to Participants. The Committee shall have the authority to grant, prior to the expiration date of the Plan, Awards to such Employees, Consultants and Non-Employee Directors as may be selected by it subject to the terms and conditions hereinafter set forth in the Plan. In selecting the persons to receive Awards, including the type and size of the Award, the Committee may consider the contribution the recipient has made and/or may make to the growth of the Company or its Affiliates and any other factors that it may deem relevant. No member of the Committee shall vote or act upon any matter relating solely to himself. Grants of Awards to members of the Committee must be ratified by the Board. In no event shall any Employee, Consultant or Non-Employee Director, nor his or its legal representatives, heirs, legatees, distributees or successors have any right to participate in the Plan except to such extent, if any, as permitted under the Plan and as the Committee may determine.

1.6 Leave of Absence. If an Employee is on military, sick leave or other bona fide leave of absence, such person shall be considered an “Employee” for purposes of an outstanding Award during the period of such leave provided it does not exceed 90 days (or such longer period as may be determined by the Committee in its sole discretion), or, if longer, so long as the person’s right to reemployment is guaranteed either by statute or by contract. If the period of leave exceeds 90 days (or such longer period as may be determined by the Committee in its sole discretion), the employment relationship shall be deemed to have terminated on the 91st day (or the first day immediately following any period of leave in excess of 90 days as approved by the Committee) of such leave, unless the person’s right to reemployment is guaranteed by statute or contract.

1.7 Term of Plan. If not sooner terminated under the provisions of Section 1.8, the Plan shall terminate upon, and no further Awards shall be made, after February 16, 2021; provided, however, that the termination of the Plan on such date will not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan.

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1.8 Amendment and Discontinuance of the Plan. The Board may amend, suspend or terminate the Plan at any time without prior notice to or consent of any person; provided, however, subject to Section 8.11, no amendment, suspension or termination of the Plan may without the consent of the holder of an Award terminate such Award or adversely affect such person’s rights with respect to such Award in any material respect; and provided further, however, that no amendment of the Plan shall be effective prior to its approval by the stockholders of the Company to the extent that (i) ~~it provides for accelerated vesting other than upon the death, Disability or Retirement of a Participant or in connection with a Change of Control, (ii)~~ it would contravene the requirements of Section 2.4 or Section 5.2 of the Plan or (~~i~~ii) such approval is required by (A) applicable legal requirements, (B) the requirements of any securities exchange on which the Company’s stock may be listed or (C) the requirements of the Nasdaq Stock Market, Inc. on which the Company’s stock may be listed. Notwithstanding the foregoing, the Board may amend the Plan in such manner as it deems necessary in order to permit Awards to meet the requirements of the Code or other applicable laws, or to prevent adverse tax consequences to the Participants.

ARTICLE II

NONQUALIFIED OPTIONS

2.1 Eligibility. The Committee may grant Nonqualified Options to purchase the Common Stock to any Employee, Consultant and Non-Employee Director according to the terms set forth below. Each Nonqualified Option granted under the Plan shall be evidenced by a written agreement between the Company and the individual to whom Nonqualified Options were granted in such form as the Committee shall provide.

2.2 Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Nonqualified Option granted under this Article II shall not be less than one hundred percent (100%) of the FMV Per Share as of the date of grant of such Nonqualified Option. The exercise price for each Nonqualified Option granted under Article II shall be subject to adjustment as provided in Section 2.3(d) of the Plan.

2.3 Terms and Conditions of Nonqualified Options. Nonqualified Options shall be in such form as the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with this Article II, as the Committee shall deem desirable:

(a) Option Period and Conditions and Limitations on Exercise. No Nonqualified Option shall be exercisable later than the Option Expiration Date. To the extent not prohibited by other provisions of the Plan, each Nonqualified Option shall be exercisable at such time or times as the Committee in its discretion may determine ~~at the time such Nonqualified Option is granted~~.

(b) Manner of Exercise. In order to exercise a Nonqualified Option, the person or persons entitled to exercise it shall deliver to the Company payment in full for (i) the shares being purchased and (ii) unless other arrangements have been made with the Committee, any required withholding taxes. The payment of the exercise price for each Nonqualified Option shall either be (i) in cash or by check payable and acceptable to the Company, (ii) with the consent of the Committee, by tendering to the Company shares of Common Stock owned by the person for more than six months having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the Nonqualified Option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above, or (iii) with the consent of the Committee and compliance with such instructions as the Committee may specify, by delivering to the Company and to a broker a properly executed exercise notice and irrevocable instructions to such broker to deliver to the Company cash or a check payable and acceptable to the Company to pay the exercise price

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and any applicable withholding taxes. Upon receipt of the cash or check from the broker, the Company will deliver to the broker the shares for which the Nonqualified Option is exercised. In the event that the person elects to make payment as allowed under clause (ii) above, the Committee may, upon confirming that the Optionee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Nonqualified Option less the number of shares being tendered upon the exercise and return to the person (or not require surrender of) the certificate for the shares being tendered upon the exercise. The date of sale of the shares by the broker pursuant to a cashless exercise under (iii) above shall be the date of exercise of the Nonqualified Option. If the Committee so requires, such person or persons shall also deliver a written representation that all shares being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such shares.

(c) Nonqualified Options not Transferable. Except as provided below, no Nonqualified Option granted hereunder shall be transferable other than by (i) will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order and, during the lifetime of the Participant to whom any such Nonqualified Option is granted, it shall be exercisable only by the Participant (or his guardian). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Nonqualified Option granted hereunder, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Committee, result in forfeiture of the Nonqualified Option with respect to the shares involved in such attempt. With respect to a specific Nonqualified Option, in accordance with rules and procedures established by the Committee from time to time, the Participant (or his guardian) may transfer, for estate planning purposes, all or part of such Nonqualified Option to one or more immediate family members or related family trusts or partnerships or similar entities as determined by the Committee. Any Nonqualified Option that is transferred in accordance with the provisions of this Section may only be exercised by the person or persons who acquire a proprietary interest in the Nonqualified Options pursuant to the transfer.

(d) Adjustment of Nonqualified Options. In the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, proportionate adjustments shall be made as provided in Section 1.3.

(e) Listing and Registration of Shares. Each Nonqualified Option shall be subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration, or qualification of the shares subject to such Nonqualified Option under any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, such Nonqualified Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Committee.

2.4 Option Repricing. With stockholder approval, the Committee may grant to holders of outstanding Nonqualified Options, in exchange for the surrender and cancellation of such Nonqualified Options, new Nonqualified Options having exercise prices lower (or higher with any required consent) than the exercise price provided in the Nonqualified Options so surrendered and cancelled and containing such other terms and conditions as the Committee may deem appropriate. Except as contemplated by Section 2.3(d), no Nonqualified Option may be amended to reduce the exercise price of the shares subject to such Nonqualified Option without prior stockholder approval.

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2.5 Vesting. See Section 8.10 of the Plan for provisions on vesting in connection with termination of a Participant’s Employment or termination of a Participant’s service. Also, see Section 8.11 of the Plan relating to vesting in connection with a Change in Control ~~Except as provided in Section 8.10(d) with respect to death, Disability and Retirement and Section 8.11(a) with respect to a Change in Control, no amendment of the Plan or any Award shall be effective prior to approval by the stockholders of the Company to the extent that the amendment provides for accelerated vesting~~ or a termination of Employment or termination of service following a Change in Control.

ARTICLE III

INCENTIVE OPTIONS

The terms specified in this Article III shall be applicable to all Incentive Options. Except as modified by the provisions of this Article III, all the provisions of Article II shall be applicable to Incentive Options. Options which are specifically designated as Nonqualified Options shall not be subject to the terms of this Article III.

3.1 Eligibility. Incentive Options may only be granted to Employees of the Company or its parent or subsidiary as defined in Sections 424(e) or (f) of the Code, as applicable, while each such entity is a “corporation” described in Section 7701(a)(3) of the Code and Treas. Reg. Section 1.421-1(i)(1).

3.2 Exercise Price. Subject to Section 3.4, the exercise price per share shall not be less than one hundred percent (100%) of the FMV Per Share as of the option date of grant.

3.3 Dollar Limitation. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of shares of Common Stock for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or any Affiliate which is a parent or subsidiary as defined in Code Sections 424(e) or (f), as applicable) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

3.4 10% Stockholder. If any Employee to whom an Incentive Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” of the Company (as defined in Section 424(e) of the Code) or any “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code), then the exercise price per share shall not be less than one hundred ten percent (110%) of the FMV Per Share as of the date of grant and the option term shall not exceed five (5) years measured from the date of grant. For purposes of the immediately preceding sentence, the attribution rules under Section 424(d) of the Code shall apply for purposes of determining an Employee’s ownership.

3.5 Incentive Options Not Transferable. No Incentive Option granted hereunder (i) shall be transferable other than by will or by the laws of descent and distribution and (ii) except as permitted in regulations or other guidance issued under Section 422 of the Code, shall be exercisable during the Optionee’s lifetime by any person other than the Optionee (or his guardian).

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3.6 Compliance With Code Section 422. All Options that are intended to be incentive stock options described in Code Section 422 shall be designated as such in the Option grant and in all respects shall be issued in compliance with Code Section 422.

3.7 Limitations on Exercise. Except as provided in Section 8.10(d), no Incentive Option shall be exercisable after the earlier of (i) three (3) months after the Optionee ceases to be an Employee for any reason other than death or Disability, or more than one (1) year after the Optionee ceases to be an Employee due to death or Disability, and (ii) the Option Expiration Date.

ARTICLE IV

BONUS STOCK

The Committee may, from time to time and subject to the provisions of the Plan including the limitation set forth in Section ~~8~~1.3 of the Plan, grant shares of Bonus Stock to Employees, Consultants and Non-Employee Directors. Such grants of Bonus Stock shall be in consideration of performance of services by the Participant without additional consideration except as may be required by the Committee or pursuant to Article IX. Notwithstanding the foregoing, subject to the final paragraph of Section 1.3 of the Plan, the provisions of Section 8.11 of the Plan relating to vesting in connection with the Change in Control or a termination of a Participant’s Employment or termination of a Participant’s service following a Change in Control, and the provisions of Section 8.10(d) of the Plan with respect to death, Disability and Retirement, no condition on vesting of a Bonus Stock Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of a Bonus Stock Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Bonus Stock Award more quickly than in pro rata installments over three years from the date of grant of the Bonus Stock Award.

ARTICLE V

STOCK APPRECIATION RIGHTS

5.1 Eligibility. The Committee is authorized to grant Stock Appreciation Rights to Employees, Consultants and Non-Employee Directors on the following terms and conditions.

(a) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted, upon exercise thereof, a right to receive shares of Common Stock, the value of which is equal to the excess of (A) the FMV Per Share on the date of exercise over (B) the deemed exercise price which shall be one hundred percent (100%) of the FMV Per Share as of the date of grant (the Spread) with respect to a specified number of shares of Common Stock. Notwithstanding the foregoing, the Committee may provide, in its sole discretion, that the Spread covered by a Stock Appreciation Right may not exceed a specified amount. The deemed exercise price for each Stock Appreciation Right granted under Article V shall be subject to adjustment as provided in Section 1.3 in the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, or a combination of shares or the like.

(b) Terms. The Committee shall determine at the date of grant the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, and any other terms and conditions of any Stock Appreciation Right; provided, however, a Stock Appreciation Right shall not be granted in tandem or in combination with any other Award if that would (i) cause application of Section 409A of the Code to the

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Award or (ii) result in adverse tax consequences under Section 409A of the Code should that code section apply to the Award.

5.2 Repricing. With stockholder approval, the Committee may grant to holders of outstanding Stock Appreciation Rights, in exchange for the surrender and cancellation of such Stock Appreciation Rights, new Stock Appreciation Rights having deemed exercise prices lower (or higher with any required consent) than the deemed exercise price provided in the Stock Appreciation Rights so surrendered and cancelled and containing such other terms and conditions as the Committee may deem appropriate. Except as contemplated by Section 1.3, no Stock Appreciation Right may be amended to reduce the deemed exercise price of the shares subject to such Stock Appreciation Right without prior stockholder approval.

ARTICLE VI

RESTRICTED STOCK

6.1 Eligibility. All Employees, Consultants and Non-Employee Directors shall be eligible for grants of Restricted Stock.

6.2 Restrictions, Restricted Period and Vesting.

(a) The Restricted Stock shall be subject to such forfeiture restrictions (including, without limitation, limitations that qualify as a “substantial risk of forfeiture” within the meaning given to that term under Section 83 of the Code) and restrictions on transfer by the Participant and repurchase by the Company as the Committee, in its sole discretion, shall determine, including, without limitation, restrictions based on the achievement of specific performance goals (which may be based on one or more of the criteria set forth in Section 7.2(b)) and time-based restrictions or holding requirements or sale restrictions placed on the shares of Common Stock by the Company upon vesting of such Restricted Stock. Prior to the lapse of such restrictions the Participant shall not be permitted to transfer such shares. The Company shall have the right to repurchase or recover such shares for the amount of any cash paid therefor if (i) the ~~Participant shall terminate~~ Participant’s Employment ~~from~~ with or service~~s~~ to the Company shall terminate prior to the lapse of such restrictions or (ii) the Restricted Stock is forfeited by the Participant pursuant to the terms of the Award.

(b) Vesting. See Section 8.10 of the Plan for provisions on vesting in connection with termination of a Participant’s Employment or service. Also, see Section 8.11 of the Plan relating to vesting in connection with a Change in Control or termination of a Participant’s Employment or termination of a Participant’s service following a Change in Control. ~~Except as provided in Section 8.10(d) with respect to death, Disability and Retirement and Section 8.11(a) with respect to a Change in Control, no amendment of the Plan or any Award shall be effective prior to approval by the stockholders of the Company to the extent that the amendment provides for accelerated vesting.~~ Subject to the final paragraph of Section 1.3 of the Plan, the provisions of Section 8.11 of the Plan relating to vesting in connection with the Change in Control or a termination of a Participant’s Employment or termination of a Participant’s service following a Change in Control, and the provisions of Section 8.10(d) of the Plan with respect to death, Disability and Retirement, no condition on vesting of a Restricted Stock Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of a Restricted Stock Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Restricted Stock Award more quickly than in pro rata installments over three years from the date of grant of the Restricted Stock Award.

(c) Immediate Transfer Without Immediate Delivery of Restricted Stock. Each certificate representing Restricted Stock awarded under the Plan shall be registered in the name of the

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Participant and, during the Restricted Period shall be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Committee, along with a stock power endorsed in blank until such time as the restrictions on transfer have lapsed. The grantee of Restricted Stock shall have all the rights of a stockholder with respect to such shares including the right to vote and the right to receive dividends or other distributions paid or made with respect to such shares; provided, however, the Committee may in the Award restrict the Participant’s right to dividends until the restrictions on the Restricted Stock lapse. Any certificate or certificates representing shares of Restricted Stock shall bear a legend similar to the following:

The shares represented by this certificate have been issued pursuant to the terms of the TETRA Technologies, Inc. Amended and Restated 2011 Long Term Incentive Compensation Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of the Award dated         , 20__.

6.3 Forfeiture of Restricted Stock. If, for any reason, the restrictions imposed by the Committee upon Restricted Stock are not satisfied at the end of the Restricted Period, any Restricted Stock remaining subject to such restrictions shall thereupon be forfeited by the Participant and reacquired by the Company.

6.4 Delivery of Shares of Common Stock. Pursuant to Section 8.5 of the Plan and subject to withholding requirements of Article IX of the Plan, at the expiration of the Restricted Period, a stock certificate evidencing the Restricted Stock (to the nearest full share) with respect to which the Restricted Period has expired shall be delivered without charge to the Participant, or his personal representative, free of all restrictions under the Plan.

ARTICLE VII

PERFORMANCE AWARDS

7.1 Performance Awards. The Committee may grant Performance Awards based on performance goals as set forth in Section 7.2 measured over a performance period established pursuant to Section 7.2(c) of the Plan. The Committee may use any such business criteria and other measures of performance as set forth in Section 7.2 as it may deem appropriate in establishing any performance conditions. A Performance Award granted under the Plan (i) may be denominated or payable in cash, shares of Common Stock (including, without limitation, Restricted Stock), other Awards or other property, and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of one or more performance goals during such performance periods as the Committee may establish within the provisions of this Article VII.

7.2 Performance Goals. The grant and/or settlement of a Performance Award shall be contingent upon terms set forth in this Section 7.2.

(a) General. The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. In the case of any Award granted to a Covered Employee, performance goals shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of performance goals is “substantially uncertain” at the time of grant. The Committee may determine that such Performance Awards shall be granted and/or settled upon achievement of

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any one performance goal or that two or more of the performance goals must be achieved as a condition to the grant and/or settlement of such Performance Awards. Performance goals may differ among Performance Awards granted to any one Participant or for Performance Awards granted to different Participants.

(b) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company, shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (A) earnings per share; (B) increase in price per share; (C) increase in revenues; (D) increase in cash flow; (E) return on assets; (F) return on investments; (G) return on equity; (H) return on net capital employed; (I) economic value added; (J) gross margin; (K) net income; (L) earnings before interest, taxes, depreciation, depletion and amortization; (M) earnings before interest and taxes; (N) profit before taxes; (O) operating income; (P) total stockholder return; (Q) debt reduction; (R) health/safety/environmental performance; and (S) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index, the Oil Service Index (OSX) or components thereof or a group of comparable companies.

(c) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a performance period of not less than one year and not more than five years, as specified by the Committee, subject to the provisions of Section 8.10(d) with respect to death, Disability and Retirement and Section 8.11 with respect to a Change in Control and a termination of Employment or termination of service following a Change in Control. Performance goals in the case of any Award granted to a Participant shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d) Settlement of Performance Awards; Other Terms. After the end of each performance period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of business criteria over a performance period. Except as may otherwise be required under Section 409A of the Code, payment described in the immediately preceding sentence shall be made by the later of (i) the date that is 2 1/2 months after the end of the Participant’s first taxable year in which the Performance Award is earned and payable under the Plan and (ii) the date that is 2 1/2 months after the end of the Company’s first taxable year in which the Performance Award is earned and payable under the Plan, and such payment shall not be subject to any election by the Participant to defer the payment to a later period. Subject to the limitation set forth in Section 1.3, with respect to any Performance Award payable in shares of Common Stock, the number of shares of Common Stock deliverable shall be determined by dividing the amount payable under a Performance Award by the FMV Per Share of Common Stock on the determination date and a stock certificate evidencing the resulting shares of Common Stock (to the nearest full share) shall be delivered to the Participant, or his personal representative, and the value of any fractional shares will be paid in cash. If at the time payment is due with respect to any Performance Award payable in shares of Common Stock there is not a sufficient number of shares of Common Stock available under the Plan to pay such Performance Award fully in shares of Common Stock, the Performance Award shall first be paid in shares of Common Stock if any, as provided above with the remaining portion of such Performance Award payable in cash. The Committee may not exercise discretion to increase any such amount payable in respect of a Performance Award which is intended to comply with Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited by the Participant in the event of termination of ~~employment by the Participant~~ a Participant’s

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Employment or of a Participant’s service prior to the end of a performance period or settlement of Performance Awards.

(e) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award, and the achievement of performance goals relating to Performance Awards shall be made in a written agreement or other document covering the Performance Award. The Committee may not delegate any responsibility relating to such Performance Awards.

(f) Status of Performance Awards Under Section 162(m) of the Code. It is the intent of the Company that Performance Awards granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations § 1.162-27 and successor regulations thereto) shall constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section 7.2 shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean any person designated by the Committee, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. Notwithstanding any provision of this Plan to the contrary, the Committee may not increase the amount payable to a Covered Employee in respect of a Performance Award, or to otherwise amend or affect an Option, Stock Appreciation Right or Performance Award, that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code to otherwise fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

ARTICLE VIII

CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS

8.1 General. Awards shall be evidenced by a written agreement or other document and may be granted on the terms and conditions set forth herein. In addition, the Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards by the Participant in the event of termination of ~~employment by the Participant~~ a Participant’s Employment or termination of a Participant’s service and terms permitting a Participant to make elections relating to his or her Award; provided, that any such election would not (i) cause the application of Section 409A of the Code to the Award or (ii) create adverse tax consequences under Section 409A of the Code should Section 409A apply to the Award. The terms, conditions and/or restrictions contained in an Award may differ from the terms, conditions and restrictions contained in any other Award. The Committee may amend an Award; provided, however, subject to Section 8.11, no amendment of an Award may, without the consent of the holder of the Award, adversely affect such person’s rights with respect to such Award in any material respect. The Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award; provided, however, that,   ~~(x)~~ subject to Section 8.11, the Committee shall not have any discretion to accelerate or waive any term or condition of an Award if (~~A~~x) such discretion would cause the Award to have adverse tax consequences to the Participant under Section 409A of the Code or (~~B~~y) if the Award is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and such discretion would cause the Award not to so qualify ~~and (y) no~~

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~~exercise of such discretion shall be effective prior to approval of the stockholders of the Company to the extent such discretion would result in the acceleration of vesting other than upon the death, Disability or Retirement of  Participant or in connection with a Change in Control~~. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware Corporation Law, no consideration other than services may be required for the grant of any Award.

8.2 Stand-Alone, Additional and Substitute Awards.

(a) Awards Granted by the Company and Affiliates. Subject to the limitations on repricing set forth below and in Sections 2.4 and 5.2 of the Plan, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, or in substitution or exchange for, any other Award or any award granted under another plan of the Company or any Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate; provided, however, no Award shall be issued in tandem with another Award under the Plan or in tandem or in connection with any award granted under another plan of the Company or any Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate if such an issuance would result in adverse tax consequences under Section 409A of the Code. Such additional, substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award for cancellation in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate. Any such action contemplated under this Section 8.2(a) shall be effective only to the extent that such action will not cause (i) the holder of the Award to lose the protection of Section 16(b) of the Exchange Act and rules and regulations promulgated thereunder, (ii) any Award that is designed to qualify payments thereunder as performance-based compensation as defined in Section 162(m) of the Code to fail to qualify as such performance-based compensation, or (iii) any Award that is subject to Section 409A of the Code to result in adverse consequences under Section 409A of the Code~~, or (iv) accelerated vesting of any Award other than in connection with the death, Disability or Retirement of the Participant or a Change in Control, absent approval by the stockholders of the Company~~. In addition, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without prior stockholder approval.

(b) Substitute Awards for Awards Granted by Other Entities. The Committee shall have the authority to grant substitute Awards under the Plan in assumption of, or in substitution or exchange for, any options or awards previously granted by another entity that are transferred to the Company or an Affiliate as a result of the acquisition of, or merger, consolidation or other corporate transaction with, such other entity by the Company or an Affiliate. The number of shares of Common Stock covered by any such substitute Awards shall not reduce, or otherwise be counted against, the aggregate number of shares of Common Stock available for grant under the Plan. Except as otherwise provided by applicable law and notwithstanding anything in the Plan to the contrary, the terms, provisions and benefits of the substitute Awards so granted, including, without limitation, the exercise price of any such substitute Award, may vary from those set forth in or required by the Plan to the extent the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the terms, provisions and benefits of the options or awards being assumed or replaced. In addition, the date of grant of any substitute

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Award shall relate back to the initial option or award being assumed or replaced, and service with the acquired entity shall constitute service with the Company or its Affiliate.

8.3 Term of Awards. The term or Restricted Period of each Award that is an Option, Stock Appreciation Right or Restricted Stock shall be for such period as may be determined by the Committee; provided that in no event shall the term of any such Award exceed a period of ten (10) years (or such shorter terms as may be required in respect of an Incentive Stock Option under Section 422 of the Code).

8.4 Form and Timing of Payment Under Awards; Deferrals.

(a) General Provisions. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other Awards or other property or any combination thereof, and may be made as a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may, subject to any limitations set forth in the Plan and/or Award agreement, be accelerated, in the discretion of the Committee or upon occurrence of one or more specified events; provided, however, that such discretion may not be exercised by the Committee if the exercise of such discretion would result in adverse tax consequences to the Participant under Section 409A of the Code. Installment or deferred payments may be required or permitted by the Committee (subject to Section 1.8 of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement); provided, however, that no deferral shall be required or permitted by the Committee if such deferral would result in adverse tax consequences to the Participant under Section 409A of the Code. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(b) Section 409A Limits on Certain Payments ~~to Specified Employees~~. Notwithstanding any other provision of the Plan or an Award to the contrary, if a Participant is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Plan or the affected Award granted thereunder on account of the Participant’s “separation from service,” as defined in Section 409A of the Code, with the Company and its Affiliates until the later of the date prescribed for payment in this Plan or the affected Award granted thereunder and the first (1st) day of the seventh (7th) calendar month that begins after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant). Unless otherwise provided in the Award, any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest. Notwithstanding any other provision of the Plan or an Award to the contrary, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Plan or the affected Award on account of a termination of the Participant’s Employment or service relationship with the Company and its Affiliates unless that termination also constitutes a “separation from service” as defined in Section 409A of the Code.

8.5 Vested and Unvested Awards. After the satisfaction of all of the terms and conditions set by the Committee with respect to an Award of (i) Restricted Stock, a certificate (or

Appendix A - 17

such other evidence of ownership), without the legend set forth in Section 6.2(c), for the number of shares that are no longer subject to such restrictions, terms and conditions shall be delivered to the Employee, and (ii) Stock Appreciation Rights or Performance Awards to be paid in shares of Common Stock, a certificate (or such other evidence of ownership) for the number of shares equal in value to the number of Stock Appreciation Rights or amount of Performance Awards payable under those Awards shall be delivered to the person. The number of shares of Common Stock which shall be issuable upon exercise of a Stock Appreciation Right or earning of a Performance Award to be paid in shares of Common Stock shall be determined by dividing (1) by (2) where (1) is the number of shares of Common Stock as to which the Stock Appreciation Right is exercised multiplied by the Spread or the amount of Performance Award that is earned and payable, as applicable, and (2) is the FMV Per Share of Common Stock on the date of exercise of the Stock Appreciation Right or the date the Performance Award is determined to be earned and payable, as applicable. Upon a termination, resignation or removal of a Participant under circumstances that do not ~~cause~~ result in such Participant to become fully vested, any remaining unvested Options, shares of Restricted Stock, Stock Appreciation Rights or Performance Awards, as the case may be, shall, unless otherwise provided in this Plan, either be forfeited back to the Company or, if appropriate under the terms of the Award, shall continue to be subject to the restrictions, terms and conditions set by the Committee with respect to such Award.

8.6 Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16(b) of the Exchange Act pursuant to an applicable exemption (except for transactions acknowledged by the Participant in writing to be non-exempt). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b) of the Exchange Act.

8.7 Transferability.

(a) Non-Transferable Awards and Options. Except as otherwise specifically provided in the Plan, no Award and no right under the Plan, contingent or otherwise, other than Bonus Stock or Restricted Stock as to which restrictions have lapsed, will be (i) assignable, saleable, or otherwise transferable by a Participant except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, or (ii) subject to any encumbrance, pledge or charge of any nature. No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the deceased Participant’s will or such other evidence as the Committee may deem necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 8.7(a) shall be void and ineffective for all purposes.

(b) Ability to Exercise Rights. Except as otherwise specifically provided under the Plan, only the Participant or his guardian (if the Participant becomes Disabled), or in the event of his death, his legal representative or beneficiary, may exercise Options, receive cash payments and deliveries of shares, or otherwise exercise rights under the Plan. The executor or administrator of the Participant’s estate, or the person or persons to whom the Participant’s rights under any Award will pass by will or the laws of descent and distribution, shall be deemed to be the Participant’s beneficiary or beneficiaries of the rights of the Participant hereunder and shall be entitled to exercise such rights as are provided hereunder.

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8.8 Rights as a Stockholder.

(a) No Stockholder Rights. Except as otherwise provided in Section 8.8(b) or Section 6.2(c), a Participant who has received a grant of an Award or a transferee of such Participant shall have no rights as a stockholder with respect to any shares of Common Stock until such person becomes the holder of record. Except as otherwise provided in Section 8.8(b) or Section 1.3, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

(b) Holder of Restricted Stock. Unless otherwise approved by the Committee prior to the grant of a Restricted Stock Award, a Participant who has received a grant of Restricted Stock or a permitted transferee of such Participant shall not have any rights of a stockholder until such time as a stock certificate has been issued with respect to all, or a portion of, such Restricted Stock Award, except as otherwise provided in Section 6.2(c).

8.9 Listing and Registration of Shares of Common Stock. The Company, in its discretion, may postpone the issuance and/or delivery of shares of Common Stock upon any exercise of an Award until completion of such stock exchange listing, registration, or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.

8.10 Termination of Employment, Death, Disability and Retirement.

(a)Termination of Employment or Service. ~~Unless otherwise provided in the Award~~ Except as provided in Section 8.11 with respect to a termination of a Participant’s Employment or service following a Change in Control, if Employment of an Employee or service of a Non-Employee Director or Consultant is terminated for any reason whatsoever other than death, Disability or Retirement, then, unless otherwise provided in the Award or as otherwise determined by the Committee, any nonvested Award granted pursuant to the Plan outstanding at the time of such termination and all rights thereunder shall wholly and completely terminate and no further vesting shall occur, and the Employee, Consultant or Non-Employee Director shall be entitled to utilize his or her exercise rights with respect to the portion of the Award vested as of the date of termination for a period that shall end on the earlier of (i) the expiration date set forth in the Award with respect to the  vested portion of such Award or (ii) the date that occurs three (3) months after such termination date.

(b) Retirement. Unless otherwise provided in the Award, upon the Retirement of a Participant:

(i) any nonvested portion of any outstanding Award shall immediately terminate and no further vesting shall occur; and

(ii) any exercise rights with respect to any vested Award shall expire on the earlier of (A) the expiration date set forth in the Award; or (B) the expiration of twelve (12) months after the date of Retirement.

(c) Disability or Death. Unless otherwise provided in the Award, upon termination of a Participant’s Employment or service from the Company or any Affiliate which is a parent or subsidiary as a result of Disability or death of a Participant, or with respect to a Participant who is either a retired former Employee, Non-Employee Director or Consultant who dies during the period described in Section 8.10(b), hereinafter the “Applicable Retirement Period,” or a disabled former Employee, Non-Employee Director or Consultant who dies during the period

Appendix A - 19

that expires on the earlier of the expiration date set forth in any applicable outstanding Award or the first anniversary of the person’s termination of Employment or service due to Disability, hereinafter the “Applicable Disability Period,”

(i) any nonvested portion of any outstanding Award that has not already terminated shall immediately terminate and no further vesting shall occur; and

(ii) any exercise rights with respect to any vested Award shall expire upon the earlier of (A) the expiration date set forth in the Award or (B) the later of (1) the first anniversary of such termination of Employment or service as a result of Disability or death, or (2) the first anniversary of such person’s death during the Applicable Retirement Period (except in the case of an Incentive Option) or the Applicable Disability Period.

(d) Acceleration of Vesting and Lapse of Restrictions. Notwithstanding the above provisions of this Section 8.10, to the extent not already provided for in the Award, upon the Retirement of a Participant, or upon termination of Employment or service as a result of the Disability or death of a Participant, the Committee, in its discretion and on an individual basis, may provide (i) with respect to any Stock Option or Stock Appreciation Right, that all or a part of the unvested portion of such Award shall become vested and, together with the previously vested portion of the Award, shall be exercisable for such period and upon such terms and conditions as may be determined by the Committee, provided that such continuation may not exceed the expiration date set forth in the Award; and, (ii) with respect to Restricted Stock, that all or a part of the unvested portion of the Award shall become vested; provided, however, that (A) if the Award is to a Covered Employee and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such acceleration of vesting and waiver of restrictions may only occur upon a termination due to death or Disability, (B) with respect to Awards that are subject to Section 409(A) of the Code, the Committee shall not have the authority to accelerate the vesting or waive any restrictions, or postpone the timing of payment or settlement of the Award in a manner that would cause such Award to become subject to the interest and penalty provisions under Section 409A of the Code, and (C) no acceleration of vesting described in this Section 8.10(d) shall be effective prior to the date of the Committee’s written determination.

(e) Continuation. Notwithstanding any other provision of the Plan, the Committee, in its discretion and on an individual basis, may provide with respect to any Stock Option or Stock Appreciation Right, that the vested portion of such Award shall remain exercisable for such period and upon such terms and conditions as are determined by the Committee in the event that a Participant ceases to be an Employee, Consultant or Non-Employee Director; provided, however, that such continuation may not exceed the expiration date set forth in the Award.

8.11 Change in Control

(a) Change in Control. ~~Unless otherwise provided in the Award, in the event of a Change in Control described in clauses (i), (ii) and (iv) of the definition of Change in Control under Section 1.2 of the Plan~~ Unless otherwise provided in the Award or other employment, severance or change in control agreement approved by the Committee to which a Participant is a party that addresses the effect on an Award of a Change in Control or termination of a Participant’s Employment or service following a Change in Control, in which case such agreement shall control, in the event of a Change in Control, the Committee (as constituted before such Change in Control), acting in its sole discretion without the consent of any Participant, may effect one or more of the following alternatives, which may vary among individual Participants and which may vary among Awards:

(i) the Committee may accelerate vesting and the time at which all Options and Stock Appreciation Rights then outstanding may be exercised so that those types of Awards

Appendix A - 20

may be exercised in full for a limited period of time on or before a specified date fixed by the Committee, after which specified date all unexercised Options and Stock Appreciation Rights and all rights of Participants thereunder shall terminate, or the Committee may accelerate vesting and the time at which Options and Stock Appreciation Rights may be exercised so that those types of Awards may be exercised in full for their then remaining term;

(ii) the Committee may waive all restrictions and conditions of all Restricted Stock then outstanding with the result that all restrictions shall be deemed satisfied, and the Restriction Period shall be deemed to have expired, as of the date of the Change in Control or such other date as may be determined by the Committee; ~~and~~

(iii) the Committee may determine to amend Performance Awards, or substitute new Performance Awards in consideration of cancellation of outstanding Performance Awards, in order to ensure that such Awards shall become fully vested, deemed earned in full and promptly paid to the Participants as of the date of the Change in Control or such other date as may be determined by the Committee, without regard to payment schedules and notwithstanding the applicable performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied; and

(iv) the Committee may provide that any such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged and substituted for similar options, restricted stock, rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices.

~~Notwithstanding the~~ The above provisions of this Section 8.11(a) do not require the Committee to take any such~~, the Committee shall not be required to take any~~ action ~~described in the preceding provisions of this Section 8.11(a)~~ and any decision made by the Committee, in its sole discretion, not to take some or all of the actions described in the preceding provisions of this Section 8.11(a) shall be final, binding and conclusive with respect to the Company and all other interested persons.

(b) The Committee may provide for any action described in Section 8.11(a)(i), (ii) or (iii) to occur immediately upon the Change in Control or upon the termination of Employment or service of the Participant, initiated by the successor or survivor entity under such circumstances as may be specified by the Committee, within a fixed time following the Change in Control.  Any such action taken by the Committee may vary among individual Participants and among Awards.

(c) Right of Cash-Out. If approved by the Board prior to any Change in Control described in clauses (ii), (iii) or (iv) of the definition of a Change in Control, or prior to or within thirty (30) days after ~~such time as~~ any Change in Control described in clause (i) of the definition of a Change in Control shall be deemed to have occurred, the Board shall have the right upon such Change in Control or for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require all, but not less than all, Participants to transfer and deliver to the Company all Awards previously granted to the Participants in exchange for an amount equal to the “cash value” (defined below) of the Awards. Such right shall be exercised by written notice to all Participants. For purposes of this Section 8.11(~~b~~c), the cash value of an Award shall equal the sum of (i) the cash value of all benefits to which the Participant would be entitled upon settlement or exercise of any Award which is not an Option or Restricted Stock and (ii) in the case of any Award that is an Option or Restricted Stock, the excess of the “market value” (defined below) per share over the option price, or the market value (defined below) per share of Restricted Stock, multiplied by the number of shares subject

Appendix A - 21

to such Award. In the case of any Option or Stock Appreciation Right with an exercise price (or deemed exercise price in the case of a Stock Appreciation Right) that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel such Option or Stock Appreciate Right without the payment of consideration therefor.  For purposes of the preceding sentence, “market value” per share shall mean the higher of (i) the average of the Fair Market Value Per Share of Common Stock on each of the five trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control. The amount payable to each Participant by the Company pursuant to this Section 8.11(~~b~~c) shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

8.12 Clawback/Recoupment Policy. Notwithstanding any provisions in the Plan or any Award agreement to the contrary, any Award granted and/or amount payable or paid hereunder, whether in the form of cash or otherwise, shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, as such policy may be amended from time to time (the “Policy”). Any adoption of the Policy or amendment thereof shall not require the prior consent of any Participant.

ARTICLE IX

WITHHOLDING FOR TAXES

Any issuance or delivery of Common Stock pursuant to the exercise of an Option or in payment of any other Award under the Plan shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto at the minimum statutory rate. Such arrangements may, at the discretion of the Committee, include allowing the person to tender to the Company shares of Common Stock owned by the person for a period of at least twelve months prior to the date of exercise, vesting, lapse of restriction or payment of the Award, or to request the Company to withhold shares of Common Stock otherwise issuable or deliverable to the Participant pursuant to the Award, in each case which have an aggregate FMV Per Share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto at the minimum statutory rate, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.

ARTICLE X

MISCELLANEOUS

10.1 No Rights to Awards or Uniformity Among Awards. No Participant or other person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

10.2 Conflicts with Plan. In the event of any inconsistency or conflict between the terms of the Plan and an Award, the terms of the Plan shall govern.

10.3 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant from employment, free from any

Appendix A - 22

liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award.

10.4 Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Delaware, without regard to any principles of conflicts of law.

10.5 Gender, Tense and Headings. Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the Plan.

10.6 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

10.7 Stockholder Agreements. The Committee may condition the grant, exercise or payment of any Award upon such person entering into a stockholders’ or repurchase agreement in such form as approved from time to time by the Board.

10.8 Funding. Except as provided under Article VI of the Plan, no provision of the Plan shall require or permit the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other Employees, Consultants or Non-Employee Directors under general law.

10.9 No Guarantee of Tax Consequences. None of the Board, the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

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TETRA

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

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Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

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Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Local Time, on May 3, 2013.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in proposal 1 and FOR Proposals 2, 3 and 4.

Nominees:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Thomas R. Bates, Jr.	☐	☐	02 - Stuart M. Brightman	☐	☐	03 - Paul D. Coombs	☐	☐
04 - Ralph S. Cunningham	☐	☐	05 -Tom H. Delimitros	☐	☐	06 - Geoffrey M. Hertel	☐	☐
07 - Kenneth P. Mitchell	☐	☐	08 - William D. Sullivan	☐	☐	09 - Kenneth E. White, Jr.	☐	☐

Proposal	For	Against	Abstain
2. To ratify and approve the appointment of Ernst & Young LLP as TETRA's independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the named executive officers of TETRA Technologies, Inc.	☐	☐	☐
4. To approve the amendment and restatement of the TETRA Technologies, Inc. 2011 Long Term Incentive Compensation Plan.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

TETRA

Proxy — TETRA Technologies, Inc.

The Annual Meeting of Stockholders of TETRA Technologies, Inc. will be held on Friday, May 3, 2013, at 11:00 A.M. local time at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas.

The undersigned stockholder hereby constitutes and appoints Stuart M. Brightman and Bass C. Wallace, Jr. and each or either of them, lawful attorneys and proxies of the undersigned, each acting alone and with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of TETRA Technologies, Inc. (herein the "Company"), to be held at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas, on Friday, May 3, 2013 at 11:00 a.m. local time and any adjournment(s) thereof, with all the powers the undersigned would possess if personally present and to vote thereat, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2, 3 AND 4. All prior proxies are hereby revoked.

In accordance with the terms of the TETRA Technologies, Inc. 401(k) Retirement Plan (the "401(k) Plan"), the undersigned hereby directs T. Rowe Price, the 401(k) Plan trustee, to vote in person or by proxy at the Annual Meeting of Stockholders of the Company and any adjournment(s) thereof, in accordance with the instructions provided on the reverse side of this card, the shares of common stock allocated to the account as of the record date. If no instructions are provided or if this card is not received prior to May 1, 2013, the shares will be voted by the trustee as directed by the Company's 401(k) Plan administrator.

This proxy is solicited on behalf of the Board of Directors of TETRA Technologies, Inc. for the Annual Meeting of Stockholders May 3, 2013